UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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Transocean Ltd.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

Letter to Shareholders

Our 2015 financial results exceeded both internal and external expectations, and were the direct result of our continued commitment to operational excellence, and our heightened focus around organizational and operational efficiency. While we are pleased with our 2015 performance, we enter 2016 facing an extremely challenging environment. Oil prices have fallen to levels not seen in more than a decade, driven primarily by global concerns around supply and demand imbalances. As a result, our customers continue to significantly curtail both their exploration and development activities, resulting in a limited number of near-term offshore drilling prospects. In response, we are taking the necessary steps to maintain our market leadership position through this downturn, and position ourselves to emerge even stronger and leaner when the recovery occurs.

We are in a strong position financially. We will continue generating operating cash flow from our market leading $15.5 billion backlog as of February 11, 2016, which is backed by strong contracts, and primarily comprised of investment grade customers. Additionally, with over $2 billion of cash as we enter 2016, and an undrawn, unsecured revolving credit facility of $3 billion, we have sufficient liquidity to fulfill our existing commitments, with optionality to evaluate and potentially pursue value-enhancing transactions, which could materialize in the current market.

We continue to high-grade our fleet. We have recently added two new ultra-deepwater drillships, the Deepwater Thalassa, and the Deepwater Proteus, to our fleet of world-class assets. Both of these rigs have firm 10-year contracts with Shell. Additionally, we will add a third ultra-deepwater drillship, the Deepwater Conqueror, to our fleet later in the year that will commence a five-year contract with Chevron. While welcoming these new high-specification rigs into our fleet, we will continue to objectively evaluate the capability and marketability of our existing fleet. For those assets that do not support our objective of operating the most competitive assets in the industry, we will remove them from the fleet, and recycle them in accordance with existing regulations and Transocean’s best practices. And, for those assets that are integral to our future portfolio, but are not currently contracted, we will continue to stack them in a way that reduces costs, but allows for timely and cost-effective re-activation when market demand returns.

We continue to execute our commercial and operational strategy, which includes supporting our customers in the delivery of safer and more efficient offshore well solutions. In 2015, we continued to drive year-over-year improvements in our safety performance, rig uptime and revenue efficiency. In fact, we have become sufficiently confident in the quality and consistency of our performance that we are entering into incentivized contracts that align us with our customers’ objectives, and reward us for delivering safer, faster, and more cost-effective wells. Our customers are responding favorably to our performance and our commercial model and have awarded us several new contracts in this highly competitive market. Our ability to continue to perform to these elevated expectations ultimately enhances our market position and shareholder value.

We continue to define and implement innovative plans to remove cost from our business, while improving our operating performance. In 2015, we outperformed our internal targets and expectations for critical operating metrics, while meaningfully reducing our cost structure. As we have rationalized our fleet, and re-focused our operations on the deepwater markets and other areas that require high-specification assets and capabilities, we have respectively right-sized our support, and streamlined our processes, removing considerable shore-based costs. We also continue to realize opportunities to more efficiently maintain our equipment, manage shipyard projects, stack uncontracted assets and recycle less marketable assets.

Although this market is the most challenging that we have seen in 30 years, we believe that the cyclical nature of this industry will ultimately bring forth a recovery that will drive incremental demand for our industry-leading assets and services. Until that time, we will continue to enhance our position by cultivating strong customer relationships, introducing innovative new commercial models that are more aligned with our customers’ objectives, consistently delivering safer and more efficient campaigns, continuing to streamline our business, and leveraging the strength of our balance sheet to capitalize on strategic opportunities as and when appropriate.

We want to thank you, our shareholders, on behalf of our entire team at Transocean, and let you know your trust in our ability to run this great company is both appreciated and well-placed.

Sincerely,

Merrill A. “Pete” Miller, Jr.	Jeremy D. Thigpen
Chairman of the Board of Directors	President and Chief Executive Officer

Notice to Shareholders	ii
Proxy Statement Summary	iv
Invitation to 2016 Annual General Meeting of Transocean Ltd.	vi
Important Notice Regarding the Availability of Proxy Materials	xii
Information About the Meeting and Voting	P-1

Agenda Item 1. Approval of the 2015 Annual Report, Including the Audited Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2015 and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2015

P-6
Agenda Item 2. Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities During Fiscal Year 2015	P-7
Agenda Item 3. Appropriation of the Accumulated Loss for Fiscal Year 2015	P-8
Agenda Item 4. Renewal of Authorized Share Capital	P-9
Agenda Item 5. Reelection of 11 Directors, Each for a Term Extending Until Completion of the Next Annual General Meeting	P-10
Agenda Item 6. Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting	P-16
Agenda Item 7. Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting	P-17
Agenda Item 8. Reelection of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting	P-18

Agenda Item 9. Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2016 and Reelection of Ernst & Young Ltd, Zurich, as the Company’s Auditor for a Further One‑Year Term

P-19
Agenda Item 10. Advisory Vote to Approve Named Executive Officer Compensation	P-21
Agenda Item 11. Prospective Votes on the Maximum Compensation of the Board of Directors and the Executive Management Team	P-22
Corporate Governance	P-28
Board Meetings and Committees	P-34
2015 Director Compensation	P-38
Audit Committee Report	P-40
Security Ownership of Certain Beneficial Owners	P-42
Security Ownership of Directors and Executive Officers	P-43
Compensation Discussion and Analysis	P-44
Compensation Committee Report	P-65
Executive Compensation	P-66
Equity Compensation Plan Information	P-77
Other Matters	P-78
Annex A—Proposed Shareholder Resolution	P-81

i

NOTICE TO SHAREHOLDERS

March [  ], 2016

Dear Shareholder:

The 2016 annual general meeting of the shareholders (the “2016 Annual General Meeting”) of Transocean Ltd. (the “Company”) will be held on Thursday, May 12, 2016 at 5:00 p.m., Swiss Time, at the Lorzensaal Cham, Dorfplatz 3, CH‑6330 Cham, Switzerland. Information regarding the matters to be acted upon at the meeting is set forth in the attached invitation to the 2016 Annual General Meeting and the proxy statement, which is available at www.deepwater.com/investor‑relations/financial‑reports.

At the 2016 Annual General Meeting, we will ask you to vote on the following items:

Agenda Item	Description	Board of Directors Recommendation
1

Approval of the 2015 Annual Report, Including the Audited Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2015 and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2015

FOR
2	Discharge of the Members of the Board of Directors and Executive Management Team from Liability for Activities During Fiscal Year 2015	FOR
3	Appropriation of the Accumulated Loss for Fiscal Year 2015	FOR
4	Renewal of Authorized Share Capital	FOR
5	Reelection of 11 Directors, Each for a Term Extending Until Completion of the Next Annual General Meeting	FOR
6	Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting	FOR
7	Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting	FOR
8	Reelection of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting	FOR
9

Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2015 and Reelection of Ernst & Young Ltd, Zurich, as the Company’s Auditor for a Further One‑Year Term

FOR
10	Advisory Vote to Approve Named Executive Officer Compensation	FOR
11	Prospective Votes on the Maximum Compensation of the Board of Directors and the Executive Management Team	FOR

It is important that your shares be represented and voted at the meeting, whether you plan to attend or not. If you are a shareholder registered in our share register, you may submit voting instructions electronically over the Internet, or, if you request that the proxy materials be mailed to you, by completing, signing and returning the proxy card enclosed with those materials. If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee for submitting voting instructions, including whether you may submit voting instructions by mail, telephone or over the Internet.

Under rules of the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders as of the close of business on March 18, 2016. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. The Notice also instructs you on how you may submit your proxy over the Internet or via mail. If you receive the Notice, you will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice or as otherwise described in the proxy statement.

A copy of the proxy materials, including a proxy card or voting instruction form, will also be sent to any additional shareholders who are registered in our share register as shareholders with voting rights, or who become beneficial owners through a nominee registered in our share register as a shareholder with voting rights, as of the close of business on April 25, 2016, and who were not registered as of March 18, 2016.

A note to Swiss and other European investors: Transocean Ltd. is incorporated in Switzerland, has issued registered shares and trades on the New York Stock Exchange and, as of the date of this proxy statement, the SIX Swiss Exchange; however, unlike some Swiss incorporated or SIX Swiss Exchange‑listed companies, share blocking and re‑registration are not requirements for any shares of Transocean Ltd. to be voted at the meeting, and all shares may be traded after the record date.

Thank you in advance for your vote.

Sincerely,
Merrill A. “Pete” Miller, Jr. Chairman of the Board of Directors	Jeremy D. Thigpen President and Chief Executive Officer

Proxy Statement Summary

2016 Annual General Meeting Details

Date:	Thursday, May 12, 2016
Time:	5:00 p.m., Swiss Time
Place:	Lorzensaal Cham, Dorfplatz 3, CH‑6330 Cham, Switzerland
Record Date:	April 25, 2016
Voting:

Shareholders registered in our share register on the record date have the right to attend the 2016 Annual General Meeting and vote their shares. Such shareholders may designate proxies to vote their shares by submitting their proxy electronically over the Internet, or, if they request that the proxy materials be mailed to them, by completing, signing and returning the proxy card enclosed with those materials. Please review the voting instructions in the proxy statement for each of these methods. Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee for voting their shares, including whether they may submit voting instructions by mail, telephone or over the Internet.

Shareholders who wish to attend and vote at the meeting in person are required to present either the Notice of Internet Availability of Proxy Materials, or any proxy card that is sent to them, or, if they hold their shares in the name of a bank, broker or other nominee, a legal proxy issued by their bank, broker or other nominee in their name, each with proof of identification.

Materials:	Our proxy statement and 2015 Annual Report are available at: http://www.deepwater.com/investor‑relations/financial‑reports.

Nominees to the Board of Directors

We are asking you to vote FOR all of the director nominees listed below. During 2015, each of the current directors attended at least 80% of the Board of Directors meetings and committee meetings held by committees on which he or she served during his or her elected term. Detailed information regarding these individuals is provided under Agenda Item 5:

Independent*
Directors for Reelection
Glyn A. Barker	
Vanessa C.L. Chang	
Frederico F. Curado	
Chadwick C. Deaton	
Vincent J. Intrieri	
Martin B. McNamara	
Samuel J. Merksamer	
Merrill A. “Pete” Miller, Jr.	
Edward R. Muller	
Tan Ek Kia	
Jeremy D. Thigpen

*As determined by the Board of Directors in accordance with applicable rules and regulations.

Swiss Minder Ordinance

Under the Swiss Ordinance Against Excessive Compensation At Public Companies (the “Minder Ordinance”) and our Articles of Association, the authority to elect the Chairman of the Board of Directors and the members of the Compensation Committee is vested in the general meeting of shareholders. The Board of Directors recommends that you elect Merrill A. “Pete” Miller, Jr. as Chairman of the Board of Directors (Agenda Item 6) and Frederico F. Curado, Vincent J. Intrieri, Martin B. McNamara and Tan Ek Kia as members of the Compensation Committee (Agenda Item 7) to serve until completion of the 2017 Annual General Meeting. Note that under the Minder Ordinance and our Articles of Association, if any of these individuals were to resign or there were vacancies in the office of the Chairman or the Compensation Committee for other reasons, the Board of Directors would have the authority to replace him or her with another member of the Board of Directors for a term expiring at the next Annual General Meeting.

Pursuant to the Minder Ordinance, the Company is no longer permitted to appoint a corporate representative to act as the proxy for purposes of voting at the 2016 Annual General Meeting. Swiss companies may only appoint an independent proxy for these purposes. At the 2015 Annual General Meeting, shareholders elected Schweiger Advokatur / Notariat to serve as our independent proxy for the 2016 Annual General Meeting. Agenda Item 8 asks that you again elect this firm to act as the independent proxy for the 2017 Annual General Meeting and any extraordinary general meeting of shareholders of the Company that may be held prior to the 2017 Annual General Meeting.

The Minder Ordinance and our Articles of Association also require that shareholders ratify the maximum aggregate amount of compensation of the Board of Directors for the period between the 2016 Annual General Meeting and the 2017 Annual General Meeting (Agenda Item 11A) and the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2017 (Agenda Item 11B). The shareholder vote is binding.

Features of Executive Compensation Program

Our executive compensation program reflects a commitment to retain and attract highly qualified executives. The elements of our program are designed to motivate our executives to achieve our overall business objectives and create sustainable shareholder value in a cost‑effective manner and reward executives for achieving superior financial, safety and operational performance, each of which is important to the long‑term success of the Company. We believe our executive compensation program includes key features that align the interests of our executives with those of our shareholders and does not include features that could misalign those interests.

What We Do		What We Don’t Do
	Conduct an annual review of our compensation strategy, including a review of our compensation‑related risk profile	X	Allow our executives to hedge, sell short or hold derivative instruments tied to our shares (other than options issued by us)
	Mandate meaningful share ownership requirements for our executives	X	Allow our executives or directors to pledge Company shares
	Maintain a claw‑back policy that allows for the forfeiture, recovery or adjustment of incentive compensation paid to executives due to a material misstatement of financial results	X

Have pre-arranged individual severance agreements or special change-in-control compensation agreements with any Executive Officers; however, subject to the limitations under the Minder Ordinance pursuant to which severance cannot be paid to members of our Executive Management Team, our executives are eligible for severance and change-in-control provisions pursuant to our policies

	Base incentive payments on quantitative metrics	X	Maintain single-trigger change-in-control provisions or change-in-control gross-ups
	Maintain compensation plans designed to align our executive compensation program with long-term shareholder interests	X	Guarantee salary increases, non-performance based bonuses or unrestricted equity compensation
	Link long-term incentive compensation to both relative and absolute performance metrics	X	Provide any payments or reimbursements for tax equalization
	Deliver one-half (50%) of long-term incentives in performance-based equity awards	X	Pay dividend equivalents on performance share units that have not been earned
	Retain an independent consultant that does not perform any services for management (i.e., retained by and reporting to our Compensation Committee)

v

INVITATION TO 2016 ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.

Thursday, May 12,  2016

5:00 p.m., Swiss Time,

at the Lorzensaal Cham, Dorfplatz 3,

CH‑6330 Cham, Switzerland

Agenda Items

(1)Approval of the 2015 Annual Report, Including the Audited Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2015 and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2015.

Proposal of the Board of Directors

The Board of Directors proposes that the 2015 Annual Report, including the audited consolidated financial statements for the calendar year ending December 31 (“fiscal year”)  2015, and the audited statutory financial statements for fiscal year 2015, be approved.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 1.

(2)Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities During Fiscal Year 2015.

Proposal of the Board of Directors

The Board of Directors proposes that the members of the Board of Directors and Messrs. Jeremy D. Thigpen,  Mark Mey,  John B. Stobart, Ian C. Strachan, Steven L. Newman and Esa Ikaheimonen, who served as members of our Executive Management Team in 2015, be discharged from liability for activities during fiscal year 2015.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 2.

(3)Appropriation of Accumulated Loss for Fiscal Year 2015.

Proposal of the Board of Directors

The Board of Directors proposes that the accumulated loss of the Company be carried forward.

in CHF thousands
Balance brought forward from previous years	(5,361,577)
Net loss of the year	(3,321,416)
Total accumulated loss	(8,682,993)
Appropriation of accumulated loss
Balance to be carried forward on this account	(8,682,993)

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 3.

(4)Renewal of Authorized Share Capital.

Proposal of the Board of Directors

The Board of Directors proposes that its authority to issue shares out of the Company’s authorized share capital be renewed for a two-year period, expiring on May 12, 2018. Pursuant to the proposal, the Board of Directors’ authority to issue new shares in one or several steps will be limited to a maximum of 22,258,043 shares, or approximately 6% of the Company’s share capital currently recorded in the Commercial Register of the Canton of Zug. The Board of Directors does not currently have plans to issue shares under this authorization. The proposed amendments to the Company’s Articles of Association are included in Annex A.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 4.

(5)Reelection of 11 Directors, Each for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors

The Board of Directors proposes that the following 11 candidates be reelected to the Board of Directors, each for a term extending until completion of the next Annual General Meeting.

5A	Reelection of Glyn A. Barker as a director.
5B	Reelection of Vanessa C.L. Chang as a director.
5C	Reelection of Frederico F. Curado as a director.
5D	Reelection of Chadwick C. Deaton as a director.
5E	Reelection of Vincent J. Intrieri as a director.
5F	Reelection of Martin B. McNamara as a director.
5G	Reelection of Samuel J. Merksamer as a director.
5H	Reelection of Merrill A. “Pete” Miller, Jr. as a director.
5I	Reelection of Edward R. Muller as a director.
5J	Reelection of Tan Ek Kia as a director.
5K	Reelection of Jeremy D. Thigpen as a director.

Recommendation

The Board of Directors recommends you vote “FOR” the reelection of each of these nominees to the Board of Directors.

(6)Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors

The Board of Directors proposes that Merrill A. “Pete” Miller, Jr. be elected as the Chairman of the Board of Directors for a term extending until completion of the next Annual General Meeting.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 6.

(7)Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors

The Board of Directors proposes that the following candidates for reelection to the Board of Directors be elected as members of the Compensation Committee, each for a term extending until completion of the next Annual General Meeting:

7A	Election of Frederico F. Curado as a member of the Compensation Committee.
7B	Election of Vincent J. Intrieri as a member of the Compensation Committee.
7C	Election of Martin B. McNamara as a member of the Compensation Committee.
7D	Election of Tan Ek Kia as a member of the Compensation Committee.

Recommendation

The Board of Directors recommends you vote “FOR” the election of each of these nominees as members of the Compensation Committee.

(8)Reelection of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors

The Board of Directors proposes that Schweiger Advokatur / Notariat be reelected to serve as independent proxy at (and until completion of) the 2017 Annual General Meeting and at any extraordinary general meeting of shareholders of the Company that may be held prior to the 2017 Annual General Meeting.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 8.

(9)Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2016 and Reelection of Ernst & Young Ltd, Zurich, as the Company’s Auditor for a Further One‑Year Term.

Proposal of the Board of Directors

The Board of Directors proposes that Ernst & Young LLP be appointed as the Company’s independent registered public accounting firm for fiscal year 2016 and that Ernst & Young Ltd, Zurich, be reelected as the Company’s auditor pursuant to the Swiss Code of Obligations for a further one‑year term, commencing on the date of the 2016 Annual General Meeting and terminating on the date of the 2017 Annual General Meeting.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 9.

(10)Advisory Vote to Approve Named Executive Officer Compensation for Fiscal Year 2015.

Proposal of the Board of Directors

Pursuant to Section 14A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders are entitled to cast an advisory vote on the Company’s executive compensation program for the Company’s Named Executive Officers. Detailed information regarding the Company’s compensation program for its Named Executive Officers is set forth in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement. The Board of Directors believes the Company’s compensation program is designed to reward performance that creates long‑term value for the Company’s shareholders and has proposed the following resolution to provide shareholders with the opportunity to endorse or not endorse the Company’s Named Executive Officer compensation program by voting on the below resolution:

RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure in the proxy statement for the Company’s  2016 Annual General Meeting is hereby APPROVED.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 10.

(11)Prospective Vote on the Maximum Compensation of the Board of Directors and the Executive Management Team.

11ARatification of the Maximum Aggregate Amount of Compensation of the Board of Directors for the Period Between the 2016 Annual General Meeting and the 2017 Annual General Meeting.

Proposal of the Board of Directors

The Board of Directors proposes that the shareholders ratify an amount of $4,121,000 as the maximum aggregate amount of compensation of the Board of Directors for the period between the 2016 Annual General Meeting and the 2017 Annual General Meeting.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 11A.

11BRatification of the Maximum Aggregate Amount of Compensation of the Executive Management Team for Fiscal Year 2017.

Proposal of the Board of Directors

The Board of Directors proposes that the shareholders ratify an amount of $29,617,000 as the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2017.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 11B.

Organizational Matters

A copy of the Notice of Internet Availability of Proxy Materials has been sent to each shareholder registered in Transocean Ltd.’s share register as of the close of business on March 18, 2016. Any additional shareholders who are registered in Transocean Ltd.’s share register as of the close of business on April 25,  2016, will receive a copy of the proxy materials, including a proxy card, after April 25,  2016. Shareholders not registered in Transocean Ltd.’s share register as of April 25,  2016, will not be entitled to attend, vote or grant proxies to vote at the 2016 Annual General Meeting.

While no shareholder will be entered in Transocean Ltd.’s share register as a shareholder with voting rights between the close of business on April 25,  2016, and the opening of business on the day following the 2016 Annual General Meeting, share blocking and re‑registration are not requirements for any shares of Transocean Ltd. to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.’s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

Shareholders registered in Transocean Ltd.’s share register as of April 25, 2016, have the right to attend the 2016 Annual General Meeting and vote their shares (in person or by proxy), or may grant a proxy to vote on each of the proposals in this invitation and any modification to any agenda item or proposal identified in this invitation or other matter on which voting is permissible under Swiss law and which is properly presented at the 2016 Annual General Meeting for consideration. Such shareholders may designate proxies to vote their shares electronically over the Internet or, if they request that the proxy materials be mailed to them, by completing, signing and returning the proxy card enclosed with those materials at the 2016 Annual General Meeting. Even if you plan to attend the 2016 Annual General Meeting, we encourage you to submit your voting instructions prior to the meeting.

We urge you to submit your voting instructions electronically over the Internet or return the proxy card as soon as possible. All electronic voting instructions or proxy cards must be received no later than 8:00 a.m. Eastern Daylight Time (2:00 p.m. Swiss Time), on Thursday, May 12, 2016.

If you have timely submitted electronic voting instructions or a properly executed proxy card, your shares will be voted by the independent proxy in accordance with your instructions. Holders of shares who have timely submitted their proxy but have not specifically indicated how to vote their shares instruct the independent proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting. If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the 2016 Annual General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors.

As of the date of this proxy statement, the Board of Directors is not aware of any such modifications or other matters proposed to come before the 2016 Annual General Meeting.

Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee for voting their shares, including whether they may submit voting instructions by mail, telephone or over the Internet.

Shareholders may grant proxies to any third party. Such third parties need not be shareholders.

x

Directions to the 2016 Annual General Meeting can be obtained by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH‑6300 Zug, Switzerland, telephone number +41 (41) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, TX, USA 77046, telephone number +1 (713) 232‑7500. If you plan to attend and vote at the 2016 Annual General Meeting in person, you are required to present either the Notice of Internet Availability of Proxy Materials or any proxy card that is sent to you, together with proof of identification, or, if you own shares held in the name of a bank, broker or other nominee, a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the 2016 Annual General Meeting in person, we urge you to arrive at the meeting location no later than 4:00 p.m., Swiss time on Thursday, May 12,  2016. In order to determine attendance correctly, any shareholder leaving the 2016 Annual General Meeting early or temporarily, will be requested to present such shareholder’s admission card upon exit.

Annual Report, Consolidated Financial Statements, Statutory Financial Statements

A copy of the 2015 Annual Report (including the consolidated financial statements for fiscal year 2015, the statutory financial statements of Transocean Ltd. for fiscal year 2015 and the audit reports on such consolidated and statutory financial statements) and the 2015 Compensation Report is available for physical inspection at Transocean Ltd.’s registered office, Turmstrasse 30, CH‑6300 Zug, Switzerland. Copies of these materials may be obtained without charge by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH‑6300 Zug, Switzerland, telephone number +41 (41) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, TX, USA 77046, telephone number +1 (713) 232-7500.

On behalf of the Board of Directors,
Merrill A. “Pete” Miller, Jr. Chairman of the Board of Directors

Steinhausen, Switzerland

March [    ], 2016

YOUR VOTE IS IMPORTANT

You may designate a  proxy to vote your shares by submitting your voting instructions electronically over the Internet or, if you requested a printed copy of the proxy materials, by completing, signing and returning by mail the proxy card you will receive in response to your request. Please review the instructions in the Notice of Internet Availability and the proxy statement.

Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee for voting their shares, including whether they may submit voting instructions by mail, telephone or over the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2016 ANNUAL GENERAL MEETING TO BE HELD ON MAY 12,  2016.

Our proxy statement and 2015 Annual Report are available at

www.proxyvote.com

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

PROXY STATEMENT

FOR 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF TRANSOCEAN LTD.

MAY 12,  2016

INFORMATION ABOUT THE MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by Transocean Ltd., on behalf of the Board of Directors, to be voted at our 2016 Annual General Meeting to be held on May 12,  2016 at 5:00 p.m., Swiss Time, at the Lorzensaal Cham, Dorfplatz 3, CH‑6330 Cham, Switzerland.

Record Date

Only shareholders of record on April 25,  2016, are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the 2016 Annual General Meeting. No shareholder will be entered in Transocean Ltd.’s share register with voting rights between the close of business on April 25,  2016, and the opening of business on the day following the 2016 Annual General Meeting.

While no shareholder will be entered in Transocean Ltd.’s share register as a shareholder with voting rights between the close of business on April 25,  2016, and the opening of business on the day following the 2016 Annual General Meeting, share blocking and re‑registration are not requirements for any shares of Transocean Ltd. to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.’s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

Quorum

Our Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of all the shares entitled to vote at the meeting constitutes a quorum for purposes of convening the 2016 Annual General Meeting and voting on all of the matters described in the notice of meeting. Abstentions and “broker non‑votes” will be counted as present for purposes of determining whether there is a quorum at the meeting so long as the broker has discretion to vote the shares on at least one matter before the 2016 Annual General Meeting.

Votes Required

The following table sets forth the applicable vote standard required to pass each enumerated agenda item:

Agenda Item	Description	Relative Majority(1)		Qualified Two-Thirds Majority		Plurality of Votes
1	Approval of the 2015 Annual Report, Including the Audited Consolidated Financial Statements and Audited Statutory Financial Statements for Fiscal Year 2015 of Transocean Ltd.	
2	Discharge of the Members of the Board of Directors and Executive Management Team from Liability for Activities During Fiscal Year 2015	
3	Appropriation of the Accumulated Loss	
4	Renewal of Authorized Share Capital				(2)
5	Reelection of 11 Directors						(3)
6	Election of Chairman of the Board of Directors						(3)
7	Election of Members of the Compensation Committee						(3)
8	Reelection of Independent Proxy	
9	Appointment of Ernst & Young as Independent Auditor	
10	Advisory Vote to Approve Named Executive Officer Compensation		(4)
11	Prospective Votes on the Maximum Compensation of the Board of Directors and the Executive Management Team	

(1)

Affirmative vote of a relative majority of the votes cast in person or by proxy at the 2016 Annual General Meeting. Abstentions, broker non‑votes (if any) or blank or invalid ballots are not counted for such purposes and shall have no impact on the approval of such agenda item.

(2)

Affirmative vote of two-thirds of the votes represented at the 2016 Annual General Meeting. An abstention, broker non-vote (if any) or blank or invalid ballot will have the effect of a vote “AGAINST” this proposal.

(3)

Affirmative vote of a plurality of the votes cast in person or by proxy at the 2016 Annual General Meeting. The plurality requirement means that the nominee who receives the largest number of votes for a board position, or the chair or a position on the Compensation Committee, as applicable, is elected to that position. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a nominee. Abstentions, broker non‑votes, blank or invalid ballots are not counted for such purposes and shall have no impact on the election of such nominees. As described later in this proxy statement, our Corporate Governance Guidelines set forth our procedures if a nominee is elected but does not receive more votes cast “FOR” than “AGAINST” the nominee’s election.

(4)	The proposal is an advisory vote; as such, the vote is not binding on the Company.

Outstanding Shares

As of March 1,  2016, there were 365,066,026 Transocean Ltd. shares outstanding, which excludes 5,901,356 issued shares that are held by our subsidiary, Transocean Inc. Only registered holders of our shares on April 25,  2016, the record date established for the 2016 Annual General Meeting, are entitled to notice of, to attend and to vote at, the meeting. Holders of shares on the record date are entitled to one vote for each share held.

Voting Procedures

A copy of the Notice of Internet Availability of Proxy Materials has been sent to each shareholder registered in Transocean Ltd.’s share register as of the close of business on March 18,  2016. Any additional shareholders who are registered in Transocean Ltd.’s share register as of the close of business on April 25,  2016, but who were not registered in the share register as of March 18, 2016, will receive a copy of the proxy materials, including a proxy card, after April 25,  2016. Shareholders not registered in Transocean Ltd.’s share register as of April 25,  2016, will not be entitled to attend, vote or grant proxies to vote at, the 2016 Annual General Meeting.

If you are registered as a shareholder in Transocean Ltd.’s share register as of April 25,  2016,  or if you hold shares of Transocean Ltd. in “street name” as of such date, you may grant a proxy to vote on each of the proposals and any modification to any of the proposals or other matter on which voting is permissible under Swiss law and which is properly presented at the meeting for consideration in one of the following ways:

By Internet:  Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 12‑digit control number that is included in the Notice, proxy card or voting instructions form that is sent to you. The Internet system allows you to confirm that the system has properly recorded your voting instructions. This method of submitting voting instructions will be available up until 8:00 a.m. Eastern Daylight Time (2:00 p.m. Swiss Time), on Thursday, May 12,  2016.

By Telephone (available only to beneficial owners of our shares):  On a touch‑tone telephone, call toll‑free +1 (800) 690‑6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12‑digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with the Internet system, you will be able to confirm that the system has properly recorded your votes. This method of submitting voting instructions will be available up until 8:00 a.m. Eastern Daylight Time (2:00 p.m. Swiss Time), on Thursday, May 12,  2016. If you are a holder of record, you cannot vote by telephone.

By Mail:    Mark, date and sign your proxy card exactly as your name appears on the card and return it by mail to:

Transocean 2016 AGM Vote Processing		Transocean 2016 AGM Vote Processing
c/o Broadridge		Schweiger Advokatur / Notariat
51 Mercedes Way	‑or‑	Dammstrasse 19
Edgewood, NY 11717		CH‑6300 Zug
USA		Switzerland

All proxy cards must be received no later than 8:00 a.m. Eastern Daylight Time (2:00 p.m. Swiss Time), on Thursday, May 12,  2016. Do not mail the proxy card or voting instruction form if you are submitting voting instructions over the Internet or (if you are a beneficial owner of our shares) by telephone.

Even if you plan to attend the 2016 Annual General Meeting, we encourage you to submit your voting instructions over the Internet or by mail prior to the meeting.

If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee for voting your shares, including whether you may submit voting instructions by mail, telephone or over the Internet.

Many of our shareholders hold their shares in more than one account and may receive more than one Notice of Internet Availability of Proxy Materials. To ensure that all of your shares are represented at the 2016 Annual General Meeting, please submit your voting instructions for each account.

Under New York Stock Exchange (“NYSE”) rules, brokers who hold shares in street name for customers, such that the shares are registered on the books of the Company as being held by the brokers, have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for “non‑routine” matters. Proxies submitted by brokers without instructions from customers for these non‑routine or contested matters are referred to as “broker non‑votes.” The following matters are non‑routine matters under NYSE Rules:

•	Agenda Item No. 2—Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities During Fiscal Year 2015
•	Agenda Item No. 5—Reelection of 11 Directors
•	Agenda Item No. 6—Election of the Chairman of the Board of Directors
•	Agenda Item No. 7—Election of the Members of the Compensation Committee
•	Agenda Item No. 10—Advisory Vote to Approve Named Executive Officer Compensation
•	Agenda Item No. 11A—Ratification of the Maximum Aggregate Compensation of the Board of Directors for the Period Between the 2016 Annual General Meeting and the 2017 Annual General Meeting
•	Agenda Item No. 11B—Ratification of the Maximum Aggregate Compensation of the Executive Management Team for Fiscal Year 2017

If you hold your shares in “street name,” your broker will not be able to vote your shares on the agenda items set forth above and may not be able to vote your shares on other matters at the 2016 Annual General Meeting unless the broker receives appropriate instructions from you. We recommend that you contact your broker to exercise your right to vote your shares.

If you have timely submitted electronic or telephonic voting instructions or a properly executed proxy card, your shares will be voted by the independent proxy according to your instructions. Holders of shares who have timely submitted their proxy but have not specifically indicated how to vote their shares instruct the independent proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting.

If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the 2016 Annual General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors.

As of the date of this proxy statement, the Board of Directors is not aware of any such modifications or other matters to come before the 2016 Annual General Meeting.

You may revoke your proxy card at any time prior to its exercise by:

•

submitting a properly completed and executed proxy card with a later date and timely delivering it either directly to the independent proxy or to Vote Processing, c/o Broadridge at the addresses indicated below;

or

•	giving written notice of the revocation prior to the meeting to:

Transocean 2016 AGM Vote Processing		Transocean 2016 AGM Vote Processing
c/o Broadridge		Schweiger Advokatur / Notariat
51 Mercedes Way	or	Dammstrasse 19
Edgewood, NY 11717		CH‑6300 Zug
USA		Switzerland

or

•	appearing at the meeting, notifying the independent proxy, with respect to proxies granted to the independent proxy, and voting in person.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes in relation to agenda items that have already been voted on. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Shareholders may grant proxies to any third party. Such third party need not be a shareholder.

If you wish to attend and vote at the 2016 Annual General Meeting in person, you are required to present either the Notice of Internet Availability of Proxy Materials or any proxy card that is sent to you, together with proof of identification, or, if you own shares held in the name of a bank, broker or other nominee, a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the 2016 Annual General Meeting in person, we urge you to arrive at the meeting location no later than 4:00 p.m. Swiss Time on Thursday, May 12,  2016. In order to determine attendance correctly, any shareholder leaving the 2016 Annual General Meeting early or temporarily will be requested to present such shareholder’s admission card upon exit.

References to “Transocean,” the “Company,” “we,” “us” or “our” include Transocean Ltd. together with its subsidiaries and predecessors, unless the context requires otherwise.

AGENDA ITEM 1

Approval of the 2015 Annual Report, Including the Audited Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2015 and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2015.

Proposal of the Board of Directors

The Board of Directors proposes that the 2015 Annual Report, including the audited consolidated financial statements of Transocean Ltd. for fiscal year 2015 and the audited statutory financial statements of Transocean Ltd. for fiscal year 2015, be approved.

Explanation

The audited consolidated financial statements of Transocean Ltd. for fiscal year 2015 and the audited Swiss statutory financial statements of Transocean Ltd. for fiscal year 2015 are contained in the 2015 Annual Report, which, along with this proxy statement, is available at: http://www.deepwater.com/investor‑relations/financial‑report. In addition, these materials will be available for physical inspection at the Company’s registered office, Turmstrasse 30, CH‑6300 Zug, Switzerland. The 2015 Annual Report also contains information on the Company’s business activities and the Company’s business and financial situation, and the reports of Ernst & Young Ltd, Zurich, the Company’s auditors pursuant to the Swiss Code of Obligations, on the Company’s consolidated financial statements for fiscal year 2015 and statutory financial statements for fiscal year 2015. In its reports, Ernst & Young Ltd recommended without qualification that the Company’s consolidated financial statements and statutory financial statements for the year ended December 31, 2015, be approved. Ernst & Young Ltd expresses its opinion that the “consolidated financial statements for the years ended December 31, 2015 and 2014 present fairly in all material respects the consolidated financial position of Transocean Ltd. and subsidiaries at December 31, 2015 and 2014, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2015, in accordance with accounting principles generally accepted in the United States and comply with Swiss law.” Ernst & Young Ltd further expresses its opinion and confirms that the statutory financial statements for the year ended December 31, 2015, comply with Swiss law and the Articles of Association of the Company.

Under Swiss law, the annual report, the consolidated financial statements and Swiss statutory financial statements must be submitted to shareholders for approval at each annual general meeting.

If the shareholders do not approve this proposal, the Board of Directors may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Recommendation

The Board of Directors recommends a vote “FOR” this Agenda Item 1.

AGENDA ITEM 2

Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities During Fiscal Year 2015.

Proposal of the Board of Directors

The Board of Directors proposes that the members of the Board of Directors and Messrs. Jeremy D. Thigpen, Mark Mey, John B. Stobart, Ian C. Strachan, Steven L. Newman and Esa Ikaheimonen, who served as members of our Executive Management Team in 2015, be discharged from liability for activities during fiscal year 2015.

Explanation

As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge the members of the Board of Directors and our Executive Management Team from liability for their activities during the past fiscal year.

Discharge pursuant to the proposed resolution is only effective with respect to facts that have been disclosed to shareholders (including through any publicly available information, whether or not included in our filings with the SEC) and only binds shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge that shareholders have approved this proposal. In addition, shareholders who vote against this proposal, abstain from voting on this proposal, do not vote on this proposal, or acquire their shares without knowledge of the approval of this proposal, may bring, as a plaintiff, any claims in a shareholder derivative suit within six months after the approval of the proposal. After the expiration of the six‑month period, such shareholders will generally no longer have the right to bring, as a plaintiff, claims in shareholder derivative suits against the directors or executive management with respect to activities during fiscal year 2015.

Recommendation

The Board of Directors recommends a vote “FOR” this Agenda Item 2.

AGENDA ITEM 3

Appropriation of the Accumulated Loss for Fiscal Year 2015.

Proposal of the Board of Directors

The Board of Directors proposes that the accumulated loss of the Company be carried forward.

in CHF thousands
Appropriation of Accumulated Loss
Balance brought forward from previous years	(5,361,577)
Net loss of the year	(3,321,416)
Total accumulated loss	(8,682,993)
Appropriation of Accumulated Loss
Balance to be carried forward on this account	(8,682,993)

Explanation

Under Swiss law, the appropriation of available earnings or accumulated loss, as the case may be, as set forth in the Swiss statutory financial statements must be submitted to shareholders for approval at each annual general meeting. The accumulated loss subject to the vote of the Company’s shareholders at the 2016 Annual General Meeting is the accumulated loss of Transocean Ltd., on a standalone basis.

At our Extraordinary General Meeting held on October 29, 2015, shareholders approved (1) a reduction of the par value of each share of the Company from CHF 15 to CHF 0.10,  (2) the use of CHF 3.75 billion of the aggregate par value reduction amount to reduce the Company’s total accumulated loss as recorded on its Swiss statutory balance sheet, and (3) the allocation of CHF 1,820,076,670.10 of the aggregate par value reduction amount to the Company’s statutory capital reserves from capital contribution. The par value reduction became effective on January 7, 2016, and accordingly, the CHF 3.75 billion reduction of our accumulated loss is not reflected in the accumulated loss as of December 31, 2015 that is subject to this appropriation proposal.

The Board of Directors proposes that the entire accumulated loss of CHF 8,682,993,000 be carried forward.

Recommendation

The Board of Directors recommends a vote “FOR” this Agenda Item 3.

AGENDA ITEM 4

Renewal of Authorized Share Capital

Proposal of the Board of Directors

The Board of Directors proposes that its authority to issue shares out of the Company’s authorized share capital be renewed for an additional two-year period, expiring on May 12, 2018. Pursuant to the proposal, the Board of Directors’ authority to issue new shares in one or several steps will be limited to a maximum of 22,258,043 shares, or approximately 6% of the Company’s share capital currently recorded in the Commercial Register of the Canton of Zug. The Board of Directors does not currently have plans to issue shares under this authorization.

The proposed amendments to the Articles of Association are included in Annex A.

Explanation

Under the Swiss Code of Obligations, the authority of the Board of Directors to issue shares out of the Company’s authorized share capital is limited to a maximum two-year period. The Company’s Articles of Association currently include authorized capital, limited to a maximum of 22,429,838 shares, which will expire on May 16, 2016. Although the Board of Directors does not currently have plans to issue shares from authorized capital, it believes the proposed renewal of authorized share capital, which is again limited to a two-year period and to approximately 6% of the Company’s currently issued share capital, will help ensure that the Company will have the flexibility to make acquisitions and access equity capital markets when opportunities arise, rather than being subject to the delays associated with the need to call a shareholders’ meeting and obtain further shareholder approval, except as may be required by applicable laws or regulations, including the rules of the NYSE. Without the Board of Directors’ authority to issue new shares, the Company would be required to first call a general meeting of the Company’s shareholders and obtain the favorable vote of shareholders to increase the Company’s share capital and amend our Articles of Association. Such a meeting would require us, among other things, to prepare and distribute a proxy statement in accordance with the rules of the SEC. This could result in a substantial delay in the ability of the Company to issue shares. The Board of Directors believes that providing the Board of Directors the flexibility to issue additional shares out of the authorized share capital quickly could be a strategic benefit for the Company.

If the proposed authorized share capital is approved, and the Board of Directors resolves to use the authorized share capital in one or several steps, the Board of Directors will determine the time of the issuance, the issuance price, the manner in which the new shares have to be paid, the date from which the shares carry the right to dividends and, subject to the provisions of our Articles of Association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised.

To the extent that additional shares are issued out of the authorized share capital in the future, the issuance may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which such shares are issued, could be dilutive to the existing shareholders.

The Board of Directors may allow preemptive rights that are not exercised to expire, or it may place such rights or shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the Company’s interest. Further, under our Articles of Association, in connection with the issuance of new shares from authorized capital, the Board of Directors is authorized to limit or withdraw the preemptive rights of the existing shareholders in various circumstances.

In the ordinary course of our business, we may determine from time to time that the issuance of shares is in the best interest of the Company for various purposes, including financings, acquisitions and the issuance of shares under the Company’s Long-Term Incentive Plans.

Recommendation

The Board of Directors recommends a vote “FOR” this Agenda Item 4.

AGENDA ITEM 5

Reelection of 11 Directors, Each for a Term Extending Until Completion of the Next Annual General Meeting.

Nominations of the Board of Directors

The Board of Directors has nominated Glyn A. Barker, Vanessa C.L. Chang, Frederico F. Curado, Chadwick C. Deaton, Vincent J. Intrieri, Martin B. McNamara, Samuel J. Merksamer, Merrill A. “Pete” Miller, Jr., Edward R. Muller, Tan Ek Kia and Jeremy D. Thigpen for reelection to the Board of Directors of the Company, each for a term extending until completion of the next Annual General Meeting.

The Board of Directors does not have a specific policy regarding diversity in the selection of director nominees. However, the Board of Directors does consider diversity in the director nominee selection process. The Board of Directors takes an expansive view of the diversity of its members with the goal of having directors who eventually reflect the global diversity of our workforce, our customers and the cultures in which we operate, as well as who have diverse expertise in environmental, health, safety, industry, market and financial matters. We are a multinational company with six different nationalities represented in our director and executive officer group and over 53 in our global workforce. We have a presence in over 30 countries worldwide.

Voting Requirement to Elect Nominees

The election of each nominee requires the affirmative vote of a plurality of the votes cast in person or by proxy at the 2016 Annual General Meeting. The plurality requirement means that the nominee who receives the largest number of votes for a board seat is elected. Shareholders are entitled to one vote per share for each of the directors to be elected.

We have adopted a majority vote policy in the election of directors as part of our Corporate Governance Guidelines. This policy provides that the Board of Directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation, which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board of Directors accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast for than against the nominee’s election, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the Board of Directors whether to accept the tendered resignation or reject it. The Board of Directors must then act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote. The Board of Directors must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter in a Form 8‑K furnished to the SEC or other broadly disseminated means of communication. Full details of this policy are set out in our Corporate Governance Guidelines, which are available on our website at: www.deepwater.com under “Investor Relations Governance.”

The Board of Directors has received from each nominee for election at the 2016 Annual General Meeting listed below, an executed irrevocable letter of resignation consistent with these guidelines described above. Each such letter of resignation is effective only in the event that (1) such director fails to receive a sufficient number of votes from shareholders in an uncontested election of such director and (2) the Board of Directors accepts such resignation.

The information regarding the nominees presented below is as of March 18, 2016.

Nominees for Director

GLYN A. BARKER, age 62, U.K. citizen, has served as a director of the Company since 2012. Mr. Barker served as Vice Chairman-U.K. of PricewaterhouseCoopers LLP (PwC) from 2008 to 2011. He was also responsible for PwC’s strategy and business development for the geographic areas of Europe, the Middle East, Africa and India. Mr. Barker joined PwC in 1975 and became an audit partner in 1987. He then established PwC’s private equity-focused Transactions Services business and led it globally. He joined the Management Board of PwC in the U.K. as Head of the Assurance Practice in 2002. In 2006, he became U.K. Managing Partner and served in that role until 2008. Mr. Barker is a director of Berkeley Group Holdings plc (LON: BKG) (since 2012), Aviva plc (LON: AV) (since 2012) and Interserve plc (LON: IRV) (since 2016), and the Chairman of Irwin Mitchell Holdings Ltd (since 2012). He is also a director (since

2014) and the Chairman (since 2015) of Transocean Partners LLC (NYSE: RIGP). Mr. Barker is Deputy Chairman of the English National Opera Company (since 2009). He received his Bachelor of Science degree in Economics & Accounting from the University of Bristol in 1975 and is a Chartered Accountant.

The Board of Directors has concluded that Mr. Barker should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Barker’s experience in international business and financial and strategic expertise enhance the Board of Directors’ understanding of key issues in its global business operations.

VANESSA C.L. CHANG,  age 63, Canadian and U.S. citizen, has served as a director of the Company since 2012. Ms. Chang has been a Director and shareholder of EL & EL Investments, a privately held real estate investment business, since 1998. She previously served as the President and Chief Executive Officer of Resolveitnow.com from 2000 until 2002 and was the Senior Vice President of Secured Capital Corp in 1998. From 1986 until 1997, Ms. Chang was the West Coast partner in charge of Corporate Finance for KPMG Peat Marwick LLP. She is a director or trustee of sixteen funds advised by the Capital Group and its subsidiaries, seven of which are members of the American Funds family and nine of which are members of Capital Group’s Private Client Services (since 2000). Ms. Chang is a director of Edison International (NYSE: EIX) and its wholly owned subsidiary, Southern California Edison Company (since 2007), Forest Lawn Memorial Parks Association, a non-profit organization (since 2005), and Scottish Chamber Orchestra, Americas, Inc., a non-profit organization (since 2013). Ms. Chang previously served as a director of Blue Shield of California from 2005 to 2013 and Inveresk Research Group Inc. from 2002 until 2004. She is a member of the American Institute of Certified Public Accountants and the California State Board of Accountancy, and a member of Women Corporate Directors. Ms. Chang received her Bachelor of Arts degree from the University of British Columbia in 1973 and is an inactive Certified Public Accountant.

The Board of Directors has concluded that Ms. Chang should remain on the Board of Directors and has recommended that she serve an additional term. The Board of Directors believes that Ms. Chang’s experience and background in diverse industries, along with her financial and accounting background, will enhance the Board of Directors’ ability to assess and guide the Company’s financial strategy.

FREDERICO F. CURADO,  age 54, Brazilian citizen, has served as a director of the Company since 2013. Mr. Curado has served as President and Chief Executive Officer of Embraer S.A. (NYSE: ERJ) since 2007. He joined Embraer in 1984 and has served in a variety of management positions during his career, including Executive Vice President, Airline Market from 1998 to 2007 and Executive Vice President, Planning and Organizational Development from 1995 to 1998. Mr. Curado is a director of Iochpe-Maxion (BM&F Bovespa: MYPK3) (since 2015). He is also the President of the Brazilian Chapter of the Brazil-United States Business Council (since 2011), member of Brazil’s National Council for Industrial Development (since 2011), member of the Executive Board of the ICC – International Chamber of Commerce (since 2013) and a director of the Board of the Smithsonian National Air and Space Museum (since 2014). Mr. Curado received his Bachelor of Science degree in Mechanical-Aeronautical Engineering from the Instituto Tecnológico de Aeronáutica in Brazil in 1983 and an executive Masters in Business Administration from the University of São Paulo, Brazil in 1997.

The Board of Directors has concluded that Mr. Curado should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes Mr. Curado’s significant senior management experience operating an international corporation, including experience with Brazilian business and governmental sectors, will benefit the Board of Directors’ ability to guide the Company with respect to its global operations.

CHADWICK C. DEATON, age 63, U.S. citizen, has served as a director of the Company since 2012. Mr. Deaton served as Executive Chairman of Baker Hughes Incorporated (NYSE: BHI) from 2012 to 2013, prior to which he served as Chairman and Chief Executive Officer since 2004. He began his career with Schlumberger in 1976 and served in a variety of international capacities, including as Executive Vice President, Oilfield Services from 1998 to 1999 and as a Senior Advisor from 1999 until 2001. From 2002 until 2004, Mr. Deaton was the President, Chief Executive Officer and Director of Hanover Compressor Company. Mr. Deaton is a director of Ariel Corporation (since 2005), Air Products and Chemicals, Inc. (NYSE: APD) (since 2010), CARBO Ceramics Inc. (NYSE: CRR) (since 2013; and previously from 2004 to 2009), and Marathon Oil Corporation (NYSE: MRO) (since 2014). Mr. Deaton is a member of the Society of Petroleum Engineers (since 1980) and has served on its Industrial Advisory Council since 2010. He is also a director of the University of Wyoming Foundation and of the Houston Achievement Place. Mr. Deaton served as co-chair of the Wyoming Governor’s Task Force for the build out of the University of Wyoming’s new Engineering and Applied Sciences Center. He was a member of the National Petroleum Council (from 2007 to 2013). Mr. Deaton received his Bachelor of Science degree in Geology from the University of Wyoming in 1976.

The Board of Directors has concluded that Mr. Deaton should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Deaton has significant experience in the oilfield services industry. This experience and the perspective it brings benefit the Board of Directors’ understanding of the Company’s industry and its customers.

VINCENT J. INTRIERI, age 59, U.S. citizen, has served as a director of the Company since 2014. Mr. Intrieri has been employed by Icahn related entities since October 1998 in various investment related capacities. Since January 2008, Mr. Intrieri has served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Mr. Icahn invests in securities. Mr. Intrieri is a director of Navistar International Corporation (NYSE: NAV) (since 2012), Chesapeake Energy Corporation (NYSE: CHK) (since 2012), and Hertz Global Holdings, Inc. (NYSE: HTZ) (since 2014). Mr. Intrieri previously served as a director of CVR Refining, LP from 2012 to 2014, Forest Laboratories, Inc. from 2013 to 2014, CVR Energy, Inc. from 2012 to 2014, Federal-Mogul Holdings Corporation from 2007 to 2013, Icahn Enterprises L.P. from 2006 to 2012, and was Senior Vice President of Icahn Enterprises L.P. from 2011 to 2012. Mr. Intrieri was also a director of Dynegy Inc. from 2011 to 2012, and Chairman and a director of PSC Metals Inc. from 2007 to 2012. He served as director of Motorola Solutions, Inc. from 2011 to 2012, XO Holdings from 2006 to 2011, National Energy Group, Inc. from 2006 to 2011, American Railcar Industries, Inc. from 2005 to 2011, WestPoint Home LLC from 2005 to 2011; and Chairman and a director of Viskase Companies, Inc. from 2003 to 2011. CVR Refining, CVR Energy, American Railcar Industries, Federal-Mogul, Icahn Enterprises, XO Holdings, National Energy Group, WestPoint Home, Viskase Companies and PSC Metals each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had non-controlling interests in Dynegy, Hertz, Forest Laboratories, Navistar, Chesapeake Energy, Motorola Solutions and Transocean Ltd. through the ownership of securities. Mr. Intrieri graduated, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting in 1984. Mr. Intrieri was a certified public accountant.

The Board of Directors has concluded that Mr. Intrieri should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes Mr. Intrieri’s significant financial, executive management and board of directors’ experience, as well as familiarity with master limited partnerships and other corporate transactions will benefit the Board of Directors’ decision‑making process.

MARTIN B. MCNAMARA, age 68, U.S. citizen, has served as a director of the Company since 1994. Mr. McNamara is a retired Partner of the law firm of Gibson, Dunn & Crutcher LLP and has served as a member of the firm’s executive, finance, planning and compensation committees, as well as a Partner-in-Charge of the firm’s Texas practice. During the past ten years and prior to his retirement in 2010, Mr. McNamara was in the private practice of law. He served as Ex Officio Trustee and Ex Officio Member of the Executive Committee of St. Mark’s School of Texas from 2002 to 2014. Mr. McNamara has also served as the chair of the Corporate Counsel Section of the State Bar of Texas and is a lifetime fellow of the Texas Bar Foundation. He received his Bachelor of Arts degree from Providence College in 1969 and his law degree from Yale Law School in 1972.

The Board of Directors has concluded that Mr. McNamara should remain on the Board of Directors and has recommended that he serve an additional term. Mr. McNamara is an attorney by education with extensive management experience with energy companies and experience as a lawyer representing energy clients. Mr. McNamara was on the board of Transocean from 1994 until the merger with GlobalSantaFe Corporation in November 2007. His institutional knowledge of the Company combined with his professional experience aids the Board of Directors in reviewing strategic decisions for the Company.

SAMUEL J. MERKSAMER, age 35, U.S. citizen, has served as a director of the Company since 2013. Mr. Merksamer is a Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., where he has been employed since 2008. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management. He is a director of Navistar International Corp (NYSE: NAV) (since 2012), Hertz Global Holdings, Inc. (NYSE: HTZ) (since 2014), Transocean Partners LLC (NYSE: RIGP) (since 2014), and Cheniere Energy, Inc. (NYSE: LNG) (since 2015). He previously served as a director of Hologic Inc. from 2013 to 2016, Talisman Energy Inc. from 2013 to 2015, CVR Refining, LP, from 2012 to 2014, CVR Energy, Inc. from 2012 to 2014, American Railcar Industries, Inc. from 2011 to 2013, Dynegy Inc. from 2011 to 2012, Viskase Companies, Inc. from 2010 to 2013, Federal-Mogul Holdings Corporation from 2010 to 2014, and PSC Metals Inc. from 2009 to 2012. CVR Refining, CVR Energy, American Railcar Industries, Federal-Mogul, Viskase Companies and PSC Metals each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non-controlling interest in Dynegy, Hologic, Talisman Energy, Navistar, Hertz and Cheniere Energy through the ownership of securities. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

The Board of Directors has concluded that Mr. Merksamer should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes that Mr. Merksamer’s expertise in finance, including master limited partnerships, aids the Board of Directors in reviewing financial strategies for the Company.

MERRILL A. “PETE” MILLER, JR., age 65, U.S. citizen, has served as a director of the Company since 2014, as Vice Chairman (from 2014 to 2015) and as Chairman of the Board of Directors since 2015. Mr. Miller is the Executive Chairman of NOW Inc. (NYSE: DNOW), a spinoff of the distribution business of National Oilwell Varco, Inc. (NYSE: NOV), a supplier of oilfield services and equipment to the oil and gas industry. Prior to assuming this role, Mr. Miller served as President and Chief Executive Officer of NOV (from 2001 to 2014) and as Chairman of the Board (from 2002 to 2014). He joined NOV in 1996. Mr. Miller is a director of Chesapeake Energy Corporation (NYSE: CHK) (since 2007), one of the largest producers of natural gas and of oil and natural gas liquids in the U.S., and served as Lead Independent Director from 2010 to 2012. Mr. Miller served as President of Anadarko Drilling Company from 1995 to 1996. Before joining Anadarko, Mr. Miller spent 15 years at Helmerich & Payne International Drilling Company (NYSE: HP) in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations. Mr. Miller serves on the Board of Directors for the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council. He graduated from the United States Military Academy, West Point, New York in 1972 and, upon graduation, served five years in the United States Army. Mr. Miller received his Masters in Business Administration from Harvard Business School in 1980.

The Board of Directors has concluded that Mr. Miller should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Miller has significant experience in the oilfield services industry, is highly knowledgeable and provides both customer and supplier perspectives to matters directly relevant to the Company. The Board of Directors believes that these qualities, as well as his demonstrated leadership on boards and in executive roles, will enhance the Board’s effectiveness and performance.

EDWARD R. MULLER, age 63, U.S. citizen, has served as a director of the Company since 2007. He served as a director of GlobalSantaFe Corporation from 2001 to 2007 and of Global Marine, Inc. from 1997 to 2001. Mr. Muller has served as Vice Chairman of NRG Energy, Inc. (NYSE: NRG) since the merger of NRG Energy, Inc. with GenOn Energy, Inc. in 2012. Prior to the merger, he served as GenOn Energy, Inc.’s Chairman and Chief Executive Officer (since 2010) and President (since 2011). He previously served as Chairman, President and Chief Executive Officer of Mirant Corporation from 2005 to 2010 when Mirant Corporation merged with RRI Energy, Inc. to form GenOn Energy, Inc. Mr. Muller is a director of AeroVironment, Inc. (NASDAQ: AVAV) (since 2013). He was a private investor from 2000 until 2005. Mr. Muller served as President and Chief Executive Officer of Edison Mission Energy, a wholly owned subsidiary of Edison International, from 1993 until 2000. During his tenure, Edison Mission Energy was engaged in developing, owning and operating independent power production facilities worldwide. Within the past ten years, Mr. Muller was also a director of The Keith Companies, Inc., RigNet, Inc. and Ormat Technologies, Inc. Since 2004, Mr. Muller has been a trustee of the Riverview School and, from 2008 to 2012, its chairman. Mr. Muller received his Bachelor of Arts degree from Dartmouth College in 1973 and his law degree from Yale Law School in 1976.

The Board of Directors has concluded that Mr. Muller should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Muller is an attorney by education with extensive executive experience in a capital‑intensive energy business. Mr. Muller served as a chief executive officer and thus adds this helpful executive perspective to the Board of Directors’ deliberations in advising the Company’s Chief Executive Officer. His background and education assist the Board of Directors in assessing key strategies for the Company.

TAN EK KIA, age 67, Malaysian citizen, has served as a director of the Company since 2011. Mr. Tan is the retired Vice President, Ventures and Developments, Asia Pacific and Middle East Region of Shell Chemicals, a position in which he served from 2003 to 2006. Mr. Tan joined the Shell group of companies in 1973 as an engineer and served in a variety of positions in Asia, the U.S. and Europe during his career, including as Chairman, Shell Companies, Northeast Asia from 2000 to 2003, Managing Director of Shell Nanhai from 1997 to 2000 and Managing Director of Shell Malaysia Exploration and Production from 1994 to 1997. Mr. Tan also served as the Interim Chief Executive Officer of SMRT Corporation Ltd (SGX: MRT) from January to October 2012. Mr. Tan is a director of Dialog Systems Asia Pte Ltd (since 2008), Keppel Offshore & Marine Ltd (since 2009), SMRT Corporation Ltd (since 2009), Keppel Corporation Ltd (SGX: KPELY) (since 2010), PT Chandra Asri Petrochemical Tbk (IDX: TPIA) (since 2011), KrisEnergy Ltd (SGX: SK3) (since 2013), and Singapore LNG Corporation Pte Ltd (since 2013). He is also the Chairman of Star Energy Group Holdings Pte Ltd (since 2012) and a director of two of its subsidiaries, Star Energy Oil and Gas Pte Ltd and Star Energy Geothermal Pte Ltd. Mr. Tan served as Chairman of City Gas Pte Ltd from 2009 to 2015 and as a director of City Spring Infrastructure Trust Pte Ltd from 2010 to 2014, InterGlobal Offshore Pte Ltd from 2007 to 2012 and PowerSeraya Ltd and Orchard Energy Ptd Ltd from 2007 to 2009. Mr. Tan received his Bachelor of Science degree in Mechanical Engineering from the University of Nottingham in 1973. He is a Chartered Engineer with the UK Engineering Council and a Fellow of the Institution of Engineers Malaysia.

The Board of Directors has concluded that Mr. Tan should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Tan has significant senior management, large project and engineering experience in the international energy sector, particularly in Asia. This international energy experience and the perspective it brings benefit the Board of Directors’ ability to assess opportunities in the international energy sector.

JEREMY D. THIGPEN,  age 41, U.S. citizen, has served as President and Chief Executive Officer since April 2015 and a director of the Company since October 2015. He previously served as Senior Vice President and Chief Financial Officer at National Oilwell Varco from December 2012 to April 2015, where he spent 18 years. During his tenure at National Oilwell Varco, Mr. Thigpen spent five years as the company’s President of Downhole and Pumping Solutions business from August 2007 until November 2012, and four years as President of its Downhole Tools group from May 2003 to August 2007. He also served in various management and business development capacities, including director of Business Development and Special Assistant to the Chairman. Mr. Thigpen earned his Bachelor of Arts in Economics and Managerial Studies from Rice University and completed the Program for Management Development at Harvard Business School.

The Board of Directors has concluded that Mr. Thigpen should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes that it is important for the Chief Executive Officer of the Company to serve on the Board of Directors, as it ensures an efficient flow of information between the Board of Directors and executive management. In addition, Mr. Thigpen has substantial industry experience and a competitive perspective which assists the Board of Directors in considering strategic decisions for the Company.

Nomination and Standstill Agreement

On November 10, 2013, we entered into a Nomination and Standstill Agreement (the “Agreement”) with High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP, Beckton Corp., Samuel J.

Merksamer and Vincent J. Intrieri (collectively, the “Icahn Group”), pursuant to which, subject to certain conditions, the Icahn Group agreed to certain standstill and voting provisions and the Company agreed to:

•

Nominate Mr. Merksamer and Mr. Intrieri (and, subject to certain conditions, a third Icahn Group nominee) (the “Icahn Designees”) to the Company’s Board of Directors at the 2014 Annual General Meeting; and

•

Place the Icahn Designees, if they are elected, on certain committees of the Board. The Company also agreed to submit at the 2014 Annual General Meeting certain proposals to shareholders for their approval.

Under the terms of the Agreement, the Icahn Group agreed, during the Covered Period, not to, among other things, solicit proxies regarding any matter to come before a general meeting of shareholders, including for the election of directors. In addition, among other standstill provisions, the Icahn Group has agreed that during the Covered Period (as defined below), the Icahn Group will not propose any tender or exchange offer (other than for all the shares of the Company) and will not propose certain extraordinary transactions without prior notice to the Company.

The Agreement defines the “Covered Period” as the period beginning on the date the Agreement was executed and ending upon the earliest to occur of:

•	the other party to the agreement materially breaching an obligation thereunder;
•	no Icahn Designee is elected to the Board of Directors at the 2014 Annual General Meeting;
•	at any time on or after January 15, 2015, if all the Icahn Designees have resigned and the Icahn Group has not designated replacements, as provided in the Agreement;
•	90 days after the Icahn Group ceases to own 3% of the outstanding shares of the Company as of the date of the Agreement;
•

the date on which (A) the Company has announced an extraordinary general meeting of the shareholders for any purpose (except as contemplated in the Agreement or if the Icahn Designees voted in favor of such extraordinary general meeting, which was the case for the Extraordinary General Meetings held in 2014 and in 2015), (B) the Icahn Designees tender their resignation from the Board of Directors and (C) the Icahn Group provides written notice that it does not intend to exercise its right to designate replacement directors; or

•	by mutual agreement of the parties.

The foregoing is not a complete description of the terms of the Agreement. For a further description of the Agreement, including a copy of the Agreement, please see our Current Report on Form 8‑K that we filed with the SEC on November 12, 2013.

Recommendation

The Board of Directors recommends you vote “FOR” the reelection of these candidates as directors.

AGENDA ITEM 6

Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting.

Nomination of the Board of Directors

Pursuant to the Minder Ordinance and our Articles of Association, the authority to elect the Chairman of the Board of Directors is vested with the general meeting of shareholders. The term of office of the Chairman of the Board of Directors is the same as the directors’ term and extends until completion of the next Annual General Meeting. The Chairman elected at the 2016 Annual General Meeting will have the powers and duties as provided for in our Articles of Association and organizational regulations.

Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated Merrill A. “Pete” Miller, Jr. for election by the shareholders as the Chairman of the Board of Directors. Mr. Miller has served as a director since the extraordinary general meeting held on September 22, 2014, as Vice‑Chairman of the Board of Directors from November 14, 2014 to May 15, 2015, and as Chairman of the Board since May 15, 2015. Biographical information regarding Mr. Miller may be found above under “Agenda Item 5—Reelection of 11 Directors, Each for a Term Extending Until Completion of the Next Annual General Meeting.”

Recommendation

The Board of Directors recommends a vote “FOR” the nominee for the Chairman of the Board of Directors.

AGENDA ITEM 7

Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting.

Nominations of the Board of Directors

Pursuant to the Minder Ordinance and our Articles of Association, the authority to elect the members of the Compensation Committee of the Board of Directors is vested with the general meeting of shareholders. The term of office of the members of the Compensation Committee is the same as the directors’ term and extends until completion of the next Annual General Meeting.

Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated for election by the shareholders at the 2016 Annual General Meeting Frederico F. Curado, Vincent J. Intrieri, Martin B. McNamara and Tan Ek Kia as members of the Compensation Committee of the Board of Directors. Biographical information regarding the nominees may be found above under Agenda Item 5.

Recommendation

The Board of Directors recommends a vote “FOR” the election of the nominees of the Compensation Committee of the Board of Directors.

AGENDA ITEM 8

Reelection of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting.

Pursuant to the Minder Ordinance and our Articles of Association, the authority to elect the independent proxy is vested with the general meeting of shareholders. The independent proxy elected at the 2016 Annual General Meeting will serve as independent proxy at the 2017 Annual General Meeting and at any extraordinary general meeting of shareholders of the Company that may be held prior to the 2017 Annual General Meeting.

The Board of Directors has nominated for reelection as independent proxy Schweiger Advokatur / Notariat, Dammstrasse 19, CH‑6300 Zug, Switzerland. Schweiger Advokatur / Notariat was elected at the 2015 Annual General Meeting to serve as independent proxy at the 2016 Annual General Meeting and any extraordinary general meeting of shareholders of the Company held prior to the 2016 Annual General Meeting.

Recommendation

The Board of Directors recommends a vote “FOR” this Agenda Item 8.

AGENDA ITEM 9

Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2016 and Reelection of Ernst & Young Ltd, Zurich, as the Company’s Auditor for a Further One‑Year Term.

Proposal of the Board of Directors

The Board of Directors proposes that Ernst & Young LLP be appointed as Transocean Ltd.’s independent registered public accounting firm for the fiscal year 2016 and that Ernst & Young Ltd, Zurich, be reelected as Transocean Ltd.’s auditor pursuant to the Swiss Code of Obligations for a further one‑year term, commencing on the day of election at the 2016 Annual General Meeting and terminating on the day of the 2017 Annual General Meeting.

Representatives of Ernst & Young Ltd will be present at the 2016 Annual General Meeting, will have the opportunity to make a statement and will be available to respond to questions you may ask. Information regarding the fees paid by the Company to Ernst & Young appears below.

Recommendation

The Board of Directors recommends a vote “FOR” this Agenda Item 9.

FEES PAID TO ERNST & YOUNG

Audit fees for Ernst & Young LLP and its affiliates for each of the fiscal years 2015 and 2014 and audit‑related fees, tax fees and total of all other fees for services rendered in 2015 and 2014 are as follows:

	Audit Fees(1)	Audit‑Related Fees(2)	Tax Fees(3)	Total of All Other Fees(4)
Fiscal year 2015 (5)	$6,475,211	$337,485	$—	$2,160
Fiscal year 2014 (5)	$10,000,545	$223,937	$—	$2,138

(1)

The audit fees include those associated with our annual audit, reviews of our quarterly reports on Form 10‑Q, statutory audits of our subsidiaries, services associated with documents filed with the SEC and audit consultations.

(2)	The audit‑related fees include services in connection with accounting consultations, employee benefit plan audits and attest services related to financial reporting.
(3)	No tax services were rendered for the years ended December 31, 2015 and 2014.
(4)	All other fees were for other publications and subscription services.
(5)

Excludes fees incurred and paid by Transocean Partners LLC, a consolidated subsidiary, which became a separate SEC registrant, subsequent to the completion of its initial public offering on August 5, 2014.

Audit Committee Pre‑Approval of Audit and Non‑Audit Services

The Audit Committee pre‑approves all auditing services, review or attest engagements and permitted non‑audit services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the provision of services rendered in 2015 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.

The Audit Committee has adopted policies and procedures for pre‑approving all audit and non‑audit services performed by the independent registered public accounting firm. The policy requires advance approval by the Audit

Committee of all audit and non‑audit work; provided, that the Chairman of the Audit Committee may grant pre‑approvals of audit or non‑audit work so long as such pre‑approvals are presented to the full Audit Committee at its next scheduled meeting. Unless the specific service has been previously pre‑approved with respect to the 12‑month period following the advance approval, the Audit Committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The Audit Committee has given advance approval for specified audit, audit‑related and other services for 2016. Requests for services that have received this pre‑approval are subject to specified fee or budget restrictions, as well as internal management controls.

AGENDA ITEM 10

Advisory Vote to Approve Named Executive Officer Compensation.

Proposal of the Board of Directors

As required by Section 14A of the Exchange Act, the Company is providing its shareholders the opportunity to vote on an advisory basis to approve the compensation of the Company’s Named Executive Officers. The Board of Directors recommends that you vote for the approval of the compensation of the Named Executive Officers as described in this proxy statement.

Accordingly, you may vote on the following resolution:

RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosure in the proxy statement for the Company’s  2016 Annual General Meeting is hereby APPROVED.

Our compensation program for our Named Executive Officers is designed to reward performance that creates long‑term value for the Company’s shareholders through the following features, which are discussed in more detail in our Compensation Discussion and Analysis:

•	annual cash bonuses based on performance as measured against pre‑determined performance goals;
•	a compensation mix weighted toward long‑term incentives to allow our Named Executive Officers to participate in the long‑term growth and profitability of the Company;
•

long‑term incentives include performance share units that vest based upon the Company’s return on capital employed and upon total shareholder return compared to the companies in our performance peer group;

•	median pay positioning for target performance, above median pay for above target performance, and below median pay for below target performance;
•

a  share ownership policy that requires our executive officers to build and maintain a minimum equity stake in the Company to help align our executive officers’ interests with the long‑term interests of our shareholders;

•

hedging and pledging policies that prohibit any of our executive officers from hedging or pledging our shares or holding derivative instruments tied to our shares, other than derivative instruments issued by us; and

•

the Incentive Compensation Recoupment Policy, a clawback policy that allows the Company to recover or adjust incentive compensation to the extent the Compensation Committee determines that payments or awards have exceeded the amount that would otherwise have been received due to a restatement of our financial statements or if the Compensation Committee determines that an executive has engaged in, or has knowledge of and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirements.

The vote on this proposal is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our shareholders. Following the 2016 Annual General Meeting, we will consider our shareholders’ feedback and the Compensation Committee will evaluate whether any actions are necessary to address this feedback.

Recommendation

The Board of Directors recommends that you vote “FOR” approval of the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosure in this proxy statement.

AGENDA ITEM 11

Prospective Vote on the Maximum Compensation of the Board of Directors

and the Executive Management Team.

11ARatification of the Maximum Aggregate Amount of Compensation of the Board of Directors for the Period Between the 2016 Annual General Meeting and the 2017 Annual General Meeting.

Proposal of the Board of Directors

The Board of Directors proposes that the shareholders ratify an amount of US$ 4,121,000 as the maximum aggregate amount of compensation of the Board of Directors for the period between the 2016 Annual General Meeting and the 2017 Annual General Meeting.

Explanation

As required by the Minder Ordinance and our Articles of Association, we are providing our shareholders the opportunity to vote on the maximum aggregate amount of compensation that can be paid or granted to the members of the Board of Directors for the period between the 2016 Annual General Meeting and the 2017 Annual General Meeting (the “2016/2017 Term”). The shareholder vote is of binding nature.

Directors’ Compensation Principles

The general principles of the compensation for our Board of Directors are described in article 29b of our Articles of Association.

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board of Directors. Our directors’ compensation consists of (1) cash retainers, (2) grants of restricted share units and (3) dividend equivalents on vested restricted share units.

Set forth below is an overview of the non‑employee director compensation elements for the term of office between the 2014 Annual General Meeting and the 2015 Annual General Meeting (the “2014/2015 Term”), and the term of office between the 2015 Annual General Meeting and the 2016 Annual General Meeting (the “2015/2016 Term”). Additionally, the compensation elements currently contemplated for the 2016/2017 Term are also provided:

	Term of Office 2014 AGM ‑ 2015 AGM	Term of Office 2015 AGM ‑ 2016 AGM	Term of Office 2016 AGM ‑ 2017 AGM
	US$	US$	US$
Cash Retainers
Retainer for non‑executive chairman	265,000	325,000	325,000
Retainer for non‑executive vice‑chairman	250,000	250,000	250,000
Retainer for non‑employee directors (other than the chairman and the vice‑chairman)	100,000	100,000	100,000
Additional retainer for Committee Chairmen:
Audit Committee	35,000	35,000	35,000
Compensation Committee	20,000	20,000	20,000
Corporate Governance Committee, Finance Committee, and Health Safety and Environment Committee	10,000	10,000	10,000
Grant of Restricted Share Units
Grant of restricted share units to non‑executive chairman	260,000	325,000	325,000
Grant of restricted share units to non‑executive vice‑chairman	210,000	210,000	210,000
Grant of restricted share units to non‑employee directors (other than the chairman and the vice‑chairman)	210,000	210,000	210,000
Dividend equivalents on vested restricted share units	Amount depending on (1) dividend paid and (2) number of vested and unvested restricted share units held by the respective director

A more detailed description of the compensation principles currently in effect for our Board of Directors can be found under “Board Meetings and Committees—Director Compensation Strategy.” The actual amounts paid to each member of the Board of Directors for fiscal year 2015 are disclosed under “2015 Director Compensation” and in our Swiss Compensation Report under the caption “Board of Directors’ Compensation.”

Proposal for Ratification of Maximum Aggregate Amount

The Board of Directors proposes that the shareholders ratify an amount of US$ 4,121,000 as the maximum aggregate amount of compensation of the Board of Directors for the 2016/2017 Term. This amount is the maximum amount that the Company can pay or grant to the members of the Board of Directors for the 2016/2017 Term. The proposed aggregate maximum amount has been calculated based on the directors’ compensation elements as outlined above.

The table below shows the aggregate compensation paid to our Board of Directors for the 2014/2015 Term, and the shareholder-approved, maximum aggregate compensation payable to our Board of Directors for the 2015/2016 Term. The 2014/2015 Term includes 11 non‑employee directors, one of whom served as Chairman of the Board and one of whom served as Vice-Chairman. The 2015/2016 Term includes 10 non‑employee directors, one of whom served as Chairman of the Board. Further, the table explains our proposal for the maximum aggregate amount of compensation for our Board of Directors for the 2016/2017 Term. The maximum aggregate compensation for this proposal is unchanged from the maximum aggregate compensation proposed for the 2015/2016 Term which was previously approved by our shareholders, and includes consideration for 10 non-employee directors, of whom one will be Chairman and one of whom may be Vice-Chairman.

	Term of Office 2014 AGM‑2015 AGM (based on 11 non‑employee directors and the assumptions described above)	Term of Office 2015 AGM‑2016 AGM (based on 10 non‑employee directors and the assumptions described above)(1)	Term of Office 2016 AGM‑2017 AGM Proposed Maximum Aggregate Amount(1)
	US$	US$	US$
Cash Retainers	1,617,550	1,510,000	1,510,000
Grant of Restricted Share Units(2)	2,232,690(3)	2,365,000(4)	2,365,000(4)
Dividend Equivalents(5)	491,760	246,000	246,000
Total(6) (7)	4,342,000	4,121,000	4,121,000

(1)

The cash retainer and the restricted share units include the compensation paid by Transocean Partners LLC (“Transocean Partners”) to two of our directors for their role as directors of Transocean Partners LLC; each receives a cash retainer and a grant of restricted share units of Transocean Partners units.

(2)

Restricted share units are granted to each non-employee director annually. On the date of grant, the restricted share units have an aggregate value equal to the US$ figures indicated in the table under “2015 Director Compensation”, and the restricted share units vest on the date first to occur of (i) the first anniversary of the date of grant or (ii) the Annual General Meeting next following the date of grant, subject to continued service through the vesting date. Vesting of the restricted share units is not subject to any performance measures.

(3)

Aggregate grant-date fair value under accounting standards for recognition of share-based compensation expense for restricted share units granted to our non-employee directors, computed in accordance with FASB ASC Topic 718.

(4)	Aggregate target amount.
(5)

Dividend equivalents paid or to be paid during the respective terms of office on all vested restricted share units. (For the 2016/2017 Term, the amount shown is based on the estimated number of unvested restricted share units that will vest during the 2016/2017 Term. For an overview of our directors’ vested and unvested restricted share units, please see Note 6—Share Ownership in the Company’s statutory financial statements for fiscal year 2015).

(6)	Social security payments to be paid by the Company pursuant to applicable law are not included in the total amount.
(7)

The proposal of the Board of Directors for ratification by our shareholders only relates to the maximum aggregate amount of total compensation as shown in the “Total” row. The subtotals shown for each compensation category for each Term are included for illustration purposes only.

The aggregate compensation paid to date and expected to be paid to the members of the Board of Directors during the 2015/2016 Term is within the maximum aggregate amount approved by shareholders at the 2015 Annual General Meeting. The actual payout and grants will be disclosed in our proxy statements for the 2017 and 2018 annual general meetings, respectively, and the Swiss Compensation Reports for fiscal years 2016 and 2017, respectively.

Recommendation

The Board of Directors recommends that you vote “FOR” this Agenda Item 11A.

11BRatification of the Maximum Aggregate Amount of Compensation of the Executive Management Team for Fiscal Year 2017.

Proposal of the Board of Directors

The Board of Directors proposes that the shareholders ratify an amount of US$ 29,617,000 as the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2017.

Explanation

As required by the Minder Ordinance and our Articles of Association, our shareholders are provided the opportunity to vote on the maximum aggregate amount of compensation that can be paid or granted to the members of the Executive Management Team for fiscal year 2017. The shareholder vote is of binding nature.

Executive Management Team Compensation Principles

The general principles of the compensation for the Executive Management Team are described in article 29b of our Articles of Association.

We use a combination of cash and equity compensation to attract, motivate and retain leaders from the global executive talent market within and outside our highly competitive industry and to achieve our objective of pay and performance alignment by delivering the vast majority of our Executive Management Team’s  compensation opportunity as performance‑based, ‘at‑risk’ compensation. Our Executive Management Team’s compensation consists of (1) base salary, (2) annual performance bonus, (3) long‑term incentives, which may comprise grants of restricted share units, performance share units and stock options and (4) other compensation, including Company contributions to savings and pension plans, life insurance premiums, dividend equivalents on vested restricted share units, club membership dues, expatriate assignment allowances and expatriate relocation pay.

Our Executive Management Team comprises our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our Executive Vice President and Chief Operating Officer.

For a detailed description of our compensation principles currently in effect for the Executive Management Team (and our other Named Executive Officers who are not members of the Executive Management Team), please refer to the section of this proxy statement under the caption “Compensation Discussion and Analysis.” We recommend that our shareholders read our Articles of Association and the Compensation Discussion and Analysis to understand our Executive Management Team compensation principles and process when considering this proposal. The actual amounts paid to each member of the Executive Management Team for fiscal years 2013-2015 are disclosed in this proxy statement under the caption “Executive Compensation—Summary Compensation Table,” and in our Swiss Compensation Report under the caption ”Executive Management Team Compensation.”

In addition to this binding prospective vote on maximum Executive Management Team compensation, shareholders have had the opportunity since 2011 under U.S. law to cast a retrospective advisory vote to approve the compensation paid to our Named Executive Officers (including our Executive Management Team members) for the fiscal year preceding the Annual General Meeting. Since 2011, our shareholders have consistently expressed their strong support for the Company’s executive compensation principles. For fiscal years 2011, 2012, 2013 and 2014, the shareholder approval levels have been 86%, 81%, 92% and 80%, respectively. Our shareholders are again provided the opportunity to cast a retrospective advisory vote to approve the compensation paid to our Named Executive Officers (including our Executive Management Team members) in fiscal year 2015, as is explained in detail in Agenda Item No. 10.

The proposed maximum aggregate amount of compensation for the Executive Management Team for fiscal year 2017 is derived substantially from the Company’s executive compensation principles receiving strong historical shareholder support as noted above.  Consistent with the Company’s historical practice in setting executive compensation, as reflected in the Compensation Discussion and Analysis, we anticipate that the aggregate amount actually paid to our Executive Management Team members for fiscal year 2017 will be less than the proposed maximum aggregate amount.

Proposal for Ratification of Maximum Aggregate Amount

The Board of Directors proposes that the shareholders ratify an amount of US$ 29,617,000 as the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2017. This amount is the maximum amount that the Company can pay or grant to its members of the Executive Management Team for fiscal year 2017, subject to the authority of the Board of Directors to grant or pay a “supplementary amount” pursuant to Article 29c of our Articles of Association without additional shareholder ratification to persons who newly assume an Executive Management Team function after the prospective vote at the 2016  Annual General Meeting.

The table below shows the maximum aggregate amount of compensation that could have been paid or granted in the last fully completed fiscal year (fiscal year 2015) under our compensation principles and plans, the maximum aggregate amount of compensation available to be paid or granted for the 2016 fiscal year under our compensation principles and plans currently in effect, and our proposed maximum aggregate amount of compensation for fiscal year 2017.

The proposed maximum aggregate amount of compensation for fiscal year 2017 is based on our estimated compensation levels and is unchanged from the maximum aggregate amount of compensation for 2016 fiscal year which was approved by shareholders at last year’s Annual General Meeting.

	Fiscal Year 2015 Maximum Payable(1)	Fiscal Year 2016 Maximum Payable(1)	Fiscal Year 2017 Proposed Maximum Amount
	US$	US$	US$
Base Salary	2,880,000(2)	3,024,000(3)	3,024,000
Annual Performance Bonus(4)	6,257,000	6,570,000	6,570,000
Long‑Term Incentives(5)	15,762,500	16,483,000	16,483,000
All Other Compensation(6)	3,467,500	3,540,000	3,540,000
Total(7)	28,367,000	29,617,000	29,617,000

(1)

Assuming that the base salary, the annual performance bonus and the all other compensation have been, or will be, paid or granted at the maximum level as provided under our compensation principles and plans (e.g., in relation to the annual performance bonus, assuming a payout of annual incentive bonuses at the maximum payout level of 200%). In relation to the long‑term incentive compensation, the fair value calculations are based on an assumed achievement of performance targets at 100%; see note 5 below for further information.

(2)	Reflects actual base salaries paid to our Executive Management Team.
(3)	Reflects actual base salaries paid to, and base salaries for the remaining fiscal year to be paid to, our Executive Management Team, based on base salary levels effective for fiscal year 2016.
(4)

Based on individual target award opportunities and maximum payout at 200%. As further described under “Compensation Discussion and Analysis—Annual Performance Bonus,” the potential payout ranges from 0% to 200% of the individual target award opportunity. Maximum payout is only available upon achievement of superior performance. Individual target award opportunities ranged, and will range, between 85% and 120% of the base salary, depending on the level of responsibility.

(5)

Based on target amounts and fair value calculations. With regard to performance‑based long‑term incentives such as performance share units, the fair value calculations are based on an assumed achievement of performance targets at 100%. The actual number of shares to be allocated under such long‑term incentive units will be determined in 2020 depending on performance achievement over a three‑year performance cycle and may range between 0‑200%.

(6)

Assumes that all compensation has been paid or granted at the maximum level as provided under our compensation principles and plans. Social security payments to be paid by the Company pursuant to applicable law are not included in the total amount.

(7)

The proposal of the Board of Directors for ratification by our shareholders only relates to the maximum aggregate amount of total compensation as shown in the “Total” row. The subtotals shown for each compensation category for each fiscal year are included for illustration purposes only.

We anticipate that the aggregate amount actually paid to our Executive Management Team for fiscal year 2017 will be less than the proposed maximum aggregate amount. Actual compensation paid to our Executive Management Team for fiscal year 2015 was US$ 18,242,593  (on the basis of the grant-date fair values of the long‑term incentive grants for fiscal year 2015), compared to a maximum amount payable under our compensation plans and principles of US$ 28,367,000. Notwithstanding that we anticipate that the aggregate amount actually paid to our Executive Management Team for fiscal year 2017 will be less than the proposed maximum aggregate amount, we request our shareholders approve the proposed maximum aggregate amount. This is because we want to ensure that the authorized compensation is set at a level that allows us to honor our compensation obligations and promises under our compensation principles and plans if the Executive Management Team, or its individual members, deliver superior performance and achieve all of the performance objectives at the maximum performance level.

The actual payout and grants will be disclosed in the proxy statement for our 2018 annual general meeting and the Swiss Compensation Report for fiscal year 2017.

Recommendation

The Board of Directors recommends that you vote “FOR” this Agenda Item 11B.

Corporate Governance

We are committed to upholding high standards of corporate governance and business conduct and believe that we have maintained good corporate governance practices for many years.

In February 2011, the Board of Directors adopted a Code of Integrity that updated and replaced our previous Code of Business Conduct and Ethics. We regularly review and, as necessary, update our Code of Integrity. We conduct online mandatory training for our employees and officers on our Code of Integrity and other relevant compliance topics. We also require all our officers and managerial and supervisory employees to certify compliance with our Code of Integrity each year and to proactively report any non-compliance they may discover.

The Corporate Governance Committee of the Board of Directors evaluates the Company’s and the Board of Directors’ governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board of Directors and the Board of Directors’ governance principles at least annually. The Corporate Governance Committee receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board of Directors annually evaluate their own performance.

Director Share Holding Requirement. We have equity ownership guidelines for directors that require each current non‑management director to acquire and retain a number of our shares, restricted share units and/or deferred units at least equal in value to an amount five times the director’s annual cash retainer. Each new director is required to acquire and retain such number of shares, restricted share units and/or deferred units over his or her initial five years as a director. Jeremy D. Thigpen, our President and Chief Executive Officer, is subject to separate officer share ownership guidelines providing for a more stringent requirement of six times his base pay. In connection with such ownership requirement, the Board of Directors currently grants restricted share units to each of our non‑management directors. See “Compensation Discussion and Analysis” for more information about these guidelines.

Restrictions on Pledging, Hedging and Margin Accounts. Pursuant to our Insider Trading Policy, employees, officers and directors are restricted from pledging, hedging or holding shares in a margin account.

Our current governance documents may be found on our website at www.deepwater.com under “Investor Relations—Governance.” Among the information you can find there is the following:

•	Articles of Association;
•	Organizational Regulations;
•	Corporate Governance Guidelines;
•	Audit Committee Charter;
•	Corporate Governance Committee Charter;
•	Compensation Committee Charter;
•	Finance Committee Charter;
•	Health Safety and Environment Committee Charter;
•	Our Mission Statement;
•	Our FIRST Shared Values; and

•	Code of Integrity.

Information contained on our website is not part of this proxy statement. We will continue to monitor our governance practices and update policies and procedures, as appropriate, in order to maintain our high standards.

Board Leadership. Except during extraordinary circumstances, the Board of Directors has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board. The Board believes that separating these positions allows our Chief Executive Officer to focus on our day‑to‑day business, while our Chairman of the Board presides over the Board as it provides advice to, and independent oversight of, management and the Company’s operations. The Board recognizes the time, effort, and energy that our Chief Executive Officer is required to devote to his position and the additional commitment the position of Chairman of the Board of Directors requires. The Board of Directors believes that having separate positions and having an independent outside director serve as Chairman of the Board of Directors is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. However, following Mr. Newman’s resignation as Chief Executive Officer of the Company and resignation from the Board of Directors in February 2015, Ian C. Strachan served in a dual capacity as Chairman of the Board of Directors and Interim Chief Executive Officer until the Company named Jeremy D. Thigpen as President and Chief Executive Officer. The Company intends to continue its practice of separating the positions of Chief Executive Officer and Chairman of the Board for the reasons identified above.

Risk Management. Executive management is responsible for the day‑to‑day management of the risks we face, while the Board of Directors, as a whole and through its various committees, has responsibility for the oversight of risk management for the Company. Through their oversight role and their review of management’s active role, the directors satisfy themselves that the risk management processes designed and implemented by management (as more particularly described below) are adapted to and integrated with the Company’s corporate strategy, are functioning as designed and that steps are taken to foster a culture in which each employee understands his or her impact on the assessment and management of risk, his or her responsibility for acting within appropriate limits, and his or her ultimate accountability.

The Company has undertaken an extensive review and improvement of its Enterprise Risk Management (“ERM”) process and has implemented an ERM framework, which includes an executive risk management committee and a risk committee working group. The executive risk management committee is composed of members of senior management, including our Chief Executive Officer and other members of management in key functions and selected divisions of the Company. The duties of the executive risk management committee include the following: reviewing and approving appropriate changes to the Company’s policies and procedures regarding risk management; identifying and assessing operational, commercial, strategic, financial, macroeconomic and geopolitical risks facing the Company; identifying risks and taking corrective actions, if appropriate; monitoring key indicators to assess the effectiveness and adequacy of the Company’s risk management activities; and communicating with the Board of Directors at least once a year with respect to risk management. The executive risk management committee and/or members of management present a report on risk management activities to the Board of Directors at least annually. The risk committee working group meets regularly and identifies risks facing the Company, makes an assessment of each risk, identifies preventive and mitigating controls and then makes recommendations for improvement opportunities to the Board of Directors or our Chief Executive Officer, as appropriate.

Compensation and Risk. We regularly assess risks related to our compensation programs, including our executive compensation programs, and do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviews information and solicits input from an independent compensation consultant regarding compensation factors, which could mitigate or encourage excessive risk‑taking. In its review in 2015, the Compensation Committee considered the attributes of our programs, including the metrics used to determine incentive awards, the weight of each metric, the timing and processes for setting performance targets and validating results, the performance measurement periods and time horizons, the total mix of pay and the maximum compensation and incentive award payout opportunities.

Independence of Board Members. Our Corporate Governance Guidelines require that at least a majority of the members of the Board of Directors meet the independence standards set by the NYSE. In order to meet the NYSE’s independence standards, a member of the Board of Directors must not have a relationship with the Company that falls within certain objective categories established by the NYSE. In addition, the Board of Directors must then affirmatively determine, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the Company.

The Board of Directors has determined that all of its current members, with the exception of Jeremy D. Thigpen (our President and Chief Executive Officer), are independent and meet the applicable independence standards set by the NYSE, the SEC and our guidelines. Accordingly, our Compensation, Audit and Corporate Governance Committees are composed solely of directors who meet the NYSE and SEC independence standards.

In making its independence determinations, the Board of Directors considered the fact that, while such relationships do not preclude independence under the NYSE and SEC rules or the Company’s guidelines, Glyn A. Barker, Chadwick C. Deaton, Vincent J. Intrieri, Samuel J. Merksamer, Merrill A. “Pete” Miller, Jr. and Tan Ek Kia are, or within the past three years have been, directors or officers of companies with which we conduct business in the ordinary course. In addition, Edward R. Muller’s son has been working as an associate attorney at Munger, Tolles & Olson LLP, a law firm that provides legal services to the Company.

Since 2012, Mr. Barker has served as a non‑executive director of Aviva plc, a company that provides insurance related services to the Company. Additionally, since July 2014, Mr. Barker has served as a director and member (and until July 2015 as chairman) of the audit committee, and since July 2015, as chairman of the board of directors of, Transocean Partners LLC, a publicly‑held subsidiary of Transocean Ltd. to which we provide operating, support and administrative services, in addition to being the majority unitholder.

In 2013, Mr. Deaton resigned from his position as executive chairman of Baker Hughes Incorporated, from which the Company purchases drilling equipment and services. Since 2010, Mr. Deaton has served as a non‑executive director of Air Products and Chemicals, Inc., from which the Company rented and purchased rig related products and equipment. Further, since 2014, Mr. Deaton has served as a non‑executive director of Marathon Oil Corporation, from which we receive revenues for performing services.

In addition to his affiliation with Carl Icahn and certain investment funds managed by Mr. Icahn, from 2013 to 2015, Mr. Merksamer served as a non‑executive director of Talisman Energy, from which we received revenues for performing services, and, beginning in 2014, Mr. Merksamer has served as a director of Hertz Global Holdings, Inc., from subsidiaries of which the Company procures car rental services. In February 2016, American International Group, Inc. announced that Mr. Merksamer will be nominated as non-executive director of American International Group, Inc. for election at its 2016 annual meeting of shareholders. American International Group, Inc. is a company that provides insurance-related services to the Company. As with Mr. Barker, Mr. Merksamer joined the board of directors of Transocean Partners LLC in 2014.

In addition to his affiliation with Carl Icahn and certain investment funds managed by Mr. Icahn, since 2014, Mr. Intrieri has served as a director of Hertz Global Holdings, Inc.

Since 2010, Mr. Tan has served as a non‑executive director of Keppel Corporation, which provides the Company with services related to rig construction and shipyard work.

From 2001 to 2014, Mr. Miller served as President &  Chief Executive Officer of National Oilwell Varco, Inc., from which the Company regularly purchases drilling equipment and services. Mr. Miller currently serves as the executive chairman of NOW Inc. from which the Company regularly purchases drilling equipment and services.

The Board of Directors believes that all of these transactions were on arm’s‑length terms that were reasonable and competitive. Accordingly, the Board of Directors concluded that these relationships have no effect on the independence of these directors. Because of our extensive operations, transactions and director relationships, transactions of this nature are expected to take place in the ordinary course of business in the future.

Executive Sessions. Our independent directors met in executive session without management at each of the regularly scheduled Board of Directors meetings held in 2015. During 2016, they are again scheduled to meet in executive session at each regularly scheduled Board of Directors meeting. The independent directors generally designate the Chairman of the Board of Directors to act as the presiding director for executive sessions.

Director Nomination Process. The Board of Directors has designated the Corporate Governance Committee as the committee authorized to consider and recommend nominees for the Board of Directors. The Board of Directors believes that all members of the Corporate Governance Committee meet the NYSE independence requirements.

Our Corporate Governance Guidelines provide that the Corporate Governance Committee should periodically assess the needs of our Company and the Board of Directors, so as to recommend candidates who will further our goals. In making that assessment, the Corporate Governance Committee has determined that a recommended nominee must have the following minimum qualifications:

•	high professional and personal ethics and values;
•	a record of professional accomplishment in his/her chosen field;
•	relevant expertise and experience; and
•	a reputation, both personal and professional, consistent with our Shared Values.

In addition to these minimum qualifications, the Corporate Governance Committee considers other qualities in nominees that may be desirable. In particular, the Board of Directors is committed to having a majority of independent directors and, accordingly, the Corporate Governance Committee evaluates the independence status of any potential director. The Corporate Governance Committee evaluates whether or not a candidate contributes to the Board of Directors’ overall diversity and whether or not the candidate can contribute positively to the existing chemistry and collaborative culture among the Board members. Also, the Corporate Governance Committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business, such as expertise in the industry and in critical health, safety and environmental matters, and position as the leading international provider of offshore drilling services.

As described above, in accordance with the majority vote provisions of our Corporate Governance Guidelines, the Board of Directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation, which would be effective upon and only in the event that (1) such nominee fails to receive more votes cast “FOR” than “AGAINST” his or her election in an uncontested election and (2) the Board of Directors accepts the resignation. The Board of Directors will also request a statement from any person nominated as a director by anyone other than the Board of Directors as to whether that person will also submit an irrevocable letter of resignation upon the same terms as a person nominated by the Board of Directors. An uncontested election occurs in an election of directors that does not constitute a contested election. A contested election for purposes of the Corporate Governance Guidelines occurs when (i) the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for director set forth in our Articles of Association and (ii) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the Company first mails its notice of meeting for such meeting to the shareholders.

The Corporate Governance Committee has several methods of identifying Board of Directors candidates. First, the Corporate Governance Committee considers and evaluates annually whether each director nominee is qualified to be nominated for election or reelection to the Board of Directors. Second, the Corporate Governance Committee requests from time‑to‑time that its members and the other Board members identify possible candidates for any vacancies or potential vacancies. Third, the Corporate Governance Committee has the authority to retain one or more executive search firms to aid in its search. Each executive search firm assists the Corporate Governance Committee in identifying potential Board of Directors candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

The Corporate Governance Committee considers nominees for director recommended by our shareholders. Recommendations may be submitted in writing, along with:

•	the name of and contact information for the candidate;
•	a statement detailing the candidate’s qualifications and business and educational experience;
•	information regarding the qualifications and qualities described under “Director Nomination Process” above;
•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;
•

a signed irrevocable letter of resignation from the proposed candidate that, in accordance with our Corporate Governance Guidelines, would be effective upon and only in the event that (1) in an uncontested election, such candidate fails to receive more votes cast “FOR” than “AGAINST” his or her election and (2) the Board of Directors accepts the resignation;

•	a statement that the writer is a shareholder and is proposing a candidate for consideration by the Corporate Governance Committee;
•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;
•	financial and accounting experience of the candidate, to enable the Corporate Governance Committee to determine whether the candidate would be suitable for Audit Committee membership; and
•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.

Shareholders may submit nominations to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH‑6300 Zug, Switzerland. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director. The extent to which the Corporate Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Corporate Governance Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board of Directors, and is at the Corporate Governance Committee’s discretion. The Corporate Governance Committee evaluates the desirability for incumbent directors to continue on the Board of Directors following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the Corporate Governance Committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the Board of Directors, and the Board of Directors may determine not to, nominate those candidates for election to the Board of Directors.

In addition to recommending director nominees to the Corporate Governance Committee, any shareholder may, in compliance with applicable requirements, nominate directors for election at annual general meetings of the shareholders. For more information on this topic, see “Other Matters—Proposals of Shareholders.”

Executive and Director Compensation Process. Our Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. An outside consultant, Pay Governance LLC, retained by the Compensation Committee has provided the Compensation Committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. Pay Governance has served as the Compensation Committee’s outside consultant since February 2011. Our Chief Executive Officer also assists the Compensation Committee in the executive compensation setting process. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see “Compensation Discussion and Analysis.”

Director compensation is set by the Board of Directors upon a recommendation from the Compensation Committee. Since 2015, director compensation is also subject to shareholder approval at the Company’s  annual general meetings.  Each calendar year, the Compensation Committee reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. The Compensation Committee has used its outside consultant to gather data regarding director compensation at (1) certain similar size companies in the general industry, as well as (2) the same peer group of companies generally utilized in the consideration of executive compensation, as set forth in the “Compensation Discussion and Analysis.” Based upon its review of the data and its own judgment, the Compensation Committee develops a recommendation for consideration by the Board of Directors. If serving as director on the Board of Directors, our Chief Executive Officer receives no additional compensation for such service.

Process for Communication by Shareholders and Interested Parties with the Board of Directors. The Board of Directors has established a process whereby interested parties may communicate with the Board of Directors and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board of Directors or an individual director, c/o the Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH‑6300 Zug, Switzerland. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board of Directors has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board of Directors has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board of Directors aware of such material which it may request be forwarded, retained or destroyed at the Board of Directors’ discretion.

Policies and Procedures for Approval of Transactions with Related Persons. The Board of Directors has a written policy with respect to related person transactions pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S‑K. The Audit Committee, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and/or ratifying any related person transaction.

To identify related person transactions, each year we distribute and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. Quarterly, our directors and officers must re-affirm in writing that the information previously provided in their questionnaires remains accurate and complete, and provide updates regarding any related person relationships that may have arisen. Our Code of Integrity further requires that an executive officer inform the Company when the executive officer’s private interest interferes or appears to interfere in any way with our interests. In addition, the Board of Directors’ Corporate Governance Guidelines require that a director immediately must inform the Board of Directors or the Chairman of the Board of Directors in the event that a director believes that the director has an actual or potential conflict with our interests. Furthermore, under our Organizational Regulations, a director must disclose and abstain from voting with respect to certain conflicts of interest.

Under our related persons transaction policy, the Audit Committee considers all relevant facts and circumstances available, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction (including expected aggregate value and value to be derived by the related person), the benefits to the Company, the availability to the Company of alternative means or transactions to obtain like benefits and the terms that would prevail in a similar transaction with an unaffiliated third party. For related person transactions that do not receive prior approval from the Audit Committee, the transactions are submitted to the Audit Committee to consider all relevant facts and circumstances and, based on its conclusions, evaluate all options, including, but not limited to, ratification, amendment or termination of the transaction. Since the beginning of 2015, there were no related person transactions where such policies and procedures were not followed.

Certain Relationships and Related Party Transactions. From 2001 to 2014, Mr. Miller served as president & chief executive officer of National Oilwell Varco, Inc. (NYSE: NOV). Mr. Miller currently serves as the executive chairman of NOW Inc. (NYSE: DNOW). We regularly procure equipment and services from National Oilwell Varco, Inc. and its affiliates (together “NOV”) and NOW Inc., each at arm’s length terms and within the ordinary course of business. In 2015, our purchasing activity with NOV and NOW Inc. represented less than 2% of each company’s reported gross revenues for such periods.

Director Attendance at Annual General Meeting. We expect all of our directors to attend the 2016 Annual General Meeting. At the 2015 Annual General Meeting, all directors then serving on the Board of Directors were in attendance.

Board Meetings and Committees

During 2015, the Board of Directors of Transocean Ltd. held seven meetings. The Board of Directors and the committees of the Board of Directors met at least once a quarter and the quarterly meetings generally occurred over a period of two days. Each of our directors attended at least 80% of the meetings following their election, including meetings of committees on which the director served.

The Board of Directors has standing Audit, Compensation, Finance, Corporate Governance, and Health Safety and Environment Committees. As noted above, the charters for these committees may be found on our website at www.deepwater.com under “Investor Relations—Governance.” In addition, the Board of Directors may from time to time form special committees to consider particular matters that arise.

Compensation Committee. The purpose of the Compensation Committee is to assist the Board of Directors in (1) developing an appropriate compensation program and benefit package for (a) members of the Executive Management Team, (b) persons defined as “officers” pursuant to section 16(a) of the Exchange Act, and (c) any other person whose compensation is required to be disclosed by applicable securities laws and regulations (collectively, the “Specified Executives”) and members of the Board of Directors; and (2) complying with the Board of Directors’ legal and regulatory requirements as to Board member and Specified Executive compensation in order to facilitate the Company’s ability to attract, retain and motivate qualified individuals in a system that aligns compensation with the Company’s business performance. The authority and responsibilities of the Compensation Committee include, among others, the following:

•

annually review and recommend to the Board of Directors for submission to and ratification by the shareholders pursuant to Swiss law and our Articles of Association the maximum aggregate amount of compensation of the Board of Directors and the Executive Management Team for the relevant period;

•	annually review and approve the compensation paid to members of the Board of Directors and Specified Executives;
•	select appropriate peer groups and market reference points against which the Company’s Board of Directors and executive compensation is compared;
•	annually recommend focus areas for our Chief Executive Officer for approval by members of our Board of Directors who meet our independence and experience requirements;
•	annually review, with participation of our full Board of Directors, our Chief Executive Officer’s performance in light of our established focus areas;
•

annually set our Chief Executive Officer’s compensation based, as appropriate, upon his performance evaluation together with competitive data and subject to shareholder ratification requirements pursuant to our Articles of Association and applicable law;

•

administer our Long‑Term Incentive Plans, Performance Award and Cash Bonus Plan, Deferred Compensation Plan, and any other compensation plans or arrangements providing for benefits primarily to members of the Board of Directors and executive officers in accordance with goals and objectives established by the Board of Directors, the terms of the plans, and any applicable rules and regulations;

•

consider and make recommendations to the Board of Directors, with guidance from an outside compensation consultant, concerning the existing Board of Directors and executive compensation programs and changes to such programs;

•

consider, with guidance from an outside compensation consultant, and approve the material terms of any employment, severance, termination or other similar arrangements (to the extent permitted by applicable law and our Articles of Association) that may be entered into with members of the Board of Directors and Specified Executives; provided, however, that the Compensation Committee shall not recommend and the Board of Directors shall not authorize “single‑trigger” change of control agreements for any of our officers or directors;

•

assess the risks, with the assistance of external resources as the Compensation Committee deems appropriate, of the Company’s compensation arrangements applicable to members of the Board of Directors and the Specified Executives; and

•

retain and approve the fees of legal, accounting or other advisors, including any compensation consultant, employed by the Committee to assist it in the evaluation of executive and director compensation.

See “Compensation Discussion and Analysis” for a discussion of additional responsibilities of the Compensation Committee.

The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, NYSE listing standards and the Compensation Committee’s governing documents. The Compensation Committee may delegate all or a portion of its powers and responsibilities with respect to the compensation plans and programs described above and in our “Compensation Discussion and Analysis” to one or more of our management committees; provided, that the Compensation Committee retains all power and responsibility with respect to awards granted to our Board members and executive officers. The Chief Executive Officer has been delegated authority to grant equity awards under the Company’s Long‑Term Incentive Plans to new and existing employees of the Company, excluding executive officers and other officers above the Vice President level, provided that such awards shall not exceed $5,000,000 in grant value per calendar year in aggregate and no such individual award shall exceed $350,000 in grant value.

The Compensation Committee has delegated to a subcommittee composed of its chairman and at least one additional committee member the authority to approve interim compensation actions resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer), including but not limited to establishing annual base salary, annual bonus targets, long‑term bonus targets and the grant of equity awards, subject to any required vote of the shareholders. The Compensation Committee has also delegated authority to the Chief Executive Officer to, upon termination of service of an employee of the Company  (excluding executive officers and other officers at or above the Senior Vice President level), accelerate vesting of awards granted under the Company’s Long‑Term Incentive Plan and to extend exercisability of options for a period of up to one year, but not beyond the original exercise period. The Compensation Committee has further delegated authority to the Chief Executive Officer to determine whether an individual is disabled and/or to set applicable criteria for making such determination for purposes of the Company’s Long‑Term Incentive Plan. The Compensation Committee is notified of compensation actions made by the Chief Executive Officer or the subcommittee at the meeting following the end of each calendar quarter in which such actions are taken.

The current members of the Compensation Committee are Mr. Tan, Chairman, and Messrs. Curado, Intrieri and McNamara. The Compensation Committee met seven times during 2015.

Finance Committee. The Finance Committee approves our long‑term financial policies, insurance programs and investment policies. It also makes recommendations to the Board of Directors concerning the Company’s dividend policy, securities repurchase actions, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the Finance Committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs.

The current members of the Finance Committee are Mr. Muller, Chairman, Ms. Chang and Messrs. Barker and Merksamer. The Finance Committee met four times during 2015.

Corporate Governance Committee.  The Corporate Governance Committee makes recommendations to the Board of Directors with respect to the nomination of candidates for election to the Board of Directors, how the Board of

Directors functions and how the Board of Directors should interact with shareholders and management. It reviews the qualifications of potential candidates for the Board of Directors, coordinates the self‑evaluation of the Board of Directors and committees and proposes to the Board of Directors candidates to stand for election at the next general meeting of shareholders.

The current members of the Corporate Governance Committee are Mr. McNamara, Chairman, and Messrs. Deaton and Intrieri. The Corporate Governance Committee met five times during 2015.

Health Safety and Environment Committee. The Health Safety and Environment Committee assists the Board of Directors in fulfilling its responsibilities to oversee the Company’s management of risk in the areas of health, safety and the environment. The Health Safety and Environment Committee reviews and discusses with management the status of key environmental, health and safety issues. Additionally, the Health Safety and Environment Committee regularly evaluates Company policies, practices and performance related to health, safety and environmental issues and guides strategy decisions to promote company goals and compliance with applicable rules and regulations. Beginning in 2013, the Health Safety and Environment Committee assumed additional responsibility to oversee the Company’s implementation of certain requirements of the Consent Decree by and among the U.S. Department of Justice and certain of the Company’s affiliates. The Health Safety and Environment Committee has required the Company to provide, and will review, regular reports regarding compliance with all aspects of the Consent Decree.

The current members of the Health Safety and Environment Committee are Mr. Deaton, Chairman, and Messrs. Merksamer, Muller and Tan. The Health Safety and Environment Committee met four times during 2015.

Audit Committee. The Audit Committee is responsible for recommending the selection, retention and termination of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations to the Board of Directors and to our shareholders for their approval at a general meeting of shareholders. The Audit Committee is directly responsible for the compensation and oversight of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations. The Audit Committee further advises as necessary in the selection of the lead audit partner. The Audit Committee also monitors the integrity of our financial statements and the independence and performance of our auditors and their lead audit partner and reviews our financial reporting processes. The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by our independent registered public accounting firm, our auditor pursuant to the Swiss Code of Obligations and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers for disclosure in the proxy statement, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.

The Board of Directors requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not the Audit Committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;
•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;
•

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal control over financial reporting; and
•	an understanding of audit committee functions.

The person must have acquired such attributes through one or more of the following:

•

education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;
•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or
•	other relevant experience.

The current members of the Audit Committee are Mr. Barker, Chairman, Ms. Chang and Mr. Curado. The Audit Committee met eight times during 2015.

The Board of Directors has reviewed the criteria set by the SEC and determined that each of the current members of the Audit Committee is “financially literate” and qualifies as an “audit committee financial expert.” In addition, the Board of Directors has determined that each of the current members of the Audit Committee qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Barker is a chartered accountant, served as an audit partner in an accounting firm and served as the Vice Chairman‑U.K. of PricewaterhouseCoopers LLP from 2008 to 2011. Ms. Chang was previously partner in charge of Corporate Finance for KPMG Peat Marwick LLP. Mr. Curado has served as President and Chief Executive Officer of Embraer S.A. since 2007 and has significant risk management and compliance experience.

Finally, NYSE rules restrict directors that have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the Audit Committee. We believe that the members of the Audit Committee have no such relationships and are therefore independent for purposes of NYSE rules.

Director Compensation Strategy

Directors who are employees of the Company do not receive compensation for Board of Directors’ service. At present, all of the directors except Mr. Thigpen, our President and Chief Executive Officer, are non‑employees and receive compensation for Board of Directors service.

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board of Directors. The Board of Directors believes that any compensation method should be weighted more toward compensation in the form of equity in order to more closely align director compensation with shareholders’ interests.

In 2015, non‑employee director compensation included the following fixed components:

Annual Retainer—non‑employee Director	$100,000
Annual Retainer—non‑employee Vice Chairman(1)	$250,000
Annual Retainer—non‑employee Chairman(2)	$325,000
Additional Annual Retainer for Committee Chairmen	$35,000
Audit Committee
Compensation Committee	$20,000
Corporate Governance Committee, Finance Committee and Health Safety and Environment Committee	$10,000
Grant of Restricted Share Units—non‑employee Directors and Vice Chairman(3)	$210,000
Grant of Restricted Share Units—non‑employee Chairman(4)	$325,000

(1)	Mr. Miller served as non-employee Vice Chairman until May 15, 2015. Currently, the Company does not have any director serving in a Vice Chairman role.
(2)

In May 2015, the annual retainer for the non‑employee Chairman was increased from $265,000 to $325,000 for the compensation period from the Company’s 2015 Annual General Meeting to the Company’s 2016 Annual General Meeting (“2015/2016 Compensation Period”).

(3)

Restricted share units are granted to each non‑employee director annually and have an aggregate value equal to $210,000, based upon the average of the high and low sales prices of our shares for each of the 10 trading days immediately prior to the date of grant. The restricted share units vest on the date first to occur of (1) the first anniversary of the date of grant or (2) the Annual General Meeting next following the date of grant, subject to continued service through the vesting date. Vesting of the restricted share units is not subject to any performance measures.

(4)	In May 2015, the aggregate value of units granted to the non‑employee Chairman was increased from $260,000 to $325,000 for the 2015/2016 Compensation Period.

In addition, we pay or reimburse our directors’ travel and incidental expenses incurred for attending Board of Directors, committee and shareholder meetings and for other Company business‑related purposes.

2015 Director Compensation

In 2015, each non‑employee member of the Board of Directors received the compensation described above.

At the Board of Directors meeting held immediately after the 2015 Annual General Meeting of our shareholders, the Board of Directors granted 10,836 restricted share units to each non‑employee director (other than the Chairman) and 16,770 restricted share units to the non‑employee Chairman in aggregate value equal to $210,000 and $325,000, respectively, based upon the average of the high and low sales prices of our shares for the 10 trading days immediately prior to the date of grant (calculated at $19.38 per share). Each non‑employee director is required to acquire and retain a number of our shares and/or restricted share units at least equal in value to an amount five times the annual director retainer. Each non‑employee director’s vested restricted share units generally are not settled until the non‑employee director’s service with the Company ends.

The following summarizes the compensation of our non‑employee directors for 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3)	Total ($)
Ian C. Strachan(4)	132,500	—	31,043	163,543
Glyn A. Barker	135,000	225,280	11,624	371,904
Vanessa C. L. Chang	100,000	225,280	16,217	341,497
Frederico F. Curado	100,000	225,280	10,188	335,468
Chadwick C. Deaton	110,000	225,280	16,217	351,497
Vincent J. Intrieri	100,000	225,280	5,190	330,470
Martin B. McNamara	110,000	225,280	34,981	370,261
Samuel J. Merksamer	100,000	225,280	10,188	335,468
Merrill A. “Pete” Miller, Jr.	297,184	348,648	8,806	654,638
Edward R. Muller	110,000	225,280	29,591	364,871
Tan Ek Kia	120,000	225,280	20,174	365,454

(1)

This represents the aggregate grant-date fair value under accounting standards for recognition of share‑based compensation expense for restricted share units granted to our directors in 2015, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2015.

(2)

The aggregate number of vested and unvested restricted share units, and stock appreciation rights (“SARs”), at December 31, 2015, for each non‑employee director was as follows: Mr. Barker, 9,703 vested restricted share units and 10,836 unvested restricted share units; Ms. Chang, 15, 445 vested restricted share units and 10,836 unvested restricted share units; Mr. Curado, 9,703 vested restricted share units and 10,836 unvested restricted share units; Mr. Deaton, 15,445 vested restricted share units and 10,836 unvested restricted share units; Mr. Intrieri, 4,943 vested restricted share units and 10,836 unvested restricted share units; Mr. McNamara, 33,315 vested restricted share units and 10,836 unvested restricted share units; Mr. Merksamer, 9,703 vested restricted share units and 10,836 unvested restricted share units; Mr. Miller, 4,892 vested restricted share units and 16,770 unvested restricted share units; Mr. Muller, 7,640 SARs and 28,182 vested restricted share units and 10,836 unvested restricted share units; Mr. Tan, 19,213 vested restricted share units and 10,836 unvested restricted share units.

(3)	Represents dividend equivalents paid during 2015 on all vested restricted share units.
(4)

Mr. Strachan retired from the Board of Directors in connection with the 2015 Annual General Meeting. Mr. Strachan served as Interim Chief Executive Officer in 2015 prior to the appointment of Mr. Thigpen as the Company’s President and Chief Executive Officer.

AUDIT COMMITTEE REPORT

Two primary roles of the Audit Committee are to (1) assist the Board of Directors in overseeing the key financial and compliance related matters and (2) monitor integrity of the financial statements of the Company. While management is responsible for the Company’s internal controls and the financial reporting process, in accordance with its Charter, the Audit Committee encourages continuous improvement of and fosters adherence to the Company’s policies, procedures and practices at all levels.

The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, Ernst & Young LLP, and our auditor under the Swiss Code of Obligations. Ernst & Young LLP has been the Company’s independent registered public accounting firm since 1993 and is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the PCAOB. The Audit Committee considers the effectiveness of these processes and the independence of Ernst & Young LLP on an on‑going basis. A full description of the Audit Committee’s key functions is contained in the Company’s Audit Committee Charter available at: www.deepwater.com/investor‑relations/governance/committees/audit‑committee.

As part of its oversight function for the year ended December 31, 2015, the Audit Committee:

•	Reviewed and discussed the audited financial statements of the Company to be included in the Annual Report with management, our internal auditors and Ernst & Young LLP;
•

Discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

In accordance with the Sarbanes‑Oxley Act of 2002, which requires certifications by the Company’s chief executive officer and chief financial officer in certain of the Company’s filings with the SEC, discussed the review of the Company’s reporting and internal controls undertaken in connection with these certifications with the Company’s management and independent registered public accounting firm;

•

Reviewed and discussed with the Company’s management and independent registered public accounting firm management’s report and Ernst & Young LLP’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes‑Oxley Act of 2002;

•	Developed quarterly meeting agendas based on input from each Committee member, Ernst & Young LLP, members of management and the Company’s internal audit function;
•

Conducted regular meetings with our internal auditors and Ernst & Young LLP (with and without management present) to discuss the overall scope and plans for future audits, results of examinations, evaluations of internal controls and other material matters;

•	Reviewed all non‑audit services and engagements, service quality and working relationships with Ernst & Young LLP; and
•	Reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes‑Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP regarding the auditor’s independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. The Audit Committee further has discussed with management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as it deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Company’s audited financial statements for the year ended December 31, 2015, in the Company’s Annual Report on Form 10‑K for such year filed with the SEC.

Members of the Audit Committee:

Glyn A. Barker, Chairman Vanessa C.L. Chang Frederico F. Curado

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of March 1, 2016, of more than 5% of the Company’s shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)

Credit Suisse Group AG
Paradeplatz 8, Postfach	40,275,126	(2)	11.03%
8070 Zürich, Switzerland
The Vanguard Group	36,439,874	(3)	9.98%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	25,210,685	(4)	6.90%
55 East 52nd Street
New York, NY 10055
Icahn Capital LP	21,477,900	(5)	5.88%
White Plains Plaza
445 Hamilton Avenue, Suite 1210
White Plains, New York 10601

(1)	The percentage indicated is based on 365,066,026 outstanding Company shares as of March 1, 2016.
(2)

The number of shares is based on a notice of shareholdings reported by Credit Suisse Group AG on  November 27, 2015, pursuant to the disclosure rules of the SIX Swiss Exchange. According to the filing, Credit Suisse Group AG has voting rights with regard to 40,275,126 shares.

(3)

The number of shares is based on the Schedule 13G/A filed with the SEC on February 10, 2016, by The Vanguard Group. According to the filing, The Vanguard Group has sole voting power with regard to 591,860 shares, shared voting power with regard to 33,035 shares, sole dispositive power with regard to 35,827,580 shares and share dispositive power with regard to 612,294 shares.

(4)

The number of shares is based on the Schedule 13G/A filed with the SEC on January 27, 2016, by BlackRock, Inc. According to the filing, BlackRock, Inc. has sole voting power with regard to 23,380,916 shares and sole dispositive power with regard to 25,210,685 shares.

(5)

The number of shares is based on the Schedule 13D/A filed with the SEC on November 12, 2013, by Icahn Capital L.P. with respect to itself, Carl C. Icahn and certain other affiliated entities of Carl C. Icahn. According to the filing, (i) High River Limited Partnership, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 4,295,579 shares; (ii) Hopper Investments LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 4,295,579 shares; (iii) Barberry Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 4,295,579 shares; (iv) Icahn Partners Master Fund LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,836,919 shares; (v) Icahn Partners Master Fund II LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 2,682,968 shares; (vi) Icahn Partners Master Fund III LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 1,181,104 shares; (vii) Icahn Offshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 10,700,991; (viii) Icahn Partners LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,481,330 shares; (ix) Icahn Onshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 6,481,330 shares; (x) Icahn Capital LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xi) IPH GP LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xii) Icahn

Enterprises Holdings L.P., a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xiii) Icahn Enterprises G.P. Inc., a Delaware corporation, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xiv) Beckton Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 17,182,321 shares; and (xv) Carl C. Icahn has shared voting power and shared dispositive power with regard to 21,477,900 shares. Carl C. Icahn, by virtue of his relationship to the other reporting persons, is deemed to beneficially own the shares which the other reporting persons directly beneficially own. According to the Schedule 13D, each of the reporting persons may have shared voting and/or dispositive power over all or some of such shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows how many shares each of our directors and nominees, each of the Named Executive Officers included in the summary compensation section below and all directors and executive officers as a group beneficially owned as of March 1,  2016.

Name	Shares Owned(1)	Shares Subject to Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned(3)	Percent of Class(3)
Jeremy D. Thigpen	—	113,784	113,784	*
Mark Mey	—	—	—	*
John B. Stobart	18,198	71,300	89,498	*
Terry B. Bonno	12,658	72,554	85,212	*
David Tonnel(4)	24,702	93,152	117,854	*
Glyn A. Barker	4,476	9,703	14,179	*
Vanessa C.L. Chang	1,700	15,445	17,145	*
Frederico F. Curado	—	9,703	9,703	*
Chadwick C. Deaton(5)	1,000	15,445	16,445	*
Vincent J. Intrieri	—	4,943	4,943	*
Martin B. McNamara	24,651	45,113	69,764	*
Samuel J. Merksamer	—	9,703	9,703	*
Merrill A. “Pete” Miller, Jr.	—	4,892	4,892	*
Edward R. Muller(6)	6,647	28,182	34,829	*
Ian C. Strachan(7)	—	—	—	*
Tan Ek Kia	—	19,213	19,213	*
Steven L. Newman(8)	—	—	—	*
Esa Ikaheimonen(9)	—	—	—	*
Lars Sjobring(10)	—	—	—	*
All of directors and executive officers as a group (21 persons)	94,032	513,132	607,164	*

*Less than 1%.

(1)

The business address of each director and executive officer is c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH‑1214, Vernier, Switzerland. None of the shares beneficially owned by our directors or executive officers are pledged as security.

(2)

Includes shares that may be acquired within 60 days from March 1,  2016 through the exercise of options held by Messrs. Stobart (38,579) and Tonnel (79,401), Ms. Bonno (58,102), and all directors and executive officers as a group (176,100). Also includes (a) rights to acquire shares under our deferred compensation plan held by Mr. McNamara (11,798) and all directors and executive officers as a group (11,798); (b) vested restricted share units held by Messrs. Thigpen (113,784), Stobart (32,703), and Tonnel (13,751), Ms. Bonno (14,452), Messrs. Barker (9,703), Curado (9,703), Deaton (15,445), Intrieri (4,943), McNamara (33,315), Merksamer (9,703), Miller (4,892), Muller (28,182) and Tan (19,213), and Ms. Chang (15,445) and all directors and executive officers as a group (325,234). Does not include out‑of‑the‑money SARs held by Mr. Muller (7,640), and all directors and executive officers as a group (7,640).

The base prices of the SARs of $90.27 per share and $107.63 per share were above the closing price for our shares on the NYSE on February 29, 2016 of $8.54 per share.
(3)	As of March 1, 2016, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding shares.
(4)	Includes shares held by Mr. Tonnel through the Transocean Employee Savings Plan (987) and 19,150 shares held in a joint account with his wife.
(5)	Includes 1,000 shares held in a joint account with his wife.
(6)	Includes 6,332 shares held in a family trust with Mr. Muller and his wife serving as trustees.
(7)

Mr. Strachan served as Interim Chief Executive Officer from February 16, 2015 until April 22, 2015, when Mr. Thigpen was appointed President and Chief Executive Officer of the Company. Mr. Strachan retired as Chairman of the Board of Directors on May 15, 2015.

(8)	Mr. Newman stepped down as President and Chief Executive Officer of the Company effective February 16, 2015.
(9)	Mr. Ikaheimonen stepped down as Executive Vice President and Chief Financial Officer of the Company, effective May 27, 2015.
(10)	Mr. Sjobring stepped down as Senior Vice President and General Counsel of the Company, effective November 9, 2015.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview and analysis of Transocean’s executive compensation program and policies, material compensation decisions and the key factors we considered in making those decisions. It includes specific information about the compensation paid, earned or granted to the following persons who comprise our Named Executive Officers for 2015:

Current Executive Officers

•	Jeremy D. Thigpen, President and Chief Executive Officer
•	Mark Mey, Executive Vice President and Chief Financial Officer
•	John B. Stobart, Executive Vice President and Chief Operating Officer
•	David Tonnel, Senior Vice President, Supply Chain and Controller
•	Terry Bonno, Senior Vice President, Marketing

Former Executive Officers

•	Steven L. Newman, former President and Chief Executive Officer
•	Ian Strachan, former Interim Chief Executive Officer
•	Esa Ikaheimonen, former Executive Vice President and Chief Financial Officer
•	Lars A. Sjobring, former Senior Vice President and General Counsel

For purposes of this Compensation Discussion and Analysis, the term “Executive Officer” is as defined by Rule 3b-7 of the Exchange Act, and the term “Executive Management Team” refers to designations made by the Board of Directors under Swiss law and the Company’s organizational documents with respect to Messrs. Thigpen, Mey, Stobart, Newman, Strachan and Ikaheimonen.

We experienced significant changes to our leadership team in 2015 as our Board of Directors acted to position the Company for future success. Specifically, on February 16, 2015, Steven Newman, in mutual agreement with the Board of Directors, stepped down as President and Chief Executive Officer and resigned as a Director of Transocean Ltd. Ian

Strachan, Chairman of the Board of Transocean Ltd., immediately assumed the role of Interim Chief Executive Officer, pending a full-time appointment of the role vacated by Mr. Newman. Separately, Esa Ikaheimonen stepped down as Executive Vice President and Chief Financial Officer on May 27, 2015. In addition, Lars Sjobring resigned as the Company’s Senior Vice President and General Counsel on November 9, 2015.

Our President and Chief Executive Officer, Mr. Thigpen, was hired on April 22, 2015. Mr. Thigpen was subsequently elected to the Transocean Ltd. Board of Directors at an Extraordinary General Meeting held on October 29, 2015. Mark Mey was hired on May 28, 2015, as Executive Vice President and Chief Financial Officer. Messrs. Thigpen and Mey bring deep industry experience to our executive team. Brady Long was hired on November 10, 2015, as Senior Vice President and General Counsel, bringing additional industry experience to the executive team. These executives, together with the rest of the executive leadership team, are well-positioned to lead the Company to emerge from the industry downturn as the undisputed leader in offshore drilling.

Executive Summary

Our executive compensation program reflects our commitment to best practices in compensation governance and strongly aligning pay with Company performance while allowing us to attract and retain highly qualified executives. The program is designed to motivate our executives to achieve important business objectives and to reward them for creating long-term value for our shareholders by delivering superior financial, safety and operational performance.

We believe our executive compensation program includes features that effectively align the interests of our senior management with those of our shareholders and excludes features that may result in misalignment. Important features of our executive compensation programs and practices are provided in the following table:

What We Do		What We Don’t Do
	Conduct an annual review of our compensation strategy, including a review of our compensation-related risk profile	X	Allow our executives to hedge, sell short or hold derivative instruments tied to our shares (other than options issued by us)
	Mandate meaningful share ownership requirements for our executives	X	Allow our executives or directors to pledge Company shares
	Maintain a clawback policy that allows for the forfeiture, recovery or adjustment of incentive compensation paid to executives due to a material misstatement of financial results	X

Have pre-arranged individual severance agreements or special change-in-control compensation agreements with any Executive Officers; however, subject to the limitations under the Minder Ordinance pursuant to which severance cannot be paid to members of our Executive Management Team, our executives are eligible for severance and change-in-control provisions pursuant to our policies

	Base annual and long-term incentive payments on quantitative metrics	X	Maintain single-trigger change-in-control provisions or change-in-control tax gross-ups
	Maintain compensation plans designed to align our executive compensation program with long-term shareholder interests	X	Guarantee salary increases, non-performance based bonuses or unrestricted equity compensation
	Link long-term incentive compensation to both relative and absolute performance metrics	X	Provide any payments or reimbursements for tax equalization
	Deliver one-half (50%) of long-term incentives in performance-based equity awards	X	Pay dividend equivalents on performance units that have not been earned
	Retain an independent consultant that does not perform any services for management (i.e., retained by and reports to our Compensation Committee)

2015 Business Overview

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The Company specializes in technically demanding sectors of the global offshore drilling business. With a particular focus on deepwater and harsh-environment drilling services, Transocean believes that it operates one of the most versatile offshore drilling fleets in the world.

Over the last year and a half, oil prices have fallen to levels not seen in more than a decade, driven primarily by global concerns around supply and demand imbalances. As a result, our customers continue to significantly curtail both their exploration and development activities, resulting in a limited number of near-term offshore drilling prospects. In response, we are taking the necessary steps to maintain our market leadership position through this downturn, and position ourselves to emerge even stronger and leaner when the recovery occurs.

As illustrated in the chart below, the equity market valuations of offshore drillers reflect these adverse market conditions.

Relative Performance of Crude Oil; Offshore Drillers; OSX Index

Offshore Drillers include: RIG, ATW, DO, ESV, NE, ORIG PACD, RDC and SDRL

As of February 11, 2016, Transocean owns, or has partial ownership interests in, and operates a fleet of 61 mobile offshore drilling units consisting of 28 ultra-deepwater floaters, seven harsh-environment semisubmersibles, five deepwater semisubmersibles, 11 midwater semisubmersibles, and 10 high-specification jackups. In addition, the Company has six ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

In 2015, Transocean continued to be proactive in areas that are critical to the Company’s success including: maintaining an intense focus on fleet utilization; increasing our financial flexibility; eliminating unnecessary costs from the business; and efficiently operating and renewing our fleet.

Our focus on maximizing the utilization of our fleet resulted in the addition of contract backlog during 2015 of approximately $763 million, contributing to an overall contract backlog of approximately $16 billion at December 31, 2015. In the context of a highly competitive and challenging market, our industry leading backlog provides a  visible foundation for future cash flow generation and enhances the Company’s financial flexibility.

With over $2 billion of cash as we enter 2016, and an undrawn, unsecured revolving credit facility of $3 billion, we have sufficient liquidity to fulfill our existing commitments, with optionality to evaluate and potentially pursue value-enhancing transactions, which could materialize in the current market. Also, reflecting our financial flexibility, in 2015 we opportunistically repurchased $503 million of debt at a total cost of $473 million.

We continue to define and implement innovative plans to remove cost from our business, while improving our operating performance. In 2015, we outperformed our internal targets and expectations for critical operating metrics, while meaningfully reducing our cost structure. As we have rationalized our fleet, and re-focused our operations on the deepwater markets and other areas that require high-specification assets and capabilities, we have right-sized our support, and streamlined our processes, removing considerable shore-based costs. We also continue to realize opportunities to more efficiently maintain our equipment, manage shipyard projects, stack uncontracted assets and recycle less marketable assets.

Reflecting the success of our operational strategy, our revenue efficiency for 2015 was 96.0%, up from 94.7% in 2014. Our ability to continue to perform to these elevated expectations ultimately enhances our market position and shareholder value.

We continue to high-grade our fleet. We have recently added two new ultra-deepwater drillships, the Deepwater Thalassa and the Deepwater Proteus, to our fleet of world class assets. Both of these rigs have firm 10-year contracts with Shell. Additionally, we will add a third ultra-deepwater drillship, the Deepwater Conqueror, to our fleet later in the year that will commence a five-year contract with Chevron. In 2015 our high-grading also included identifying 10 lower-specification floaters for recycling, with an additional two floaters classified as held for sale, bringing our total retired or held for sale floaters since the start of the downturn to 24 as of February 11, 2016.

In 2015, we continued to drive year-over-year improvements in our safety performance. We remain committed to our vision of “an incident-free workplace all the time, everywhere” and will continue to make investments to promote safety.

Given our long history as an industry-leading provider of offshore drilling services, we believe that we have the experience and financial discipline necessary to effectively manage our business throughout the cycles and deliver long-term value to our shareholders.

Relationship Between Target and Realizable Pay

Consistent with our philosophy of aligning the interests of our Executive Officers with those of our shareholders by basing the majority of compensation on achieving desired performance outcomes, the actual total compensation values received by our Executive Officers, in recent years, have fallen below targeted and competitive market levels. This is primarily a result of the lack of appreciation in the Company’s share price and below-target total shareholder return relative to our peers.

In contrast to the information reported in the Summary Compensation Table, which reflects the grant-date fair value for share awards, we believe that realizable pay provides a better picture of the amounts actually earned. In particular, we note that there have been no payouts under our performance-based unit program over the last six performance cycles, and all outstanding stock options are currently underwater.

The graph below illustrates the effect of our performance-based compensation programs on the total compensation of our Chief Executive Officer.

2015 Compensation Program Overview

The Company reinforced the alignment between pay and performance with our executive compensation programs and compensation award levels for 2015.

In recognition of the current global industry downturn, the Compensation Committee gave prudent consideration in developing target 2015 compensation opportunities for our Named Executive Officers. Working closely with our independent compensation consultant, the following executive compensation actions were implemented for our Named Executive Officers:

•	No payout for the 2013-2015 performance unit cycle;
•	Freeze of base salaries for all Executive Officers for 2015 and 2016;
•	Freeze of target annual incentive opportunities for all of our Executive Officers for 2015 and 2016;
•	Reduction in target 2015 Long-Term Incentive awards by approximately 20%;
•	Freeze of long-term incentive award targets for 2016 at the reduced targets for 2015; and
•	Freeze of defined benefit pension plan and non-qualified Pension Equalization Plan to future benefit accruals, effective January 1, 2015.

These compensation actions reflect the reality of our current market, while maintaining competitive compensation packages for our Named Executive Officers.

Executive Compensation Philosophy, Strategy and Design

The objective of our compensation program is to align pay with performance. The program is designed to attract, motivate and retain superior executive talent in the geographic locations necessary to support our global operations. The program is also designed to provide our executives with a competitive compensation package that rewards performance against specific identified financial, strategic and operational goals that the Compensation Committee believes are critical to the Company’s long-term success and the achievement of sustainable long-term total returns to our shareholders.

In designing our executive compensation program, we are guided by the following principal objectives:

•	positioning each element of total direct compensation at approximately the median of our peer companies;
•	aligning annual incentive compensation with financial and strategic objectives; and
•	rewarding absolute financial performance and relative performance in total shareholder return (“TSR”) through long-term equity incentive awards.

We deliver the vast majority of executive pay as performance-based, “at-risk” incentive compensation, which is designed to balance short-term periodic results and long-term multi-year success of the Company and to build long-term shareholder value without excessive risk-taking. We believe the approach achieves our objective of aligning pay and performance.

Executive Compensation Setting

We believe that our executive compensation program must be regularly reviewed to ensure that we provide the opportunity for each of our Named Executive Officers to receive competitive compensation without providing an incentive for excessive risk-taking. The Compensation Committee annually reviews the total compensation and each component of compensation that may be paid or awarded to each of our Named Executive Officers and compares the total compensation and each component of compensation:

•	externally against the amounts paid to Executive Officers holding comparable positions at companies with which we compete for executive talent; and

•	internally for purposes of ensuring internal equity and taking individual performance, skills, and experience into account.

We assess our compensation programs to ensure they are appropriately aligned with our industry sector and among companies in other industries of comparable size, international scope and organizational complexity. We also seek to provide a direct link between pay and enhancing shareholder value and achieving our vision and business strategy.

The Compensation Committee employs two peer groups for setting executive compensation. The “Compensation Peer Group” is used to assess the competitiveness of the compensation of our Named Executive Officers and the “Performance Peer Group” is used to evaluate the relative performance of the Company.

Compensation Peer Group

We compete for executive talent across many different sectors around the world. Our primary competitive market generally includes other companies in the energy industry (oil and gas companies, offshore drilling companies and other energy services companies). In making compensation decisions, for the Named Executive Officers, each element of their total direct compensation is compared against published and publicly available compensation data.

The Compensation Peer Group for 2015 comprised the following companies:

●	Anadarko Petroleum Corporation	●	Diamond Offshore Drilling, Inc.	●	National Oilwell Varco, Inc.
●	Apache Corporation	●	Encana Corporation	●	Noble Corporation plc
●	Baker Hughes Incorporated	●	Ensco plc	●	Noble Energy, Inc.
●	BG Group plc	●	EOG Resources, Inc.	●	Petrofac Limited
●	Cameron International Corporation	●	FMC Technologies, Inc.	●	Seadrill Limited
●	Canadian Natural Resources Limited	●	Halliburton Company	●	Talisman Energy Inc.
●	Chesapeake Energy Corporation	●	Marathon Oil Corporation	●	Weatherford International Ltd.
●	Devon Energy Corporation	●	Nabors Industries Ltd.

In addition, we consider the compensation practices of non-energy general industry peers of comparable size and international scope in setting executive compensation levels and use general industry data as a secondary market reference. These non-energy general industry peers are expected to vary from year-to-year based on changes in the marketplace and the availability of published survey data for companies that meet the defined size, international scope and organizational structure criteria.

Our target market position is determined based on the data believed to be most relevant for a given position. For example, the Compensation Peer Group data are weighted more heavily for operations roles, whereas general industry data are weighted more heavily for executives overseeing corporate functions. However, in accordance with our pay-for-performance philosophy, the Compensation Peer Group data is the primary reference for assessing short-term and long-term incentive compensation levels.

Performance Peer Group

The Compensation Committee established the Performance Peer Group in order to evaluate the Company’s total shareholder return relative to that of companies considered to be direct business competitors and competitors for investment capital. The Performance Peer Group consists of:

●	Baker Hughes Incorporated	●	Noble Corporation plc
●	Diamond Offshore Drilling, Inc.	●	Rowan Companies Inc.
●	Ensco plc	●	Schlumberger Limited
●	Halliburton Company	●	Seadrill Limited
●	Nabors Industries Ltd.	●	Weatherford International Ltd.
●	National Oilwell Varco, Inc.

Executive Compensation Components

Our executive compensation program is designed to meet the objectives of our “pay for performance” philosophy by linking a significant portion of each executive’s compensation to Company and individual performance.

The following table summarizes the purpose and key characteristics of each of the primary components of our executive compensation program.

Compensation Element	Purpose	Key Characteristics
Base Salary	Provide a base level of income, targeting the market median for executive talent. Individual circumstances may result in certain positions above or below market median.	Fixed compensation. Reviewed annually and adjusted as appropriate.
Annual Performance Bonus	Motivate executives to achieve our short-term business objectives and reward contributions toward the achievement of pre-established performance goals.	Variable compensation. Based on corporate performance compared to pre-established performance goals. Award potential ranges from 0% to 200% of target.
Long-Term Incentive - Performance Units

Align the interests of our executives with those of our shareholders by creating a direct correlation of realized pay to key value drivers and increased shareholder return relative to performance peers over the long term.

Variable compensation. The number of earned units is based on both relative measures (e.g., total shareholder return relative to performance peers during three-year performance periods) and absolute performance measures (Return on Capital Employed).

Long-Term Incentive - Restricted Share Units	Motivate executives to contribute to long-term increases in shareholder value, build executive ownership and retain executives through multi-year vesting.	Variable compensation. Long-term award with ratable vesting over three years that provides a direct correlation of realized pay to shareholder value.
Expatriate Benefits	Assist expatriate executives with part of the additional burden of an overseas posting.	Fixed compensation. Provided to expatriate executives to assist with living expenses (e.g., housing, dependent education, cost of living differentials and automobile allowances).
Other Compensation	Provide benefits that promote employee health and welfare and assist executives in carrying out their duties and increasing productivity.	Indirect compensation elements consisting of health and welfare plans and minimal perquisites.
Post-Employment	Retain executives by providing a measure of financial security in the event an executive’s employment is terminated without cause.

Fixed compensation. Severance benefits, to the extent permissible under Swiss law, are provided pursuant to the Executive Severance Policy and are not payable in the event of a termination for cause or a voluntary resignation without good reason.

In addition, our Named Executive Officers have historically received stock options that provide a direct link to long-term stock price appreciation.

In assessing the reasonableness of the total direct compensation of the Named Executive Officers, particularly the compensation of our Chief Executive Officer, the Compensation Committee considered the amount and mix of compensation provided as a direct link to creating sustainable long-term shareholder value, achieving our vision and business strategy, and advancing the core principles of our compensation philosophy and objectives without excessive risk.

Base Salary

Our Named Executive Officers receive base salaries constituting a basic level of compensation for services rendered during the year. The base salaries of our Named Executive Officers are determined by the Compensation Committee upon each officer’s initial hire and reviewed in connection with a promotion or other change in job responsibility. Each base salary is also reviewed by the Compensation Committee annually thereafter, both individually and, for internal pay equity purposes, relative to other Executive Officers. Base salary adjustments are made to reflect our desired position in the competitive market.

As part of its base salary review, the Compensation Committee considers input from our Chief Executive Officer, competitive compensation from our Peer Group and other survey data, job responsibilities, individual performance, and expected future contributions of each Named Executive Officer. The Compensation Committee also considers input from its compensation consultant as well as the Company’s compensation philosophy and objectives.

In February 2015, the Compensation Committee, in consideration of the current market downturn, and with consultation from its external compensation consultant, elected to freeze base salaries for Named Executive Officers, resulting in no 2015 increases over the 2014 base salaries noted above. In addition, base salaries were also frozen in February 2016 with respect to 2016 base salaries.

The following base salaries (or US$ base salary reference) were approved by the Committee for the individuals listed below.

Executive	2015 Base Salary	Increase over 2014
Mr. Thigpen (1)	$1,000,000	—
Mr. Mey (1)	$760,000	—
Mr. Stobart	$670,000	0%
Mr. Tonnel	$440,000	0%
Ms. Bonno	$440,000	0%
Mr. Newman	$1,250,000	0%
Mr. Ikaheimonen	$760,000	0%
Mr. Sjobring	$525,000	0%

(1) Messrs. Thigpen and Mey’s 2015 base salaries became effective on their hire dates of April 22 and May 28, respectively.

Due to interim nature of Mr. Strachan’s role, the Board of Directors approved Mr. Strachan’s compensation as a monthly rate. For the total compensation details for Mr. Strachan, see “Executive Compensation—Summary Compensation Table.”

Annual Performance Bonus

Our Performance Award and Cash Bonus Plan (the “Bonus Plan”) is a goal-driven plan that provides participants, including the Named Executive Officers, the opportunity to earn annual cash bonuses based on performance as measured against predetermined performance objectives. Individual target award levels, expressed as percentages of the participants’ base salaries, are established by the Compensation Committee at the beginning of the year. The target award opportunities under the Bonus Plan, when combined with base salaries, are intended to position the participants, on average, to earn total cash compensation approximating competitive market median levels. Performance above and below the target provides the opportunity for participants to earn total annual cash compensation above the competitive market median, when warranted, by above-target performance, up to a designated maximum; or, the possibility of earning total annual cash compensation below the median for below-target performance.

Under the Bonus Plan for 2015, each Named Executive Officer had a potential payout range of 0% to 200% of his individual target award opportunity. The Compensation Committee established a 2015 target bonus opportunity for each of the following Named Executive Officers, which is expressed as a percentage of base salary, as follows:

Mr. Thigpen	120%
Mr. Mey	85%
Mr. Stobart	100%
Mr. Tonnel	60%
Ms. Bonno	60%
Mr. Newman	125%
Mr. Ikaheimonen	85%
Mr. Sjobring	70%

Due to the interim nature of Mr. Strachan’s role, no bonus opportunity was established for 2015.

2015 Bonus Payout

The Compensation Committee considered the results of key performance areas, specified at the beginning of 2015, when determining the outcomes of the variable, performance-based compensation under the Performance Award and Cash Bonus Plan for our Named Executive Officers for 2015.

Each of the following performance areas is measured with potential payouts ranging from 0% to 200%.

•	Safety Performance – 30% weighting
-	Total Recordable Incident Rate
-	Total Potential Severity Rate
-	Process Safety
•	Cash Flow Value Added – 30% weighting
•	Revenue Efficiency – 20% weighting
•	Operating Costs – 20% weighting

Each of these measures is discussed in greater detail below.

Safety Performance

Our business involves numerous operating hazards, and we are strongly committed to protecting our employees, our property and the environment. Our ultimate goal is expressed in our safety vision of “an incident-free workplace-all the time, everywhere.” The safety performance targets for 2015 were approved by the Compensation Committee and levels are set annually to motivate our executives to achieve continuous improvement in safety performance and to meet strict internal standards. Safety performance targets are recommended to the Compensation Committee by the Board’s Health Safety and Environment Committee.

The Compensation Committee measures our safety performance through a combination of components: Total Recordable Incident Rate (“TRIR”), Total Potential Severity Rate (“TPSR”) and Process Safety. Each component makes up one-third of the overall safety performance metric.

The following charts show our actual performance related to the formulaic payout amounts for TRIR, TPSR and Process Safety.

Together, the safety metric outcomes resulted in a formulaic payout percentage for this measure of 48% of the total target bonus opportunity for each of the Named Executive Officers in 2015.

Total Recordable Incident Rate

TRIR is a safety performance metric recognized by the U.S. Occupational Safety & Health Administration and is used by companies across an array of different industries. We calculate TRIR based upon the guidelines set forth by the International Association of Drilling Contractors (the “IADC”), an industry group for the drilling industry. The IADC methodology calculates TRIR by taking the aggregate number of occurrences of work-related injuries or illnesses that result in any of the following: death; a physician or licensed health care professional recommending days away from work due to the injury or illness; an employee not being able to perform all of his or her routine job functions (but not resulting in days away from work); or any other medical care or treatment beyond minor first aid. The TRIR is the number of such occurrences for every 200,000 employee hours worked.

The Compensation Committee approved a TRIR target for 2015 of 0.51, which would represent further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TRIR Outcome to Target	Bonus Payout
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	50%
20% Shortfall	0%

Any TRIR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the TRIR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TRIR metric. Our TRIR outcome for 2015 was 0.42, representing an improvement of just over 20% as compared to target and represents the best TRIR result in the Company’s history. This resulted in a formulaic result of 200% of target for the TRIR metric and a formulaic result for this measure of 20% of the total target bonus opportunity for each of the Named Executive Officers.

Total Potential Severity Rate

TPSR is an internally developed safety measure that we utilize to capture the potential severity of incidents over a period of time. TPSR is calculated by taking the sum of all potential severity values assigned to the incidents, multiplying that number by 200,000, then dividing that number by total employee hours worked. After the occurrence of an incident, the manager(s) responsible for the drilling unit or onshore facility where the incident occurred completes an incident report that assigns a preliminary severity value to the incident. The Company also has an independent oversight and review process to evaluate and confirm the potential severity assigned to each incident. The severity value is derived by inputting data into our comprehensive severity calculator. For instance, for dropped objects, the height from which the item was dropped and the weight of the object are inputs into the severity calculator.

The Compensation Committee approved a TPSR target for 2015 of 16.3, which represents further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TPSR Outcome to Target	Bonus Payout
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	50%
20% Shortfall	0%

Any TPSR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the TPSR metric, and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TPSR metric. Our TPSR outcome for 2015 of 13.98 represented an improvement of just under 15% as compared to the target. This improvement resulted in a formulaic result of 171% of target for the TPSR metric, and a formulaic result for this measure of 17% of the total target bonus opportunity for each of the Named Executive Officers.

Process Safety

We believe that in addition to personnel and behavioral safety, prevention and mitigation of major hazards or process incidents are critical components of a successful safety program. Accordingly, Process Safety is an internally developed safety measure designed to assess the management of major hazards in order to prevent or mitigate a major accident or significant event.

We use industry standard definitions of significant events, which include:

•	Fire, explosion, release of a hazardous substance with serious injury or fatality
•	Major structural damage
•	Serious injuries/fatalities
•	Uncontrolled release of hazardous fluids

To implement this safety measure, we measure the number of process safety events that are likely predictors or leading indicators of a potential significant event. The 2015 target for process safety events was established equal to the baseline of events that occurred on our installations in 2014. In 2015, the reduction in the number of process safety events resulted in 108% achievement of the Process Safety metric and a formulaic result for this measure of 11% of the total target bonus opportunity for each of the Named Executive Officers.

Financial Performance

Cash Flow Value Added

Thirty percent of the target award opportunity for each Named Executive Officer under the 2015 Cash Bonus Plan was based upon our achievement of Cash Flow Value Added (“CFVA”) relative to the CFVA delivered in 2014.

The CFVA performance measure is designed to measure the generation of cash returns in excess of the Company’s cost of capital. CFVA is equal to Earnings Before Interest, Depreciation and Amortization (“EBIDA”) less a charge for Average Capital (defined below) that is based on the weighted average cost of capital multiplied by Average Capital.

•

EBIDA is calculated as net income (loss) before extraordinary items, plus depreciation expense, plus (minus) net interest (income) expense, plus (minus) loss (gain), net of tax, on all unusual items, plus expenditures related to approved long-term investments.

•

“Average Capital” is equal to total equity, plus total long-term debt (book value), minus cash and cash equivalents, minus goodwill, plus capitalized lease obligations under GAAP (short and long term), plus accumulated depreciation on fixed assets, plus incremental capital expenditures during the year, minus capital expenditures related to newbuilds and other approved long-term investments.

•	For the purpose of calculating CFVA in 2015, the weighted average cost of capital was set at 9% at the start of the year.

Our method for setting the CFVA target is intended to improve the relationship between expected payouts and returns for shareholders. Performance was calculated on a sliding scale that measures our CFVA improvement in 2015 relative to our CFVA performance in 2014, adjusted to ensure consistency in the year-over-year calculation. This approach strongly focuses management on improving the CFVA generated from our existing assets, disposing of assets with poor CFVA generation prospects, and making investments that build our company and enable us to deliver long-term improvements in performance. Under this model, if management delivers performance to earn the weighted average cost of capital on the increase in Average Capital, then our CFVA will be the same as in the prior year, which will provide a target bonus for this performance measure. If our CFVA improves by an amount equal to or greater than 4% of the Average Capital at the end of the prior year, a bonus equal to 200% of the target bonus will be earned for this performance measure. Similarly, if our CFVA declines by an amount equal to or greater than 4% of the Average Capital at the end of the prior year, a bonus equal to 0% of the target bonus will be earned for this performance measure. The bonus multiple will be determined on a straight- line basis between these end points.

We achieved a CFVA of $76 million in 2015 which resulted in a payout of 75% of the target bonus amount for this performance component, in accordance with this methodology, and a formulaic result for this measure of 22% of the total target bonus opportunity for each of the Named Executive Officers.

Revenue Efficiency

The Revenue Efficiency measure represented 20% of the total target annual bonus opportunity, with potential payouts ranging from 0% to 40% of the total target bonus amount based on actual performance.

Revenue Efficiency performance measure is designed to measure the efficient operation of each rig through maximizing available revenue while meeting all customer contract commitments. This measure creates a direct line of sight to the operational performance of those rigs under contract, with a sharp focus on continuous improvement.

Revenue Efficiency is expressed as a percentage and defined as:

•	The actual contract drilling revenues for a measurement period, divided by
•	The maximum revenue calculated for the measurement period.

Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

The minimum-target-maximum performance range for this measure was set at 93.1% - 94.7% - 95.5%, with zero payout at or below the performance range minimum, 100% of bonus opportunity at target and 200% of target bonus opportunity at or above the performance range maximum. The target opportunity set at 94.7% reflected 2014 actual results, which was increased significantly over 2013 results at 91.7%. The range maximum set at 95.5% represented a significant improvement or “stretch” target. The bonus multiple was determined on a straight-line basis between the minimum and maximum end points.

We achieved a Revenue Efficiency of 96.0% in 2015 which resulted in a payout of 200% of the target bonus amount for this performance component, in accordance with this methodology, and a formulaic result for this measure of 40% of the total target bonus opportunity for each of the Named Executive Officers.

Operating Costs

The Operating Costs measure represented 20% of the total target annual bonus opportunity, with potential payouts ranging from 0% to 40% of the total target bonus amount based on actual performance.

The Operating Costs performance measure is designed to focus on optimizing an efficient cost structure in support of earnings objectives. This type of measure is critical when downward pressure is exerted on the Company’s revenue stream during the current industry downturn.

Operating Costs include Operating and Maintenance (O&M) expenses and General and Administrative (G&A) as shown in our income statement which are then adjusted for changes in activity levels that were not forecast when the target was set at the beginning of the year.

The minimum-target-maximum performance range for this measure was set based on the Company’s 2015 internal operating cost budget. Target performance was set at the Company’s established budget, with a minimum and maximum range of achievement set at approximately $150 million above or below target. The established 2015 cost budget target was adjusted down during the year to normalize for reduced rig activity. The bonus multiple was determined on a straight-line basis between the minimum and maximum end points and reflected 2015 operating cost savings that exceeded our target by over $200 million.

The specific minimum-target-maximum values are not disclosed in this section, due to the proprietary nature of this information in establishing the Company’s competitive position in the market.

A sharp focus on driving costs down in 2015, including process improvements and significant actions to streamline operations, resulted in a payout of 200% of the target bonus amount for this performance component. This performance resulted in a formulaic result for this measure of 40% of the total target bonus opportunity for each of the Named Executive Officers.

Actual Bonus Plan Compensation for 2015

Based on the performance measures described above and using the pre-determined weighting assigned to each measure by the Compensation Committee, the formulaic bonus outcome for each of our Named Executive Officers was 150% of targeted bonus opportunity under the Performance Award and Cash Bonus Plan for 2015. The components of this total bonus payout under the Performance Award and Cash Bonus Plan for 2015 are as follows:

Performance Measure	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Safety	0%	30%	60%	48%
CFVA	0%	30%	60%	22%
Revenue Efficiency	0%	20%	40%	40%
Operating Costs	0%	20%	40%	40%
Total				150%

With the formulaic bonus outcome confirmed at 150%, the Compensation Committee then applied a qualitative assessment of annual performance in determining final bonus awards. Specifically, the Committee considered the impact of early contract cancellations during 2015 on the Cash Flow Value Added performance result. With the application of discretion, the Committee reduced the final bonus outcome for our Named Executive Officers to 140% of each executive’s target bonus opportunity. For specific award amounts, see “Executive Compensation—Summary Compensation Table” below.

Long-Term Incentives

We establish competitive long-term incentive (“LTI”) opportunities for our Named Executive Officers that motivate achievement of long-term operational goals and increased total shareholder return, align the interests of participants with those of shareholders and vary in the ultimate actual value of the awards based on the Company’s actual total shareholder return and share price performance.

To provide an appropriate balance of incentives tied to performance, two types of long-term equity instruments were used in 2015, including Performance Units and Restricted Share Units. The forms of equity awards and their weightings made to our Named Executive Officers are discussed in greater detail below.

	2015 LTI Grant Value	Change from 2014 LTI Grant Value
Mr. Thigpen(1)	$5,500,000	—
Mr. Mey(1)	$2,200,000	—
Mr. Stobart	$1,880,000	$2,350,000
Mr. Tonnel	$880,000	$1,100,000
Ms. Bonno	$990,000	$1,100,000
Mr. Ikaheimonen	$2,120,000	$1,650,000
Mr. Sjobring	$1,320,000	$1,650,000

(1) Messrs. Thigpen and Mey’s 2015 LTI awards were granted on their hire dates of April 22 and May 28, respectively.

Given the timing of Mr. Newman’s departure and the interim nature of Mr. Strachan’s role, neither were granted equity awards in 2015.

Performance Units

The target value of the 2015 Performance Unit (“PSU”) grants to each of the Named Executive Officers was approximately one-half (50%) of each officer’s total 2015 long-term incentive award target value.

Each PSU represents one share and is earned based on performance over a three-year performance cycle. In 2014, the Compensation Committee added a financial-based absolute metric of return on capital employed (“ROCE”) to complement the existing market-based performance measure of total shareholder return of the Company relative to the Performance Peer Group. Performance is determined by comparing the Company’s actual ROCE performance in the first calendar year of the performance cycle against the ROCE goal approved by the Compensation Committee, and measuring relative TSR performance against the Company’s Performance Peer Group over the three-year performance cycle. Each of the two performance measures, total shareholder return and return on capital employed, are weighted equally in determining the earned award, with maximum performance in both measures resulting in an earned award of 200% of target.

Threshold performance, with respect to total shareholder return, is total shareholder return ranking at or above the 25th percentile of the Performance Peer Group, at which 25% of the target award tied to this measure is earned. Performance ranking below the 25th percentile results in no award being earned with respect to total shareholder return.

Target performance, with respect to total shareholder return, is performance ranking at or above the median of the Performance Peer Group, at which 50% of the target award is earned.

At maximum performance with respect to total shareholder return, which is considered to be ranking at the top of the Performance Peer Group (or at or above the 90th percentile of the Performance Peer Group in the event that any peer ceases to be publicly traded), 100% of the target award is earned.

With respect to the return on capital employed PSU measure, a range of performance outcomes have been defined to set the threshold, target and maximum performance levels for this measure. In setting the ROCE goal, the Committee believed that achieving results at the target level would be challenging and substantially uncertain and achieving results meaningfully above target would be extremely difficult but not unattainable.

Upon completion of the 2015 - 2017 PSU performance cycle, the Compensation Committee will determine final payout levels, and PSUs will be distributed to the Named Executive Officer, along with a cash payment equal to any dividends or equivalents accrued during the performance cycle for earned and vested shares.

Restricted Share Units

The target value of the 2015 Restricted Share Unit (“RSU”) grants to each of the Named Executive Officers was approximately one-half (50%) of each officer’s total 2015 long-term incentive award target value.

Time-vested RSUs were granted to all Named Executive Officers as part of the 2015 annual long-term incentive grants. Each RSU represents one share and vests over a three-year schedule (ratably one-third each year), contingent on continued service.

Long-Term Incentive Compensation for 2015

In 2016, the Compensation Committee evaluated the Company’s  TSR relative to the Performance Peer Group, for the three-year performance period from January 1, 2013 through December 31, 2015, and determined that the Company’s performance fell below threshold.

Threshold performance is total shareholder return equal to or above the 25th percentile of the Performance Peer Group, at which 25% of the target award is earned. Performance below the 25th percentile results in no award being earned.

The result of this determination, by the Compensation Committee, was that no PSUs were earned. The PSUs granted to executives for the 2013-2015 performance period were canceled for no value.

Employment Agreements with Named Executive Officers

In 2015, we entered into employment agreements with the three members of our Executive Management Team in compliance with the Minder Ordinance. Specifically, the Minder Ordinance prohibits the payment of severance benefits to members of the Executive Management Team, and they are therefore no longer eligible for severance benefits under the Executive Severance Benefit Policy. Other than the individual compensation terms applicable for each executive, the same form of employment agreement was used for all three members of the Executive Management Team. Since Messrs. Thigpen and Mey joined the Company in 2015, their agreements included (1) specified annual cash bonus targets for 2015, (2) specified equity award targets under the Transocean Ltd. 2015 Long Term Incentive Plan (the “LTIP”) and (3) replacement awards of cash and equity in consideration of the forfeited equity awards from previous employment. In contrast, Mr. Stobart’s agreement was a restatement of his existing financial arrangement. All three members of the Executive Management Team will receive normal relocation and expatriate allowances consistent with the Company’s policy for U.S. national expatriate employees working in Switzerland.

Expatriate Benefits

For our Named Executive Officers who accept an international assignment, we also provide certain expatriate benefits, including housing, car, cost of living allowances and educational expenses for dependent children. These benefits are designed to help defray the significant expense associated with expatriation. The types and values of these benefits for each Named Executive Officer are included in the Summary Compensation Table under “All Other Compensation” and described in the notes to that table.

Beginning in 2014, the above-mentioned expatriate benefits are no longer eligible for tax protection or tax equalization.

Indirect Compensation

In addition to base salary and annual and long-term incentive compensation, we offer other indirect compensatory arrangements to our executives. These indirect elements of executive compensation are not performance-based and are offered as part of the overall compensation package to ensure that the package is competitive with other companies with which we compete for talent. Below is a summary of the principal indirect elements of compensation for our Named Executive Officers.

Health, Welfare and Retirement

Our Named Executive Officers are eligible for Company-wide benefits on substantially the same basis as other full-time employees, including savings, pension, medical and life insurance benefits. Our Named Executive Officers also receive a supplemental life insurance benefit equal to four times covered annual earnings. For Named Executive Officers on the U.S. payroll, this benefit is capped at a maximum of $1 million. In addition, we make a supplemental pension plan available to employees (including the Named Executive Officers) to compensate for benefits that otherwise would be unavailable due to U.S. Internal Revenue Service limits on qualified plans.

Perquisites

We offer limited perquisites as a recruiting and retention tool. Each of our Named Executive Officers may receive reimbursement of up to $5,000 in financial planning consulting. Our Named Executive Officers are also eligible to receive reimbursement for club membership dues and an annual physical exam paid by the Company. The amounts of these perquisites were taxable to the Named Executive Officers in 2015.

The Compensation Committee annually reviews the nature and amount of the perquisites and other personal benefits provided to each of our Named Executive Officers to ensure that such perquisites are reasonable and competitive with market practice.

Post-Employment Compensation

We believe that the competitive marketplace for executive talent and our desire to retain our Executive Officers require us, subject to compliance with applicable law, to provide our Executive Officers with a severance package. Each of our Executive Officers who are not members of our Executive Management Team is eligible to receive severance benefits in the event we choose to terminate the Executive Officer at our convenience. Currently, all Named Executive Officers who are not members of our Executive Management Team are covered under our executive severance benefit policy, which provides for specified payments and benefits in the event of a termination at our convenience.

The benefits provided in the event of an involuntary termination under the terms of our executive severance benefit policy include a cash severance benefit limited to 52 weeks of base salary; a pro rata share of the termination year’s targeted award level under the Bonus Plan for such executive, as determined by the Compensation Committee; treatment of long-term incentive awards under the convenience-of-company termination provision as provided for in the terms and conditions of each award (as more fully described under “Executive Compensation—Potential Payments Upon Termination or Change of Control”); and outplacement services not to exceed 5% of the base salary of the executive.

We also believe that the interests of our shareholders are served by including a double-trigger change-of-control provision in the Bonus Plan and the Long-Term Incentive Plan for Named Executive Officers who would be integral to the success of, and are most likely to be impacted by, a change of control. By requiring two triggering events to occur, we believe that those Executive Officers who remain with us through a change of control will be appropriately focused while those who depart as a result of a change of control will be appropriately compensated. The types of payments that will be made to our executives, along with estimated values as of December 31, 2015, are described under “Executive Compensation-Potential Payments Upon Termination or Change in Control.”

The Compensation Committee periodically reviews severance packages offered to the Executive Officers to ensure the benefits are aligned with prevailing market practices. In order for a Named Executive Officer to receive the benefits described above, the Named Executive Officer must first sign a release of all claims against the Company and enter into a Confidentiality Agreement covering our trade secrets and proprietary information.

In 2015, Mr. Newman and Mr. Ikaheimonen each entered into separation agreements with the Company in connection with their terminations of employment. Under their respective separation agreements, Mr. Newman and Mr. Ikaheimonen each received severance payments consistent with their respective 2013 employment agreements, which incorporated the terms of the executive severance benefits policy by reference, as described above and included in the Summary Compensation Table, and the Minder Ordinance’s grandfathering provisions. Mr. Strachan and Mr. Sjobring did not receive any compensation in connection with their termination of employment.

The Minder Ordinance prohibits certain types of compensation payments to members of the Executive Management Team, including severance payments in any form. Therefore, members of the Executive Management Team are not eligible to participate in the executive severance benefits policy. Pursuant to their employment agreements, members of the Executive Management Team must receive at least twelve months’ notice prior to a termination of employment without cause.

Executive Compensation Governance, Policy and Practice

The Compensation Committee is responsible for the executive compensation program design and decision-making process. The Compensation Committee solicits input from the independent members of the Board of Directors, the Chief Executive Officer and other members of management, and the independent compensation consultant to assist with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

Compensation Committee

The Compensation Committee, composed solely of members of the Board of Directors who (i) are not employees of the Company, (ii) meet the independence requirements of the NYSE, and (iii) meet the qualifications of outside directors under Section 162(m) of the U.S. Internal Revenue Code, is responsible for overseeing our executive compensation and long-term incentive programs. Specifically, the Compensation Committee is responsible for:

•	reviewing and approving the target and actual compensation paid and the benefit levels received by our Executive Officers;

•

annually recommend focus areas for our Chief Executive Officer for approval by the members of our Board of Directors who meet the independence and experience requirements set forth in the Compensation Committee charter, annually evaluating all aspects of our Chief Executive Officer’s performance in light of these focus areas (with the participation of all non-executive members of the Board of Directors), and setting our Chief Executive Officer’s compensation based on this evaluation and after reviewing data concerning compensation practices in the competitive market;

•

establishing and approving our executive compensation plans and arrangements to provide benefits to our Executive Officers in accordance with the goals and objectives of the Company, as established by the Board of Directors;

•	administering the Company’s LTIP, including determining plan eligibility and approving individual awards for all plan participants;

•	administering the Company’s Performance Award and Cash Bonus plan and approving individual awards for all Executive Officers;

•

considering and approving executive employment and, to the extent permissible under Swiss law, severance agreements or other contractual agreements that may be entered into with our Executive Officers (which shall not include “single-trigger” change-in-control agreements);

•	reviewing and discussing this Compensation Discussion and Analysis with our management and, based upon such review and discussion, recommending to the Board of Directors that the Compensation

Discussion and Analysis be included in the proxy statement for our Annual General Meeting; and

•	assessing the risks associated with the Company’s compensation arrangements.

The Compensation Committee currently consists of four directors: Tan Ek Kia (Chairman), Frederico F. Curado, Vincent J. Intrieri and Martin B. McNamara.

Independent Compensation Consultant

To assist in discharging its responsibilities, the Compensation Committee engaged an independent executive compensation consulting firm, Pay Governance LLC, which advised the Compensation Committee on executive compensation matters for 2015.

In order not to impair the independence of the Compensation Committee’s compensation consultant or create the appearance of such an impairment, the Compensation Committee adopted a policy that any compensation consultant to the Compensation Committee may not provide other services to the Company in excess of $100,000. Neither Pay Governance nor any of its affiliates provided the Company with any other services in 2015. In May 2015, the Compensation Committee assessed whether the work of Pay Governance for the Compensation Committee during 2015 raised any conflict of interest by conducting a review of a number of independence factors, which included the factors set forth under Rule 10C-1 of the Exchange Act. The Compensation Committee concluded that no conflict of interest was raised that would prevent Pay Governance from independently representing the Compensation Committee.

In advising the Compensation Committee, the compensation consultant reports to and acts at the direction of the Compensation Committee. The Compensation Committee directs the compensation consultant in the performance of its duties under its engagement to provide certain guidance on an ongoing basis, including:

•	expertise on compensation strategy and program design;

•	information relating to the selection of the Company’s peer group;

•	relevant market data and alternatives to consider when making compensation decisions;

•	assistance in establishing and updating annual and long-term incentive guidelines;

•	periodic reviews of the total executive compensation program; and

•	support and advice as the Compensation Committee conducts its analysis of and makes its decisions regarding executive compensation.

The Compensation Committee does not necessarily adopt all recommendations given by the compensation consultant but uses the consultant’s work as a reference in exercising its own judgment with respect to its own executive compensation actions and decisions.

The compensation consultant participates in every meeting of the Compensation Committee and meets privately with the Compensation Committee at the Compensation Committee’s request. Our management provides information to the consultant but does not direct or oversee its activities with respect to our executive compensation program.

Other Advisors

From time-to-time, management engages other advisors to assist in providing advice to the Compensation Committee, regarding executive compensation matters. Such advisors have included, among others, an outside corporate law firm to provide advice regarding various legal issues, financial analysts to examine relevant performance metrics and an outside actuarial firm to evaluate benefits programs. The Compensation Committee evaluates these advisors for independence, when retained.

Management

Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer’s conclusions and recommendations, including base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our Performance Award and Cash Bonus Plan (other than for himself), are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other Executive Officers. The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any Executive Officer, including reducing or increasing the payment amount for one or more components of such awards.

Officers and other employees in our Human Resources Department assist our Chief Executive Officer with his recommendations and develop and present other recommendations regarding compensation to the Compensation Committee as needed. Our officers and other employees participate in Compensation Committee discussions in an informational and advisory capacity and have no authority in the Compensation Committee’s decision-making process.

Additional Executive Compensation Information

Use of Tally Sheets

The Compensation Committee reviews compensation tally sheets, prepared by management, that present comprehensive data on the total compensation and benefits package for each of our Named Executive Officers. Tally sheets include all current compensation obligations, as well as additional analyses with respect to hypothetical terminations to consider the Company’s obligations under such circumstances. The Compensation Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved but, rather, to evaluate the Company’s obligations under the various programs.

Share Ownership Guidelines for Executives

We believe it is important for our Named Executive Officers to build and maintain an appropriate minimum equity stake in the Company. The Company’s  share ownership guidelines for Named Executive Officers are intended to further align executives’ interests with the interests of our shareholders. Under these guidelines, Named Executive Officers must retain 50% of any shares that vest (net of taxes due) until the ownership guidelines are met. Each of our Named Executive Officers must own an amount of shares equivalent to the following:

CEO	6x base pay
Executive Vice President	3x base pay
Senior Vice President	2x base pay
Vice President	1x base pay

Compliance with this policy is reviewed by the Compensation Committee, and executives must certify their compliance on an annual basis. The Compensation Committee may exercise its discretion in response to any non-compliance of this policy.

No Hedging of Company Shares

We have a policy that prohibits any of our Executive Officers and directors from holding derivative instruments tied to our shares, other than derivative instruments that may be granted by us (e.g., stock options). Our Executive Officers and directors are prohibited from hedging, engaging in short sales and holding our shares in margin accounts.

No Pledging of Company Shares

We have a policy that prohibits any of our Executive Officers and directors from pledging shares issued by us.

Our Executive Officers and directors must certify compliance with the hedging and pledging provisions of our Insider Trading Policy on an annual basis.

Executive Compensation Recoupment/Clawback Policy

Under the Incentive Compensation Recoupment Policy, the Company is authorized to recover or adjust incentive compensation to the extent the Compensation Committee determines that payments or awards have exceeded the amount that would otherwise have been received, due to a restatement or if the Compensation Committee determines that an executive has engaged in, or has knowledge of, and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirement.

The Compensation Committee expects to modify this policy after the SEC issues final rules on the recoupment of executive compensation.

Tax Impact on Compensation

To the extent attributable to our United States subsidiaries and otherwise deductible, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the tax deduction that United States subsidiaries can take with respect to the compensation of designated Executive Officers, unless the compensation is “performance-based.”

Under the LTIP, the Compensation Committee has the discretion to award performance-based cash compensation that qualifies under Section 162(m) based on the achievement of objective performance goals. All Executive Officers are eligible to receive this type of award. The Compensation Committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the above Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Tan Ek Kia, Chairman Frederico F. Curado Vincent J. Intrieri Martin B. McNamara

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes annual and long-term compensation awarded, earned or paid for services in all capacities to the Named Executive Officers for the fiscal year ended December 31, 2015, and for those officers who were also Named Executive Officers for 2014 or 2013, for fiscal years ended December 31, 2014 or 2013.

Name and Principal Position	Year	Salary(1) $	Discretionary Bonus $	Stock Awards(2) $	Option Awards(2) $	Non-Equity Incentive Plan Compensation(3) $	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) $	All Other Compensation(9) $	Total $
Jeremy D. Thigpen	2015	693,182	500,000	7,990,424	—	1,164,545	—	548,422	10,896,573
President and Chief Executive Officer
Mark Mey	2015	449,667	500,000	5,199,332	—	540,162	—	418,116	7,107,276
Executive Vice President
and Chief Financial Officer

John B. Stobart	2015	670,000	—	1,854,320	—	938,000	7,499	666,406	4,136,225
Executive Vice President	2014	664,167	—	2,156,353	—	658,636	202,852	687,852	4,369,860
and Chief Operating Officer	2013	631,667	—	1,917,706	670,430	586,280	97,050	983,866	4,886,999

David Tonnel	2015	440,000	—	738,367	—	369,600	—	325,466	1,873,433
Senior Vice President	2014	437,500	—	876,890	—	260,290	358,021	273,368	2,206,069
and Controller	2013	420,833	—	1,022,795	357,561	234,290	85,842	249,841	2,371,162
			—
Terry B. Bonno	2015	440,000	—	830,684	—	369,600	87,504	200,992	1,928,780
Senior Vice President			—
Marketing			—
			—
Ian C. Strachan (5)	2015	705,654	—	—	—	—	—	—	705,654
Former Interim Chief Executive Officer			—
Steven L. Newman (6)	2015	520,833	—	—	—	—	—	10,190,454	10,616,341
Former President and	2014	1,241,667	—	6,795,900	—	1,539,065	3,819,129	852,854	14,248,615
Chief Executive Officer	2013	1,191,667	—	6,136,767	2,145,403	1,382,625	555,396	2,525,706	13,937,564
			—
Esa Ikaheimonen (7)	2015	451,615	—	2,029,692	—	—	—	1,008,720	3,490,027
Former Executive Vice	2014	766,364	—	2,343,689	—	613,107	—	769,045	4,492,205
President and Chief	2013	731,487	—	2,130,800	744,930	544,921	—	984,635	5,136,773
Financial Officer

Lars A. Sjobring (8)	2015	475,962	—	1,480,943	—	480,399	—	391,255	2,828,559
Former Senior Vice President and General Counsel	2014	450,820	153,770	1,621,429	—	307,302	—	448,167	2,981,488

(1)

Base salary is denominated in U.S. dollars (US$). Messrs. Strachan, Ikaheimonen and Sjobring’s salaries were paid in Swiss francs (CHF) but, for purposes of this table, converted to US$ using the average annual CHF to US$ exchange rates of 1.04028 and 1.07895 for 2014 and 2013, respectively.

(2)

Represents the aggregate grant-date fair value under accounting standards for recognition of share-based compensation expense for the specified year. For a discussion of the valuation assumptions with respect to these awards, please see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)

Non-Equity Incentive Plan Compensation includes annual cash bonuses paid to the Named Executive Officers based on service during the year included in the table and awarded in the following year pursuant to the Performance Award and Cash Bonus Plan. The Performance Award and Cash Bonus Plan, including the performance targets used for 2015, is described under “Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan.”

(4)

There are no nonqualified deferred compensation earnings included in this column because no Named Executive Officer received above-market or preferential earnings on such compensation during 2015, 2014 or 2013.

(5)	Ian C. Strachan served as Interim President and Chief Executive Officer from February 16, 2015 through April 21, 2016.

(6)	Steven Newman stepped down as President and Chief Executive Officer on February 16, 2015.
(7)	Esa Ikaheimonen stepped down as Chief Financial Officer on May 27, 2015.
(8)	Lars Sjobring resigned as Senior Vice President and General Counsel on November 9, 2015
(9)	All other compensation for 2015 consists of the following:

Name	Company Contributions to Savings Plans(1) $	Life, Health and Welfare Insurance Premiums $	Dividend Equivalents on Time- based DUs(2) $	Executive Expatriate Assignment Allowances(3) $	Expatriate Relocation and Geographic Differential $
Jeremy D. Thigpen	69,318	10,265	102,406	279,855	86,577
Mark Mey	44,967	9,665	33,129	224,769	105,586
John B. Stobart	132,864	19,602	101,073	378,830	34,037
David Tonnel	70,029	21,962	41,060	192,415	—
Terry B. Bonno	65,909	25,154	43,161	—	66,768
Ian C. Strachan	—	—	—	—	—
Steven L. Newman(4)	15,167	6,125	115,695	136,223	97,278
Esa Ikaheimonen(5)	78,879	10,170	40,502	185,023	16,723
Lars A. Sjobring	78,792	16,184	22,919	245,423	27,937

(1)

Messrs. Thigpen, Mey, Stobart, Tonnel, Newman and Ms. Bonno participate in the U.S. 401(k) Savings and Savings Restoration Plan. Messrs. Ikaheimonen and Sjobring participate in the Transocean Management Ltd. Pension Plan. Amounts shown represent Company contributions to those plans.

(2)	Includes dividend equivalents credited in 2015 but will not be paid until stock awards vest.
(3)

Amounts includes automobile allowances and housing allowances for Mr. Thigpen ($90,722), Mr. Mey ($89,493), Mr. Stobart ($187,386), Mr. Tonnel ($54,394), Mr. Newman ($78,225), Mr. Ikaheimonen ($115,385), and Mr. Sjobring ($146,154); home country leave allowances for Mr. Thigpen ($15,187), Mr. Mey ($11,812), Mr. Stobart ($48,306), Mr. Tonnel ($46,245), Mr. Newman ($17,227), Mr. Ikaheimonen ($16,723), and Mr. Sjobring ($27,937); cost of living adjustment for Mr. Thigpen ($37,254), Mr. Mey ($36,488), Mr. Stobart ($94,443), Mr. Newman ($39,425), Mr. Ikaheimonen ($58,154), and Mr. Sjobring ($71,394); and dependent education costs for Mr. Thigpen ($136,693), Mr. Mey ($83,800), Mr. Stobart ($45,919), Mr. Tonnel ($89,146), Mr. Ikaheimonen ($4,895), and Mr. Sjobring ($26,240).

(4)

In addition to the $370,488 identified above, Mr. Newman also received severance payments totaling $1,901,402, consistent with the terms of his separation agreement, and distribution of non-qualified retirement benefits of $7,918,564.

(5)	In addition to the $331,297 identified above, Mr. Ikaheimonen also received severance payments totaling $677,423, consistent with the terms of his separation agreement.

Grants of Plan-Based Awards for 2015

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers in the fiscal year ended December 31, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Number of Shares	Exercise or Base Price of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock or Units (3)	Option Award ($/Sh)	Awards (4) ($)
Jeremy D. Thigpen (5)	—	—	831,818	1,663,636	—	—	—	—	—	—
	4/22/2015	—	—	—	—	178,804	357,608	—	—	2,238,626
	4/22/2015	—	—	—	—	—	—	341,353	—	5,751,798

Mark Mey (6)	—	—	382,217	764,433	—	—	—	—	—	—
	5/28/2015	—	—	—	—	67,485	134,970	—	—	1,000,803
	5/28/2015	—	—	—	—	—	—	220,859	—	4,198,530

John Stobart	—	—	670,000	1,340,000	—	—	—	—	—	—
	2/13/2015	—	—	—	—	55,057	110,114	—	—	805,484
	2/13/2015	—	—	—	—	—	—	55,057	—	1,048,836

David Tonnel	—	—	264,000	528,000	—	—	—	—	—	—
	2/13/2015	—	—	—	—	21,923	43,846	—	—	320,733
	2/13/2015	—	—	—	—	—	—	21,923	—	417,633

Terry Bonno	—	—	264,000	528,000	—	—	—	—	—	—
	2/13/2015	—	—	—	—	24,664	49,328	—	—	360,834
	2/13/2015	—	—	—	—	—	—	24,664	—	469,849

Esa Ikaheimonen	—	—	—	—	—	—	—	—	—	—
	2/13/2015	—	—	—	—	60,264	120,528	—	—	881,662
	2/13/2015	—	—	—	—	—	—	60,264	—	1,148,029

Lars Sjobring	—	—	333,173	666,347	—	—	—	—	—	—
	2/13/2015	—	—	—	—	43,971	87,942	—	—	643,296
	2/13/2015	—	—	—	—	—	—	43,971	—	837,648

Messrs. Newman and Strachan received no grants of plan-based equity awards in 2015.

(1)

This column shows the amount of cash payable to the Named Executive Officers under our Performance Award and Cash Bonus Plan. Actual amounts earned by the Named Executive Officers under the plan appear in the Non-Equity Incentive Plan Compensation Column of the Summary Compensation Table. For more information regarding our Performance Award and Cash Bonus Plan, including the performance targets used for 2015, see “Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan.”

(2)

The February 13, 2015 performance share unit award is subject to a three-year performance period ending on December 31, 2017. The actual number of performance units received will be determined in the first 60 days of 2018 and is contingent on our performance in total shareholder return relative to the Performance Peer Group and achievement of ROCE performance goals. Any earned shares will vest on December 31, 2018. For more information regarding the LTIP, including the performance targets used for 2015 and the contingent nature of the awards granted under the LTIP, please read, “Compensation Discussion and Analysis—Long-Term Incentive Plan.”

(3)

This column shows the number of time-vested restricted share units granted to the Named Executive Officers under the LTIP. The units vest in one-third increments over a three-year period commencing on the anniversary of the date of grant.

(4)

This column represents the grant-date fair value of these awards calculated in accordance with accounting standards for recognition of share-based payment awards. The 2015 performance share unit award’s fair value is calculated using both the Monte Carlo simulation to value TSR, and ROCE valued at the share price on the grant date.

(5)	Awards include a one-time sign-on grant of 162,549 time-vested restricted share units, with a grant-date fair value of $2,738,951.
(6)	Awards include a one-time sign-on grant of 153,374 time-vested restricted share units, with a grant-date fair value of $2,915,640.

Outstanding Equity Awards at Year-End 2015

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2015, for the Named Executive Officers.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Not Exercisable (#)	Option Exercise Price ($/Share)	Grant/ Award Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested (2) ($)
Jeremy D. Thigpen	—	—	—	4/22/2015	—	341,353	$4,225,950	178,804	(3)	$2,213,594

Mark Mey	—	—	—	5/28/2015	—	220,859	$2,734,234	67,485	(4)	$835,464

John Stobart	12,865	25,732	$59.30	2/14/2013	2/13/2023	4,794	$59,350
	—	—	—	2/13/2014	—	19,116	$236,656	28,673	(5)	$354,972
	—	—	—	2/13/2015	—	55,057	$681,606	55,057	(6)	$681,606

David Tonnel	3,401	—	$144.32	7/9/2008	7/9/2018	—	—	—	—	—
	9,164	—	$60.19	2/12/2009	2/11/2019	—	—	—	—	—
	2,729	—	$74.93	9/1/2009	8/31/2019	—	—	—	—	—
	11,792	—	$83.32	2/18/2010	2/17/2020	—	—	—	—	—
	8,731	—	$78.76	2/10/2011	2/9/2021	—	—	—	—	—
	15,332	7,667	$50.79	2/17/2012	2/16/2022	—	—	—	—	—
	6,861	13,724	$59.30	2/14/2013	2/13/2023	2,557	$31,656	—	—	—
	—	—	—	2/13/2014	—	7,774	$96,242	11,660	(5)	$144,351
	—	—	—	2/13/2015	—	21,923	$271,407	21,923	(6)	$271,407
Terry Bonno	3,466	—	$144.32	7/9/2008	7/9/2018	—	—	—	—	—
	7,636	—	$60.19	2/12/2009	2/11/2019	—	—	—	—	—
	4,599	—	$83.32	2/18/2010	2/17/2020	—	—	—	—	—
	4,365	—	$78.76	2/10/2011	2/9/2021	—	—	—	—	—
	19,166	—	$50.79	2/17/2012	2/16/2022	—	—	—	—	—
	18,870	6,290	$59.30	2/14/2013	2/13/2023	2,344	$29,019	—	—	—
	—	—	—	2/13/2014	—	7,774	$96,242	11,660	(5)	$144,351
	—	—	—	2/13/2015	—	24,664	$305,340	24,664	(6)	$305,340

Steven Newman	17,248	—	$83.70	7/13/2006	7/12/2016	—	—	—	—	—
	17,248	—	$73.21	10/12/2006	10/11/2016	—	—	—	—	—
	27,728	—	$144.32	7/9/2008	5/31/2017	—	—	—	—	—
	56,000	—	$60.19	2/12/2009	5/31/2017	—	—	—	—	—
	63,675	—	$80.26	3/1/2010	5/31/2017	—	—	—	—	—
	57,621	—	$78.76	2/10/2011	5/31/2017	—	—	—	—	—
	132,244	—	$50.79	2/17/2012	5/31/2017	—	—	—	—	—
	82,341	—	$59.30	2/14/2013	5/31/2017	—	—	—	—	—
		—	—	2/13/2014	—	—	—	20,272		$501,935
Esa Ikaheimonen	28,590	—	$59.30	2/14/2013	8/31/2017	—	—	—	—	—
	—	—	—	2/13/2014	—	—	—	16,708	(5)	$206,845
	—	—	—	2/13/2015	—	—	—	11,400	(6)	$141,132

(1)	Represents time-vested restricted share units. Restricted share units vest in one-third increments over a three-year period.
(2)	For purposes of calculating the amounts in these columns, the closing price of our shares on the NYSE on December 31, 2015, of $12.38 was used.
(3)	Mr. Thigpen’s April 22, 2015 grant of performance shares units vest December 31, 2017.
(4)	Mr. Mey’s May 28, 2015 grant of performance shares units vest December 31, 2017.
(5)

Represents the February 13, 2014, performance shares units, which is subject to a three-year performance period ending on December 31, 2016. The actual number of performance shares units received will be determined in the first 60 days of 2017 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2016. For more information regarding the LTIP, please read “Compensation Discussion and Analysis—Long-Term Incentive Plan.”

(6)

Represents the February 13, 2015, performance shares units, which is subject to a three-year performance period ending on December 31, 2017. The actual number of performance shares units received will be determined in the first 60 days of 2018 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2017. For more information regarding the LTIP, please read “Compensation Discussion and Analysis—Long-Term Incentive Plan.”

Option Exercises and Shares Vested for 2015

The following table sets forth certain information with respect to the exercise of options and the vesting of restricted share units, as applicable, during 2014 for the Named Executive Officers.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John B. Stobart	—	—	21,393	319,507
David Tonnel	—	—	9,591	154,703
Terry Bonno	—	—	8,853	142,799
Steven L. Newman	—	—	139,143	2,449,965
Lars A. Sjobring	—	—	8,905	143,638
Esa Ikaheimonen	—	—	107,470	1,559,153

(1)	Calculated by multiplying the closing price of our shares on the NYSE on the date of vesting multiplied by the number of shares that vested on such date.

Messrs. Thigpen, Mey and Strachan realized no vestings or exercises in 2015.

Pension Benefits for 2015

We maintain the following pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service:

•	Transocean U.S. Retirement Plan
•	Transocean Pension Equalization Plan
•	Transocean International Retirement Plan
•	Transocean Management Ltd. Pension Plan
•	Transocean Savings Restoration Plan

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the Named Executive Officers pursuant to these plans:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2015 ($)
Jeremy D. Thigpen	Transocean Savings Restoration Plan	1	42,818	—
	Transocean U.S. Retirement Plan	1	—	—
Mark Mey	Transocean Savings Restoration Plan	1	18,467	—
	Transocean U.S. Retirement Plan	1	—	—
John B. Stobart	Transocean Pension Equalization Plan	3	233,079	—
	Transocean Savings Restoration Plan	1	106,364	—
	Transocean U.S. Retirement Plan	3	92,972	—
David Tonnel	Transocean International Retirement Plan	10	101,801	—
	Transocean Pension Equalization Plan	10	474,490	—
	Transocean Savings Restoration Plan	1	43,529	—
	Transocean U.S. Retirement Plan	10	254,569	—
Terry Bonno	Transocean Pension Equalization Plan	31	2,689,808	—
	Transocean Savings Restoration Plan	1	39,409	—
	Transocean U.S. Retirement Plan	31	1,643,333	—
Steven L. Newman	Transocean Pension Equalization Plan	22	—	7,876,196
	Transocean U.S. Retirement Plan	22	763,839	—
Lars A. Sjobring	Transocean Management Ltd. Pension Plan	2	—	184,249
Esa Ikaheimonen	Transocean Management Ltd. Pension Plan	3	—	405,359

Transocean U.S. Retirement Plan

The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. Messrs. Newman, Stobart, and Tonnel were the Named Executive Officers in 2014 who participated in this plan. The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after completing five years of eligible employment. Benefits available to the Named Executive Officers are no greater than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55 or older). Effective as of January 1, 2015, the Company authorized the amendment of the Plan in order to freeze benefits under the Plan effective as of December 31, 2014.

The following elements of executive compensation are included in computing the retirement benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Retirement benefits are calculated as (1) the product of (A) each year of an employee’s credited service, times (B) 2.00%, times (C) the final average earnings, minus (2) the product (also referred to as the “Offset”) of (A) each year of an employee’s credited service, times (B) 0.65%, times (C) the final average social security earnings. However, the Offset cannot be greater than one-half of the gross benefit, calculated using the lesser of the final average earnings and final average Social Security earnings.

If the employee elects to retire between the ages of 55 and 64, the amount of benefits is reduced; actuarial reduction factors are applied to his or her “gross benefit” and his or her final average Social Security earnings offset to allow for the fact that his or her benefit will start earlier than “normal” and will, therefore, be paid for a longer period of time. If the employee terminates service at age 55 or later, he or she may elect to receive an unreduced benefit as early as age 62.

None of the Named Executive Officers met the eligibility requirements for “early retirement” under the plan. The gross benefit is reduced 2% per year for the first five years and 6% per year for the next five years that the early retirement date precedes the normal retirement date. The offset benefit is reduced 6.67% per year for the first five years and 3.33% per year for the next five years that the early retirement date precedes the normal retirement date.

Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2014. The present value of these benefits was calculated based on assumptions used in the Company’s financial statements for 2013. The key assumptions used were:

Interest Rate:	4.58%
Mortality:	RP 2006 MP 2015
Form of Payment:	Joint & 50% Survivor Annuity
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62
Percentage Married:	70% Male—60% Female

Transocean Pension Equalization Plan

Officers, including each of the Named Executive Officers, are eligible to receive a benefit from the Company’s nonqualified, unfunded, noncontributory Pension Equalization Plan (“PEP”) if the level of their compensation would otherwise cause them to exceed the Internal Revenue Code compensation limitations imposed on the Transocean U.S. Retirement Plan. The purpose of this plan is to recognize an executive’s service to the Company and provide supplemental post-retirement income to those individuals. Benefits are payable upon a participant’s termination of employment, or six months after termination in the case of certain officers.

The plan recognizes the same forms of compensation as the U.S. Retirement Plan. Benefits are not earned until the individual has five years of credited service with the Company. The formula used to calculate the plan benefit is the same as that which is used to calculate benefits under the Transocean U.S. Retirement Plan; however, earnings are not limited to the pay cap under the Internal Revenue Code Section 401(a)(17) ($265,000 in 2015). The plan was amended effective January 1, 2015, to (1) freeze benefits under the plan effective as of December 31, 2014, and (2) change the Applicable Interest Rate in effect on January 1, 2015.

Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2015. The present value of these benefits was calculated based on assumptions used in the Company’s financial statements for 2015.

The key assumptions are:

Interest Rate:	3.39%
Mortality:	2016-417(e)
Form of Payment:	Lump Sum
Lump Sum Rate (grandfathered):	1.89%
Lump Sum Rate (non-grandfathered):	3.39%
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62
Percentage Married:	70% Male—60% Female

Transocean International Retirement Savings Plan

In January 2014, the Transocean International Retirement Plan and the Transocean International Savings Plan were merged into one trust-based plan called the Transocean International Retirement Savings Plan. The plan is a nonqualified, defined contribution plan, for non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. Eligibility in the plan is based on residency outside of the U.S. Mr. Tonnel was the only Named Executive Officer in 2015 who held accrued benefits in this plan, however, he did not actively participate in this plan in 2015. The plan is funded through cash contributions by the Company as a percentage of compensation along with voluntary contributions by employees, which are limited to 15% of the employee’s base pay.

Current Company contribution levels are as follows:

Service	Company Match
< 5 years	4.5%
5 - 9 years	5%
10 - 14 years	5.5%
15 - 19 years	6%
20+ years	6.5%

Contributions are based on a participant’s compensation (regular pay, non-equity cash incentive pay and special performance cash awards). The normal retirement age under the plan is age 60; however, participants who are age 50 or older, and who are vested with two or more years of service, may upon termination or retirement, elect to receive a lump sum or an annuity based on the full cash value of the participant’s retirement account. If a participant retires with less than two years of service, the participant will only be entitled to receive benefits under the plan based on the accumulated value of his voluntary employee contributions.

Transocean Management Ltd. Pension Plan

The Company maintains the Transocean Management Ltd. Pension Plan, a nonqualified, defined contribution plan, for its non-U.S. dollar paid employees in Switzerland. Messrs. Ikaheimonen, and Sjobring were the Named Executive Officers in 2015 who participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with contributions by employees. Mandatory contributions by the employees are 6% of pensionable salary. Additional voluntary contributions are permitted but these contributions do not generate any additional match by the Company. Current Company contribution levels are as follows:

Age	Company Match
24	10%
34	12%
44	14%
54	16%

Contributions are based on a participant’s annual salary. Regular retirement age under the plan is age 65 for men and 64 for women, as is customary in Switzerland.

Nonqualified Deferred Compensation for 2015

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the Named Executive Officers. All nonqualified deferred compensation plan benefits are payable in cash from the Company’s general assets.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
David Tonnel	—	—	7	—	236
Terry Bonno	—	—	3	—	98
Steven Newman	—	—	904	42,369	—

(1)

The Transocean U.S. Supplemental Savings Plan was frozen as of December 31, 2008. Accordingly, no new participants have been added since 2008. The balances under the plan will continue to accrue interest and remain in the plan until the participant leaves the Company.

(2)	Represents earnings in 2015 on balances in the Transocean U.S. Supplemental Savings Plan.
(3)	Represents balances as of December 31, 2015 in the Transocean U.S. Supplemental Savings Plan.
(4)

Messrs. Thigpen, Mey, Stobart, Strachan, Ikaheimonen and Sjobring were not participants in the Transocean U.S. Supplemental Savings Plan at the time plan was suspended and have no balances or contributions.

Transocean U.S. Supplemental Savings Plan

The Named Executive Officers and certain other highly compensated employees as of December 31, 2008, were eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the Transocean U.S. Savings Plan. Base pay is used to calculate the benefit. The Company maintains on its books an account for each participant to whom it credits (1) the amount of any Company matching contributions which are not paid to the Transocean U.S. Savings Plan due to limitations of the Internal Revenue Code, plus (2) earned interest. This interest is credited at the end of each calendar quarter and is calculated as a sum that is equal to the average balance for the quarter multiplied by one-fourth of the annual prime rate for corporate borrowers quoted by The Federal Reserve Statistical Release at the beginning of the quarter. The participant’s supplemental savings benefit equals the balance recorded in his account. A participant receives a single lump sum payment of the balance at the time of such participant’s termination, or six months after termination in the case of certain officers. A participant may not receive a distribution or make any withdrawals prior to such participant’s termination. On December 31, 2008, the Transocean U.S. Supplemental Savings Plan was frozen. No further benefits have accrued under the plan since December 31, 2008.

Transocean Savings Restoration Plan

The Company maintains the Transocean Savings Restoration Plan, a nonqualified, unfunded, defined contribution plan for key management employees, including each actively employed Named Executive Officer who earns compensation in excess of certain limits in the Internal Revenue Code. The plan provides that eligible participants receive an annual contribution equal to 10% (or such other percentage as determined by the administrative committee) of the compensation earned in a particular calendar year that is in excess of the Internal Revenue Code limits. A participant must be employed on the last day of the calendar year in order to receive a contribution for a particular year.

Potential Payments Upon Termination or Change of Control

The following tables and narrative disclosure set forth, as of December 31, 2015, certain information with respect to compensation that would be payable to the Named Executive Officers, still serving as officers of the Company as of December 31, 2015, upon a variety of termination or change of control scenarios.

As of December 31, 2015, the Named Executive Officers still serving as officers of the Company were eligible for the executive severance benefit policy. Members of the Executive Management Team are further subject to the full limitations of the Minder Ordinance regarding severance upon expiry of the grandfathering provisions of the Minder Ordinance in December 2015.

Voluntary Not-for-Cause Termination

Compensation Element	Mr. Thigpen $	Mr. Mey $	Mr. Stobart $	Mr. Tonnel $	Ms. Bonno $
Pension Equalization Plan (1)	—	—	233,079	474,490	2,689,808
Supplemental Savings Plan (2)	—	—	—	233	98
Savings Restoration Plan	—	—	106,364	43,529	39,409
Total Potential Payments	—	—	339,443	518,252	2,729,315

(1)

The amount of PEP benefits included in the table for each of Messrs. Stobart, Tonnel and Ms. Bonno represents the present value of those benefits, which would not have been payable as of December 31, 2015, but would be payable once he/she reaches 55 years of age.

(2)

The supplemental savings plan benefit is equal to the balance, which includes interest, recorded in each Named Executive Officer’s account as of December 31, 2015. Each of Messrs. Stobart and Tonnel and Ms. Bonno are eligible to receive a lump sum payment of the balance after a six-month waiting period after their termination. No distributions or withdrawals are permitted prior to termination.

Involuntary Not-for-Cause Termination

Compensation Element	Mr. Thigpen $	Mr. Mey $	Mr. Stobart (1) $	Mr. Tonnel (1) $	Ms. Bonno (1) $
Cash Severance Payment	—	—	670,000	440,000	440,000
Non-Equity Incentive Compensation	1,200,000	646,000	670,000	264,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Time-based Restricted Share Units(3)	4,225,950	2,734,234	977,611	399,305	430,601
Performance-based Units(4)	805,867	270,793	502,798	201,972	216,632
Pension Equalization Plan(5)	—	—	233,079	474,490	2,689,808
Supplemental Savings Plan(6)	—	—	—	235	98
Outplacement Services	—	—	33,500	22,000	22,000
Savings Restoration Plan	—	—	106,364	43,529	39,409
Total Potential Payments	6,231,817	3,651,027	3,193,352	1,845,531	4,102,548

(1)	Any involuntary not-for-cause termination as of December 31, 2015, would have been calculated under the executive severance benefit and the Performance Award and Cash Bonus Plan.
(2)	The terms and conditions of the non-qualified option awards provide that upon an involuntary, not-for-cause termination, any unvested options are canceled as of the date of termination.
(3)

RSUs are awards that vest in equal installments over three years, on the first, second and third anniversaries of the date of grant. Upon an involuntary, not-for-cause termination, all of the RSUs would vest.

(4)

PSUs are based upon the achievement of a performance standard over a three-year period. The determination period for a portion of the PSUs ends on December 31, 2016, and the determination period for the remaining PSUs ends on December 31, 2017. The actual number of PSUs received will be determined in the first 60 days of 2017 of 2018, as applicable, and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Upon an involuntary, not-for-cause termination, the Named Executive Officers would receive a pro-rata portion of the PSUs. The pro-rata portion of the PSUs is determined by multiplying the number of PSUs which would have otherwise been earned had the Named Executive Officer’s employment not been terminated by a fraction, the numerator of which is the number of calendar days he was employed during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date.

(5)

The amount of PEP benefits included in the table for each of Messrs. Stobart, Tonnel and Ms. Bonno represents the present value of those benefits which would not have been payable as of December 31, 2015, but would be payable once he reaches 55 years of age.

(6)

The supplemental savings plan benefit is equal to the balance, which includes interest, recorded in each Named Executive Officer’s account as of December 31, 2015. Each of Messrs. Stobart, Tonnel and Ms. Bonno are eligible to receive a lump sum payment of the balance after a six-month waiting period after his termination. No distributions or withdrawals are permitted prior to termination.

Death

Compensation Element	Mr. Thigpen $	Mr. Mey $	Mr. Stobart $	Mr. Tonnel $	Ms. Bonno $
Non-Equity Incentive Compensation(1)	1,200,000	646,000	670,000	264,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Time-based Restricted Share Units(2)	4,225,950	2,734,234	977,611	399,305	430,601
Performance-based Units(3)	805,867	270,793	502,798	201,972	216,632
Pension Equalization Plan	—	—	233,079	474,490	2,689,808
Supplemental Savings Plan(4)	—	—	—	235	98
Life Insurance Benefit	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000
Savings Restoration Plan	—	—	106,364	43,529	39,409
Total Potential Payments	7,231,817	4,651,027	3,489,852	2,383,531	4,640,548

(1)

Each Named Executive Officer’s beneficiary would receive the pro-rata share of the deceased’s targeted non-equity incentive plan compensation for 2015. If the Named Executive Officer died on December 31, 2015, then this pro-rata share would be equal to 100% of such Named Executive Officer’s targeted non-equity compensation for 2015.

(2)	The unvested portions of the stock options and RSUs vest immediately upon death.
(3)	The beneficiary of each Named Executive Officer is entitled to a pro-rata portion of PSUs upon such Named Executive Officer’s death.
(4)	Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the “Involuntary Not-for-Cause Termination” scenario described above.

Disability

Compensation Element	Mr. Thigpen $	Mr. Mey $	Mr. Stobart $	Mr. Tonnel $	Ms. Bonno $
Non-Equity Incentive Compensation(1)	1,200,000	646,000	670,000	264,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Time-based Restricted Share Units(2)	4,225,950	2,734,234	977,611	399,305	430,601
Performance-based Units(3)	805,867	270,793	502,798	201,972	216,632
Pension Equalization Plan	—	—	233,079	474,490	2,689,808
Supplemental Savings Plan	—	—	—	235	98
Disability Benefit(4)	—	—	—	—	—
Savings Restoration Plan	—	—	106,364	43,529	39,409
Total Potential Payments	6,231,817	3,651,027	2,489,852	1,383,531	3,640,548

(1)

Each of the potential non-equity incentive plan compensation and supplemental savings plan payments under this “Disability” scenario would be the same as contemplated under the “Death” scenario described above.

(2)	The unvested portions of the stock options and RSUs vest immediately upon disability.
(3)	Each Named Executive Officer is entitled to a pro-rata portion of the PSUs upon disability.
(4)	None of our Named Executive Officers is eligible for any disability benefits beyond those benefits that are available generally to all of our salaried employees.

Retirement

Compensation Element	Mr. Thigpen $	Mr. Mey $	Mr. Stobart $	Mr. Tonnel $	Ms. Bonno $
Non-Equity Incentive Compensation	1,200,000	646,000	670,000	264,000	264,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options	—	—	—	—	—
Time-based Restricted Share Units	4,225,950	2,734,234	977,611	399,305	430,601
Performance-based Units(1)	805,867	270,793	502,798	201,972	216,632
Pension Equalization Plan(2)	—	—	233,079	474,490	2,689,808
Supplemental Savings Plan(3)	—	—	—	235	98
Savings Restoration Plan	—	—	106,364	43,529	39,409
Total Potential Payments	6,231,817	3,651,027	2,489,852	1,383,531	3,640,548

(1)	The treatment of PSU awards upon retirement would be treated the same as described under “Involuntary Not-for-Cause Termination” above.
(2)

The amount of PEP benefits included in the table for each of Mr. Tonnel represents the present value of those benefits which would not have been payable as of December 31, 2015, but would be payable once he reaches 55 years of age.

(3)	Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the “Involuntary Not-for-Cause Termination” scenario described above.

Change of Control

Compensation Element	Mr. Thigpen $	Mr. Mey $	Mr. Stobart(1) $	Mr. Tonnel(1) $	Ms. Bonno(1) $
Cash Severance Payment	—	—	670,000	440,000	440,000
Non-Equity Incentive Compensation	1,200,000	646,000	670,000	264,000	—
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Time-based Restricted Share Units(2)	4,225,950	2,734,234	977,611	399,305	430,601
Performance-based Units(3)	2,213,594	835,464	1,214,614	510,712	536,735
Pension Equalization Plan(4)	—	—	233,079	474,490	2,689,808
Supplemental Savings Plan(4)	—	—	—	235	98
Outplacement Services	—	—	33,500	22,000	22,000
Savings Restoration Plan	—	—	106,364	43,529	39,409
Total Potential Payments	7,639,544	4,215,698	3,905,168	2,154,271	4,158,651

(1)	Any termination in connection with a change of control as of December 31, 2015, would have been calculated under the executive severance benefit policy and the Performance Award and Cash Bonus Plan.
(2)	The unvested portions of the stock options and RSUs vest immediately upon a change of control termination.
(3)	Each Named Executive Officer is entitled to the number of PSUs equal to the target award upon a change of control termination.
(4)

Each Named Executive Officer would be eligible to receive the same supplemental savings plan and pension equalization plan payments as contemplated under the “Involuntary Not-for-Cause Termination” scenario described above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted‑average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,722,677	$74.41	21,244,829
Equity compensation plans not approved by security holders(2)	—	—	—
Total	1,722,677	$74.41	21,244,829

(1)

Restricted shares and deferred units are included in the awards we may grant under the LTIP, and 2,733,806 shares are available for future issuance pursuant to grants of restricted shares and deferred units.

(2)

Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors could defer any fees or retainers by investing those amounts in Transocean Inc. ordinary share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the share equivalents at the time of distribution are distributed in ordinary shares. After December 31, 2005, no further deferrals may be made under the plan. As of the time immediately prior to our merger with GlobalSantaFe, our directors had purchased 30,490 Transocean Inc. ordinary share equivalents under this plan. Each of the share equivalents was reclassified into 0.6996 share equivalents and $33.03 cash. Fractional share equivalents were paid in cash. The total cash consideration was used to purchase additional share equivalents using the closing price for Transocean Inc. ordinary shares on November 27, 2007. As a result of the redomestication transaction pursuant to which Transocean Inc. merged by way of schemes of arrangement under Cayman Islands law with Transocean Cayman Ltd., with Transocean Inc. as the surviving company, each Transocean Inc. ordinary share equivalent was exchanged for a Transocean Ltd. share equivalent. For the years ended December 31, 2015 and 2014, our directors held 18,156 and 20,275 share equivalents, respectively, under the plan.

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during 2015 were Tan Ek Kia, Chairman, Frederico F. Curado, Vincent J. Intrieri and Martin B. McNamara. There are no matters relating to interlocks or insider participation that we are required to report.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require the Company’s  Executive Officers and directors, and persons who own more than ten percent of the Company’s shares, to file initial reports of ownership and reports of changes in ownership of the Company’s equity securities with the Securities and Exchange Commission. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2015, the Company believes that no director, officer or beneficial owner of more than ten percent of the Company’s shares failed to file a report on a timely basis in 2015.

Householding

The SEC permits us, under certain circumstances, to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual reports to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.

In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials or, if you previously requested to receive paper proxy materials by mail, one proxy statement and annual report to shareholders who share an address (unless we received contrary instructions from the affected shareholders prior to the mailing date). However, if any such shareholder residing at such an address wishes to receive a separate copy of any of these documents either now or in the future, or if any such shareholder that elected to continue to receive separate copies wishes to receive a single copy in the future, that shareholder should send a request in writing to Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046 or by calling +1 (713)  232-7500. We will deliver, promptly upon written or oral request to Investor Relations, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered.

A number of brokerage firms have instituted householding. If your family or others with a shared address have one or more “street name” accounts under which you beneficially own shares, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the proxy materials or wish to revoke your decision to household and thereby receive multiple copies.

Proposals of Shareholders

Shareholder Proposals in the Proxy Statement. Rule 14a‑8 under the Exchange Act addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a‑8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2017 Annual General Meeting, your proposals must be received at our principal executive offices c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH‑1214 Vernier, Switzerland by no later than November 18,  2016 at 5:00 p.m., Swiss time. However, if the date of the 2017 Annual General Meeting changes by more than 30 days from the anniversary of the 2016 Annual General Meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10‑Q, in a Current Report on Form 8‑K or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.

Shareholder Proposals and Nominations for Directors to be Presented at Meetings. If you desire to bring a matter before an Annual General Meeting and the proposal is submitted outside the process of Rule 14a‑8, you must follow the procedures set forth in our Articles of Association. Our Articles of Association provide generally that, if you desire to propose any business at an Annual General Meeting (including the nomination of any director), you must give us written notice at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean’s last Annual General Meeting; provided, however, that if the date of the Annual General Meeting is 30 calendar days before or after the anniversary date of the last Annual General Meeting, such request must instead be made by the tenth day following the date on which we have made public disclosure of the date of the Annual General Meeting. The deadline under our Articles of Association for submitting proposals will be February 16,  2017 at 5:00 p.m., Swiss Time for the 2017 annual meeting unless it is more than 30 calendar days before or after May 12,  2016.

In order for the notice to be considered timely under Rule 14a‑4(c) of the Exchange Act, proposals must be received no later than February 16,  2017 at 5:00 p.m., Swiss Time. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

If you desire to nominate directors to be presented at an Annual General Meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors to be presented at an extraordinary general meeting at which the Board of Directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice for the nomination of directors at any general meeting must set forth:

•	your name and address and the name and address of the person or persons to be nominated;
•

a representation that you are a holder of record of our shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

•	a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;
•	a description of all arrangements or understandings between you and each nominee you propose and any other person or persons under which the nomination or nominations are to be made by you;
•	any other information regarding each nominee you propose that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and
•	the consent of each nominee to serve as a director if so elected.

The Board of Directors may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures. You may obtain a copy of our Articles of Association and Organizational Regulations, in which these procedures are set forth, upon written request to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH‑6300 Zug, Switzerland.

Cost of Solicitation

The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained Innisfree M&A Incorporated (New York) for a fee of $20,000, plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Forward‑Looking Statements

The statements included in this proxy statement, including in the letter to shareholders and in the section entitled “Compensation Discussion and Analysis—Executive Summary—2015 Business Overview,” regarding future financial performance, results of operations, liquidity, stacking of assets and the market and other statements that are not historical facts are forward‑looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward‑looking statements are subject to numerous risks, uncertainties and assumption, including, but not limited to, the future prices of oil and gas, operating hazards and delays, actions by customers and other third parties, conditions in the drilling industry and in the capital markets and those described under “Item 1A. Risk Factors” in the 2015 Annual Report and in our other filings with the SEC. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward‑looking statements. All subsequent written and oral forward‑looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward‑looking statements. Each forward‑looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward‑looking statements, except as required by law.

Annex A – Renewal of Authorized Share Capital

		Artikel 5			Article 5
Genehmigtes Aktienkapital	1	Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum ~~16. Mai 2016~~ 12. Mai 2018 im Maximalbetrag von CHF ~~2’242’983.80~~ 2’225’804.30 durch Ausgabe von höchstens ~~22’429’838~~ 22’258’043 vollständig zu liberierenden Aktien mit einem Nennwert von je CHF 0.10 zu erhöhen. Eine Erhöhung (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig.	Authorized Share Capital	1

The Board of Directors is authorized to increase the share capital, at any time until ~~May 16, 2016~~ May 12, 2018, by a maximum amount of CHF ~~2,242,983.80~~ 2,225,804.30 by issuing a maximum of ~~22,429,838~~ 22,258,043 fully paid up Shares with a par value of CHF 0.10 each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible.

	2	Der Verwaltungsrat legt den Zeitpunkt der Ausgabe, den Ausgabebetrag, die Art, wie die neuen Aktien zu liberieren sind, den Beginn der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, fest. Nicht-ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.		2

The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised.  The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place such rights or Shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

	3	Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre zu entziehen oder zu beschränken und einzelnen Aktionären oder Dritten zuzuweisen:		3	The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to individual shareholders or third parties:

(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder	(a) if the issue price of the new Shares is determined by reference to the market price; or

(b)

für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder

(b)

for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or

(c)

zum Zwecke der Erweiterung des Aktionärskreises in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder

(c)

for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new Shares on domestic or foreign stock exchanges; or

(d)

für die Einräumung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder

(d)

for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchaser(s) or underwriter(s); or

(e)

für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitglieder der Geschäftsleitung, Mitarbeitern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Tochtergesellschaften Leistungen erbringen.

(e)

for the participation of members of the Board of Directors, members of the Executive Management Team, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its subsidiaries.
4	Die neuen Aktien unterliegen den Eintragungsbeschränkungen in das Aktienbuch von Artikel 7 und 9 dieser Statuten.	4	The new Shares shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of these Articles of Association.